SCHEDULE 14c (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

|X| Preliminary Information Statement           |_| Confidential, for use of the
|_| Definitive Information Statement                Commission only

                             NESCO INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required
|_| Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

3) Price per unit or other underlying value of transaction pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

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4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

5) Total fee paid:

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|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid: _____________________________________________________
2) Form, Schedule or Registration Statement No.: _______________________________
3) Filing Party: _______________________________________________________________
4) Date Filed: _________________________________________________________________

                             NESCO INDUSTRIES, INC.
                               305 Madison Avenue
                            New York, New York 10165

                              INFORMATION STATEMENT

To the Holders of the Voting Stock:


      The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting stock of Nesco Industries, Inc. ("Nesco") have given their written consent to resolutions adopted by the board of directors of Nesco (a) to effect an exchange of our securities for outstanding securities and debt instruments of Hydrogel Design Systems, Inc. ("HDSI") pursuant to a share exchange agreement dated April 29, 2004, as a consequence of which, on May 25, 2004, exchanging security holders of HDSI acquired a majority of our outstanding voting stock, and HDSI became a subsidiary of Nesco; and (b) to amend the articles of incorporation of Nesco so as (1) to change the name of the company to "Aquamatrix, Inc." ("Aquamatrix"), and (2) to increase the authorized number of common shares to 400,000,000. The board of directors has fixed [________], 2007 as the record date for determining the holders of voting stock entitled to notice and receipt of this information statement. We anticipate that this information statement will be mailed on [________], 2007 to stockholders of record. On or after [20 days from mailing date], the amendment to the articles of incorporation will be filed with the Nevada Secretary of State and become effective.

      The Nevada Revised Statutes permit holders of a majority of the voting power to take stockholder action by written consent. Accordingly, Nesco will not hold a meeting of its stockholders to consider or vote upon either the share exchange agreement or the amendment to Nesco's articles of incorporation.


                       WE ARE NOT ASKING YOU FOR A PROXY.

                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                              Matthew Harriton
                                              President, Chief Executive Officer
                                              and Chairman of the Board

By Order of the Board of Directors


[________________], 2007

                                     SUMMARY

      This summary presents selected information contained in this information statement relating to the share exchange effected pursuant to the share exchange agreement and the amendment to our articles of incorporation and may not contain all of the information that is important to you. To understand the share exchange and the amendment fully, you should carefully read this entire document as well as the additional documents to which it refers. We have included page references to direct you to a more complete description of the topics presented in this summary.


Share Exchange (see page _)

      The share exchange was effected pursuant to a share exchange agreement among us, Hydrogel Design Systems, Inc. ("HDSI"), and a majority of our stockholders and of the stockholders of HDSI. As a consequence of the share exchange, on May 25, 2004, HDSI became our majority owned subsidiary.

The Company (see page __)


Nesco Industries, Inc.
305 Madison Avenue, Suite 4510
New York, NY 10165
Telephone: (212) 808-0607


      Nesco Industries, Inc. ("Nesco") is a Nevada corporation. Our principal business is conducted through our wholly-owned subsidiaries, HDSI and, since January 2006, Foam Manufacturing, Inc. ("FMI"). HDSI is engaged in the manufacturing, marketing, selling and distribution of hydrogel, an aqueous polymer-based radiation ionized gel, which is used in various medical and cosmetic consumer products. Our gel products are marketed by us under the Aquamatrix(R) brand name, and by other manufacturers that use our products in the products they sell to others. FMI is engaged in the manufacture and sale of patented hydrophilic urethane foam products, polyurethane gels and moisture managed foam footwear inserts for use in the cosmetic, medical, and household markets. Nesco acquired the rights to produce the FMI products during October 2005, when we entered into an agreement that grants us the exclusive rights to manufacture and distribute these products in North America.





      Prior to April 29, 2004, we were a "shell company," having ceased business operations and become inactive in May 2003. Prior to May 2003, we were a provider of asbestos abatement and indoor air quality testing, monitoring and remediation services. We provided services through our wholly-owned subsidiary National Abatement Corporation ("NAC") and other wholly-owned subsidiaries including NAC/Indoor Air Professionals, Inc. ("IAP") and NAC Environmental Services, Inc. ("NACE"). Prior to our acquisition of HDSI, our business address was 12-12 43rd Avenue, Long Island City, NY 11101, and our phone number was 718-937-5333.

HDSI (see page __)


      Prior to our acquisition of a majority of the outstanding securities of HDSI, HDSI conducted the business of developing, manufacturing and selling high water content polymer-based radiation ionized gel for medical and cosmetic uses from the offices currently occupied by us.


Former Holders of HDSI Securities own a Majority of our Voting Securities (see page _)

      The former holders of approximately 97% of HDSI common stock and 90% of HDSI preferred stock have accepted our exchange offer, have exchanged their shares of HDSI common stock and preferred stock for our securities and as a result have become the owners of approximately 54.1% of our voting securities outstanding at the time of the exchange. These former HDSI stockholders hold approximately [______] of our voting securities as of the date of this information statement.

      If all of the remaining holders of HDSI common and preferred stock become holders of our securities and convert such securities into shares of our common stock, former HDSI stockholders would own approximately 55.3% and [______]%, respectively, of the shares of our common stock outstanding at the time of the exchange and as of the date hereof.

Issuance of Preferred Shares in Share Exchange (see page _)


      When we agreed to acquire a majority of the outstanding securities of HDSI, we did not have enough shares of common stock available for issue under our articles of incorporation to acquire all the securities of HDSI and assume all of its share issuance obligations under various debt instruments and options.


      We agreed to issue to the former HDSI stockholders shares of our preferred stock convertible into shares of our common stock once our articles of incorporation are amended to provide for the issuance of such additional shares. We made similar promises to the holders of other securities of HDSI that are convertible into HDSI common stock.

Accounting Treatment (see page _)


      The accounting for the share exchange is a recapitalization of HDSI, with HDSI being treated as the acquirer. The acquired assets and assumed liabilities, if any, of Nesco are carried forward at their historical values.


Material US Federal Income Tax Considerations (see page __)


      There are no material U.S. Federal Income Tax consequences for either HDSI or Nesco as a consequence of the share exchange. There are no U.S. Federal Income Tax consequences resulting from the share exchange for holders of Nesco common stock who have not participated in the share exchange.


Regulatory Approvals (see page __)

      We do not believe that the share exchange was subject to any state or federal regulatory requirements. Other than the filing of this information statement and a registration statement with respect to shares of our common stock, including shares issuable upon conversion of securities issued in the share exchange, and certain other filings under applicable securities laws and the filing of the amendment to our articles of incorporation with the Secretary of State of the State of Nevada, we do not believe that, in connection with the share exchange and the amendment to our articles of incorporation, any consent, approval, authorization or permit or filing with any regulatory authority will be required.

Rights to Dissent (see page __)


      Under applicable Nevada law, holders of shares of Nesco common stock who did not participate in the share exchange do not have the right to dissent and exercise appraisal rights.


Interest of our Officers and Directors (see pages __, __ and __)

      As a condition to the share exchange, we transferred our wholly owned subsidiaries, NAC, IAP and NACE to a corporation controlled by Ronald Kuzon, a former interim officer and consultant to Nesco. In consideration for an indemnification undertaking, the transferee received 3,000,000 of our common shares. We also issued an aggregate of 6,500,000 of our common shares to an advisor, a limited liability company owned by an affiliate of Ronald Kuzon, for services in connection with the share exchange agreement. This advisor, under related contractual obligations, assigned an aggregate of 5,000,000 of these common shares to third parties. On May 25, 2004, we entered into a two year consulting agreement with an affiliate of Ronald Kuzon which provided for the issuance of 2,000,000 of our common shares and a minimum monthly consulting fee of $7,500. We also issued, in exchange for outstanding notes and accrued payroll, convertible 8% debentures in the aggregate principal amounts of approximately $385,000 to Mr. Matthew Harriton, our current president, chief executive officer and chairman, and approximately $439,000 to Mr. Geoffrey Donaldson, our former director and chief operating officer, and a like number of warrants.

      The officer named below owns securities convertible into shares of our common stock. Our other officers and directors do not own securities convertible into shares of our common stock. Because we do not have sufficient authorized shares of common stock, the securities can not presently be converted into shares of common stock. Upon filing of the amendment to our articles of incorporation, this limitation will no longer apply and all of such securities will become convertible into shares of our common stock.

      The following table sets forth the beneficial ownership as of [__________ ___], 2007 of the below named officer, specifying the number of shares of common stock then held directly (none) and the number of shares of common stock beneficially owned as of such date. After the amendment becomes effective, the officer may acquire direct ownership of all shares of common stock beneficially owned:

                                               Shares of Common Stock held in the     Shares of Common Stock
               Name and Title                        form of Common Stock             Beneficially Owned(1)
               --------------                        --------------------             ---------------------
Matthew L. Harriton
President, Chief Executive Officer
  and Chairman of Board.....................                    0                            8,910,244


Purpose of Information Statement

      We are sending you this information statement to inform you of the share exchange and the amendment to our articles of incorporation increasing the number of authorized shares of common stock before the amendment becomes effective. We are required to do this by the rules of the Securities and Exchange Commission. We are not requesting a proxy. Please do not send us a proxy.


----------
(1) See Footnotes 1 and 3 to the table under the heading "Voting Securities and Principal Stockholders" on page __ for additional information as to the shares beneficially owned, and how beneficial ownership is determined.

                     SUMMARY SELECTED FINANCIAL INFORMATION


      The financial information as presented below and elsewhere in this information statement reflect the historical results of our predecessor entity, HDSI, prior to May 25, 2004, the date of the share exchange agreement, and our consolidated results of operations subsequent to the acquisition date of May 25, 2004.

                                                                                       Six Months
                                               Years ended April 30,                 Ended October,
                                      2004             2005             2006             2006
                                  ------------     ------------     ------------     -------------
Statement of Operations Data                                                          (Unaudited)
Total revenues ...............    $    623,349     $    738,000     $  1,001,000     $    895,000
Total costs and expenses .....       1,690,032        5,468,000        2,322,000        1,365,000
Other income (expense) .......        (432,358)      (3,867,000)      (3,078,000)        (599,000)
Net loss .....................      (1,499,041)      (8,597,000)      (4,399,000)      (1,704,000)
Net loss per share ...........    $      (0.34)    $      (0.55)    $      (0.25)    $      (0.09)

Balance Sheet Data:
Total Assets .................         924,295          994,874          913,000        1,479,000
Working capital (deficit) ....      (1,368,544)      (6,048,423)     (10,214,000)     (11,736,000)
Total liabilities ............       5,485,465        6,426,096       10,515,000       12,442,000
Stockholders' equity (deficit)      (4,558,170)      (5,431,222)      (9,602,000)     (10,963,000)




                    BACKGROUND AND REASONS FOR SHARE EXCHANGE


      Nesco Industries, Inc. was incorporated in Nevada in March 1993, and was inactive for a number of years. In March 1998, Nesco acquired NAC and NACE.

      Nesco was a provider of asbestos abatement and indoor air quality testing, monitoring and remediation services. In the fiscal year ended April 30, 2003, we consolidated the operations of our various subsidiaries into a single environmental services operating unit organized under the banner of our wholly-owned subsidiary NAC. Prior to this consolidation, we also operated through two other wholly-owned subsidiaries, IAP and NACE.


      In the fourth quarter of fiscal 2003, we elected to deactivate the environmental services operating unit and authorized NAC to cease business operations in order to conserve financial and other resources until a new business focus was identified. We ceased business operations in May 2003 and wrote off goodwill, fixed assets and inventory in fiscal 2003. Our efforts at that time were directed to winding down this business and considering other ventures we might pursue.


      On April 29, 2004, we entered into a share exchange agreement with HDSI, a privately held Delaware corporation. The share exchange agreement provided that HDSI would become a majority-owned subsidiary of Nesco, and upon completion of the exchange, the holders of HDSI common stock and debt would hold a majority interest of Nesco.


      We initially became aware of HDSI through information provided by KSH Securities, Inc. KSH Securities, Inc. had previously assisted us in obtaining financing and knew of the opportunity with HDSI because of prior business contacts with HDSI management. KSH Securities, Inc. did not participate in any negotiations with HDSI, and did not receive any fee for introducing HDSI to us.

      Ronald Kuzon, who was an interim officer and consultant to Nesco prior to the share exchange, acted as a financial advisor to Nesco in negotiating the terms of the share exchange with then senior management of HDSI. Mr. Kuzon also provided due diligence services to Nesco in this engagement. Discussions and negotiations involving the parties' respective officers and their financial advisors took place over a period of several months commencing in December 2003. The definitive share exchange agreement was signed on April 29, 2004 and the transaction closed on May 25, 2004. The final exchange ratio was based on a number of factors, including the parties' evaluation of the respective liquidation preferences of their then outstanding preferred stock, their respective debt obligations, Nesco's liquidity and ability to access capital markets and HDSI's business prospects.

      The share exchange was completed on May 25, 2004.


Accounting Treatment for Share Exchange


      The accounting for the share exchange transaction is a recapitalization of HDSI, with HDSI treated as the acquirer. The acquired assets and assumed liabilities, if any, of Nesco are carried forward at their historical values. HDSI's historical financial statements are carried forward as those of the combined entity.


      The auditors for HDSI have raised substantial doubts about the ability of HDSI to continue as a going concern because of operating deficits, working capital deficits and stockholder deficits. HDSI is not a development company.

Issuance of Preferred Shares


      We had intended to issue shares of our common stock in exchange for the equity securities of HDSI in certain ratios as provided for in the share exchange agreement. However, because we did not have the required number of authorized shares of common stock to complete the exchange on this basis, we agreed to issue shares of our newly designated Series B convertible preferred stock instead of common shares. Upon filing of a certificate of amendment to our articles of incorporation to increase the number of shares of common stock that we are authorized to issue, each share of our Series B convertible preferred stock will be automatically converted into shares of our common stock at a fixed ratio of 750 shares of common stock for each share of Series B convertible preferred stock.


Steps to Effect Share Exchange Transaction


      As a condition to the share exchange transaction, we transferred our wholly-owned subsidiaries, NAC, IAP and NACE under the terms of a stock purchase and assumption agreement to a newly-formed corporation, NAC Calabria Acquisition Corporation, controlled by Ronald Kuzon, who had been an interim officer and consultant to us. The transferee assumed all liabilities and obligations of these subsidiaries and agreed to indemnify us against any claims. In consideration for the indemnity, the transferee received 3,000,000 shares of our common stock and certain related registration rights. As additional consideration for the indemnification by the transferee, Nesco agreed that if the transferee could not in good faith resell the shares of common stock in an arm's length transaction during the twelve month period immediately following the closing for a price equal to the lesser of (a) all liabilities resulting from the agreement between NAC and its labor union plus legal fees or (b) $330,000, then Nesco would repurchase from the transferee 2,400,000 of the common shares at that amount upon written notice from the transferee requesting the repurchase. On May 25, 2005, Nesco agreed to extend the put right granted to the transferee until May 25, 2006, subject to the condition that the right could not be exercised until after January 1, 2006. The repurchase of the 2,400,000 common shares, which were subject to redemption by the transferee, was included in Nesco's current liabilities at an aggregate of $330,000, the maximum amount

Nesco would be required to pay in the event of a redemption, until this put right expired unexcercised on May 26, 2006, at which time the liabilities were reclassified to common stock and additional paid in capital.

      In addition to the transfer of our subsidiaries, we were required to convert our outstanding stockholder debt to equity. On May 11, 2004, prior to the date of the closing of the share exchange, the holders of this debt in the aggregate principal amount of $952,501 agreed to exchange the debt for an aggregate of 20,000 shares of our Series B convertible preferred stock, which is convertible in the aggregate into 15,000,000 shares of common stock. We were also required to obtain the consent to cancel an aggregate of 602,500 special warrants prior to the closing. Certain holders of these special warrants were granted shares of our common stock in the exchange as part of the common advisor shares issued. Holders of our Series A convertible preferred stock also agreed that, upon completion of the share exchange, they would convert their shares to shares of our common stock and that we would have no further obligations in respect to these preferred shares, including payment of any prior preferred share dividends. In addition, we were required to have net cash of approximately $350,000 at the closing of the transaction as part of the terms of the share exchange agreement. We provided approximately $208,500 as a bridge loan to HDSI prior to April 30, 2004. The bridge loan was applied to our net cash obligation, which was satisfied at the closing of the share exchange.

      Concurrent with the exchange, our Series A convertible preferred stockholders agreed to exchange 512,500 shares of stock for an aggregate of 20,500 shares of our Series B convertible preferred stock, which will be converted in the aggregate into 15,375,000 shares of common stock (a ratio of approximately 30 of our common shares for each share of Series A convertible preferred stock). As of [__________ ____], 2007, 445,500 shares of Series A preferred stock shares have been exchanged for 17,820 shares of Series B convertible preferred shares.


Former Holders of HDSI Securities Own a Majority of Our Voting Securities


      At the time of the share exchange transaction, HDSI common stockholders exchanged 3,240,593 shares of HDSI common stock for 38,887 shares of our Series B convertible preferred stock, which will be converted into 29,165,250 shares of our common stock (a ratio of approximately nine of our shares for each share of HDSI common stock). The HDSI preferred stockholders exchanged 295,853 shares of HDSI preferred stock for 14,201 shares of our Series B convertible preferred stock, which will be converted into 10,650,750 shares of our common stock (a ratio of approximately 36 of our shares for each share of HDSI preferred stock). Approximately 97% of the common and 90% of the preferred stockholders of HDSI have exchanged their shares as of [_______ ___], 2007, which has resulted in former HDSI stockholders owning approximately 54.1% of our voting securities outstanding at the time of the exchange and approximately [_______] % of our voting securities outstanding as of the date of this information statement. Assuming that the remaining HDSI stockholders exchange their shares, this will result in 55.3% of our voting securities outstanding at the time of the exchange, and [_______] of our voting securities outstanding at the date hereof, being owned by the former HDSI stockholders. Upon completion of this exchange, HDSI common stockholders will exchange a total of 4,452,806 shares of HDSI common stock for 53,434 shares of our Series B convertible preferred stock, which will be converted into 40,075,167 shares of our common stock (a ratio of approximately nine of our shares for each share of HDSI common stock). The HDSI preferred stockholders will exchange a total of 522,487 shares of HDSI preferred stock for 25,079 shares of our Series B convertible preferred stock, which will be converted into 18,809,574 shares of our common stock (a ratio of approximately 36 of our shares for each share of HDSI preferred stock). The HDSI stockholders, upon completion of the exchange of shares, will receive an aggregate of 58,884,741 of our common shares. These shares represented 55.3% of the total shares outstanding at the time of the share exchange, which aggregated 106,386,847 equivalent common shares on May 25, 2004, and represents [___]% of the total shares outstanding as of the date of this information statement, which aggregate [__] equivalent common shares.

      In connection with the share exchange agreement, we also issued an aggregate of 6,500,000 common shares (with a fair value of $975,000) to an advisor, a limited liability corporation owned by an affiliate of Ronald Kuzon, an interim officer and consultant, for services rendered in connection with the share exchange agreement. This advisor, under related contractual obligations, assigned an aggregate of 5,000,000 of these common shares to third parties. Approximately 2,900,000 of these shares were issued to the parties who agreed to cancel their special warrants, as described above. In addition to the issuance of the common shares, we also incurred costs related to the exchange approximating $48,000. Approximately $328,000 of these aggregate costs, the net amount of cash retained at the time of the acquisition, were charged to equity, and the balance of $695,000 was recorded as a charge to operations in the quarter ended July 31, 2004.

      Prior to the transaction, we had 7,627,105 common shares outstanding. After giving effect to the transactions above and after such time that we increase the number of shares that we are authorized to issue, we will have approximately 106,387,000 common shares outstanding as of the exchange date. This amount does not include the additional shares issuable pursuant to the exchanges described in the following paragraph.

      In addition to the exchange of shares, all outstanding options and warrants of HDSI were exchanged for our options and warrants based on the same ratios as the share exchange. This resulted in the issuance of options and warrants to purchase approximately 25,137,000 common shares. These options and warrants are currently exercisable at prices that range between $.08 and $.39 and expire between one and eight years from their issue date. Compensation expense approximating $1,794,000 was recorded on May 25, 2004 for the increase in the fair value of the vested HDSI options and warrants as a result of the exchange. The HDSI debt holders were also granted, in consideration of an extension of term debt, a warrant to acquire one share of our common stock for each dollar of HDSI debt, for an aggregate issuance of warrants to purchase 2,736,000 shares of common stock. The total HDSI term debt of $2,736,000 was also exchanged for our convertible debt, and the holders may convert this debt to approximately 28,551,000 shares of our common stock. Approximately $156,000 of the total HDSI debt exchanged was attributed to the fair value of the warrants and $1,703,000 was attributed to the intrinsic value of the beneficial conversion feature. These amounts were recorded as equity components. The remaining balance of $877,000 was recorded as long-term debt. Our convertible debt bears interest at the rate of 8% per annum and matured on December 31, 2005. This debt is currently in default, and we intend to attempt to negotiate an extension of the term of, or refinance, this debt. Convertible debt in the amount of $1,933,000 has a conversion price of $.0833 per share, and the remaining convertible debt in the amount of $803,000 converted at the time of the share exchange has a conversion price of $.15 per share.

      Prior to the transaction, we had options and warrants to purchase approximately 4,212,500 shares of common stock outstanding. After giving effect to the transactions above (including the cancellation of 602,500 warrants) and the expiration of 1,050,000 options and warrants, we have options and warrants to purchase approximately 31,483,000 shares of common stock outstanding and debt convertible into approximately 28,551,000 common shares as a result of the exchange agreement.


Share Exchange Agreement


      The summary of the material terms of the share exchange agreement set forth above under "Steps to Effect Share Exchange Transaction" and elsewhere in this information statement is qualified in its entirety by reference to the share exchange agreement, a copy of which is attached to this information statement as Appendix A and which we incorporate by reference into this document. This summary may not contain all of the information about the share exchange agreement that is important to you. We encourage you to read carefully the share exchange agreement in its entirety.

Summary of Consideration or Contributions in Exchange

      The following table summarizes the respective consideration or contributions by Nesco and HDSI referred to above in the exchange:

                        Nesco                                                   HDSI
                        -----                                                   ----
Approximately $350,000 in cash in exchange for              HDSI's business and business assets

Shares of Series B convertible preferred stock in           Shares of HDSI common stock
exchange for

Shares of Series B convertible preferred stock in           Shares of HDSI preferred stock
exchange for

Options and warrants to purchase shares of Nesco common     Options and warrants to purchase shares of HDSI
stock in exchange for                                       common stock and preferred stock

Shares of Series B convertible preferred stock in exchange for our own indebtedness

Shares of Series B convertible preferred stock in exchange for shares of our Series A convertible preferred stock

Convertible debentures in exchange for                      HDSI indebtedness

Warrants to acquire common stock for extension of           HDSI indebtedness
maturity of

Dilution from Share Exchange


      The following table sets forth, as of May 25, 2004, the date of the share exchange effected pursuant to the share exchange agreement, the dilution in direct ownership of shares of common stock that will occur following the effectiveness of the amendment to our articles of incorporation, assuming that all of our securities issued pursuant to the share exchange agreement are converted into shares of our common stock:


                                                   Number of
                                                     Shares        Percentage of    Number of Shares      Percentage of
                                                  Outstanding       Outstanding    Outstanding after    Shares Outstanding
                                                    Prior to       Shares Prior    Exchange assuming      after Exchange
Sources of Share Issuances                          Exchange        to Exchange        Amendment        assuming Amendment
--------------------------------------------------------------------------------------------------------------------------
Common Stock outstanding immediately after
share exchange ..............................      19,127,106           100%            19,127,106             11.61%

Conversion of Series B preferred stock into
common stock by debt holders ................               0             0             15,000,000               9.1%

Conversion of Series A preferred stock into
Series B preferred stock and subsequent
exchange into common stock ..................               0             0             15,375,000              9.33%

Exchange of Series B preferred stock by HDSI
holders .....................................               0             0             58,884,750             35.73%

Exercise of options and warrants exchanged by
HDSI holders ................................               0             0             27,873,032             16.91%

Conversion of debt held by HDSI holders .....               0             0             28,550,747             17.32%
--------------------------------------------------------------------------------------------------------------------------
Total number of shares ......................      19,127,106           100%           164,810,635               100%

      The 19,127,106 shares of common stock outstanding immediately after the share exchange represent approximately 11.61% of the total number of shares of common stock that would be outstanding on a fully diluted basis after giving effect to the amendment, or a total dilution of approximately 88.39% for the shares of common stock. The above table does not include 3,610,000 shares of common stock issuable upon exercise of our options and warrants outstanding prior to the share exchange.

                                    BUSINESS


      HDSI develops, manufactures and markets high water content, electron beam cross-linked, aqueous polymer hydrogels used for wound care, medical diagnostics, transdermal drug delivery and cosmetics. HDSI gels are produced using unique proprietary manufacturing technologies which enable HDSI to develop, manufacture and market electron beam cross-linked aqueous polymer sheet hydrogels, which we refer to as "gels". Through discussions with various customers of our products and through market research, to the best of management's knowledge and belief, HDSI is one of two known manufacturers in the world of these gels.

      HDSI specializes in custom gels capitalizing on proprietary manufacturing technologies. These capabilities allow HDSI to manufacture gels that meet the rigid specifications of our customers, a key requirement in gels used for delivery of active ingredients, the most rapidly growing component of the hydrogel industry.


      On October 3, 2005, Nesco, on behalf of a wholly-owned subsidiary to be formed, entered into a manufacturing agreement with an entity affiliated with a director of Nesco (H.H. Brown Shoe Technologies, Inc. doing business as Dicon Technologies, referred to herein as "Dicon"). The agreement grants Nesco the exclusive rights to manufacture patented hydrophilic urethane foam products, polyurethane gels and moisture managed foam footwear inserts and to distribute, along with Dicon, these products in North America in consideration of a 7-10% royalty based on sales. The manufacturing agreement also provides for a supply agreement between Nesco and Dicon. Products manufactured under this agreement are being sold for use in cosmetic, medical, and household markets including the foot-care market under the brand name DRYZ, a registered trademark. In December 2005, Foam Manufacturing, Inc. ("FMI") was formed as a wholly-owned subsidiary of Nesco to control this activity and in February 2006, FMI entered into a lease for a manufacturing facility. Nesco has been purchasing a significant amount of its materials requirements under the agreement with Dicon directly from Dicon. As such, Nesco owed Dicon approximately $240,000 for materials at October 31, 2006. Dicon has allowed Nesco to pay under extended credit terms due to the early start-up of production to date. Additionally, Dicon is FMI's main customer, constituting approximately 98% of FMI's approximately $434,000 sales, and approximately 48% of consolidated sales, in the six months ended October 31, 2006. Amounts receivable from Dicon are approximately $20,000 at October 31, 2006. Customer deposits includes approximately $61,000 for amounts advanced by Dicon for products billed but not yet shipped at October 31, 2006.

      In acquiring the manufacturing rights under the Dicon agreement we have acquired rights to produce products that are similar to our HDSI products and that address many of the same markets, customers and end users as the HDSI products. Furthermore, there are production similarities between the FMI manufacturing processes and the HDSI manufacturing processes. We have located the FMI manufacturing facility within close proximity to the HDSI manufacturing facility. Therefore, our strategy in acquiring the rights under the Dicon agreement is to achieve production, management and marketing synergies with our HDSI business.

      Our HDSI gels exhibit significant potential in the following high growth fields: topical therapeutics in moist wound/burn healing applications; in trans (systemic) and intradermal (non-systemic) delivery of prescription and non-prescription medications; cosmetic skin care; and components in medical diagnostics. FMI manufactures products derived from "Hydrophilic Urethane Chemistry." The hydrophilic system has two parts: a hydrophilic pre-polymer phase and a water phase. During the water phase we introduce various water soluble active ingredients into our products. Current ingredients incorporated into our proprietary process include: health additives, moisturizers, super absorbents, soaps, detergents, antibacterials, carbons, electrostatic dissipative agents, fragrances, and waxes.

      We have developed successful strategic relationships in each of these categories with partners who are meaningful participants in these markets, including the market leaders in several medical device categories and the world's leading cosmetic companies.

      Hydrogels are gel-like or colloidal substances made of water and solids. They can be created chemically (through a combination of ultra violet cross-linking and chemical interface), or by mixing polymer and water then exposing it to an electron beam creating a "sheet" of water. Currently, and for the foreseeable future, all of the hydrogel products that we produce are electron beam cross-linked, water and polymer gels, a category in which our hydrogels have a significant competitive advantage, in part due to the following product characteristics: painless adhesion to the human body; stability of form and composition; purity; reproducibility (manufacturing high quality product on a consistent basis); compatibility with active ingredients; and high water content.





      Hydrophilic Urethane Foam comprises a prepolymer phase with a high concentration of water to form a plastic membrane that wicks and absorbs up to 160 times its weight. In the water phase, many ingredients can be incorporated in the foaming process. These ingredients become an integral part of the water based membrane and can be released over time by heat or pressure. The process lends itself to many industries such as apparel, sporting goods, athletic, medical, footwear, and cosmetics.

      Many of the competitive products feature physical characteristics which are less desirable than those of Nesco's gels and foams. These include aggressive skin bonding, chemical and form instability, lack of uniformity, low water content, odor and active receptivity issues.

      Nesco's products are manufactured using proprietary and non-proprietary mixing, coating, drying and cross-linking technologies. Together, these proprietary technologies enable us to produce gels and foams that can satisfy rigid tolerance specifications with respect to a wide range of physical characteristics - thickness, water content, adherence, absorption, vapor transmission, release rates - while maintaining product integrity. These manufacturing technologies allow us to participate in the development of Food and Drug Administration ("FDA") regulated medical devices. We are currently participating in other highly regulated, confidential projects. Management believes that Nesco has sufficient capacity in its core assets to address the anticipated manufacturing demand for all current and planned projects.

      In addition to our ability to specifically regulate the aforementioned physical characteristics of the gels and foams, we have the manufacturing technology to offer broad choices in selection of liners, allowing customers to create even tighter tolerances in vapor transmission and active ingredient release rates, while personalizing color and texture, characteristics critical in the cosmetic category.

      While we believe that our products have significant commercial potential, we recognize that such potential has not yet been achieved and may not occur. We acknowledge that Nesco has never operated at a profit, incurred a loss of $4,399,000 in our fiscal year ended April 30, 2006 and at October 31, 2006 had an accumulated deficit of $25,385,000.

      Our auditors have raised substantial doubts about our ability to continue as a going concern because of operating deficits, working capital deficits and stockholder deficits. We are not a development stage company.

      We manufacture and market electron-beam cross-linked sheet gels, hydrophilic foam and patches for use as moist wound/burn dressings with and without active ingredients, components in certain medical devices, transdermal and intradermal delivery of medication, and topical application of non-prescription drugs, other skin care treatments and cosmetics. We market our own brand of moist wound/burn dressings under the Aquamatrix(R) brand name, and are currently developing additional line extensions of this product. In addition, the gels and foams are prepared as components for products distributed by our customers under their brand names. In addition to manufacturing roll stock, Nesco offers our customers converting services, which creates competitive advantage in pricing while expediting the production process. Nesco also specializes in cutting sheet gels and roll stock foam to customers' specified shapes, a converting process requiring technological expertise and pouching.

      For the year ended April 30, 2006, Nesco filled orders from approximately 16 different customers. Of these, approximately 63% of the annual revenue is attributable to four of these customers, which each had revenues in excess of 10% of our annual revenues individually and with our largest customer accounting for approximately 23% of annual revenues. While we have a single manufacturing facility located in the Northeast United States, our customers are located throughout the world. The products for which our gels are used by our customers include wound and burn dressings, transdermal drug delivery devices, warming/cooling apparatus, and medical electrodes. Our non-gel customers utilize our electron accelerator for material modification (the enhancement of materials through cross-linking).


      We have identified several markets in which to market the products by identifying those fields, such as wound care, which offer reasonable means of entry, in which we have some form of competitive advantage and those which offer meaningful growth opportunities. Several of these markets fall under the regulatory authority of the FDA. Our basic wound care dressings are Class I exempt devices and therefore are subject only to very basic regulatory requirements. Some of our other products, including those which incorporate active ingredients, may fall under more stringent FDA regulatory requirements that may require prior approvals or testing before the products are sold.

      As of December 15, 2006, Nesco and its subsidiaries had 23 employees, one in administration and 22 in manufacturing and quality control. Additionally, Nesco has utilized the services of temporary factory workers in the operations of its FMI subsidiary. Approximately 12 such workers were utilized as of December 15, 2006, and plans continue to be implemented to hire a full time workforce for FMI potentially including some of these temporary resources.

      We believe we have good relations with our employees and other human resources, and have never incurred a significant work stoppage due to any strike or protest by our employees.

      During August 2006, Nesco was served with a judgment filed with the Clerk of Southern District of New York on March 13, 2006 in the amount of approximately $227,000 in favor of a bonding company and against Nesco and its former subsidiary NAC who were all named as Defendants/Judgment Debtors in a matter filed against our former subsidiary NAC, Nesco and the bonding company. The original judgment was for approximately $380,000 (including the approximately $227,000 that was satisfied by the bonding company). In an unrelated matter, in June 2006, a complaint was filed against Nesco in the Court of Common Pleas of Philadelphia County, Pennsylvania seeking recovery of approximately $72,000 of legal fees, plus interest and other costs, alleged to be owed since 1999.

      Nesco believes that the above matters, which are related to business activities prior to its merger in 2004, are covered by the indemnification provided by NAC Calabria, an affiliate of Ronald Kuzon, under the share exchange agreement completed on May 25, 2004. Nesco is presently communicating with counsel, the judgment creditor and the indemnifying party and the plaintiff in the Pennsylvania matter. However, given the aggregate amounts and complexity of these matters, Nesco believes that it may have to settle or satisfy such matters. Settlement discussions have commenced. While the amount of any settlement and the extent of recoveries that could be expected under indemnification are uncertain, Nesco has accrued approximately $100,000 as its estimate of settlement and legal costs that may not be recoverable under indemnification.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS




Management's Discussion and Analysis for Fiscal Years ended April 30, 2006 and April 30, 2005


Results of Operations




      Results of operations for the year ended April 30, 2006 reflect the following changes from the prior period:

                                             April 30,
                                        2006            2005           Change
                                    -----------     -----------     -----------
Sales ..........................    $ 1,001,000     $   738,000     $   263,000
Gross (loss) ...................       (140,000)       (190,000)        (50,000)
Stock compensation charge ......         67,000       3,011,000      (2,944,000)
Amortization and other .........              0         136,000        (136,000)
Other operating expenses .......      1,114,000       1,393,000        (279,000)
Loss from operations ...........     (1,321,000)     (4,730,000)      3,409,000
Other expense ..................     (3,078,000)     (3,867,000)        789,000
Net loss .......................    ($4,399,000)    ($8,597,000)    $ 4,198,000

      Revenues increased by approximately 36% due to the stage of development of revenue projects in the year ended April 30, 2006 as compared to 2005. Customer mix was also a factor, as four customers accounted for approximately 63% of the higher revenues in the fiscal year ended April 30, 2006 as compared to two customers accounting for approximately 62% of revenues in the fiscal year ended April 30, 2005. The most significant customer in the year ended April 30, 2005 reduced its purchases in the current fiscal year by approximately 50%, and that decrease was more than replaced with other customer business. FMI products represented only approximately $26,000 of consolidated revenues as shipments did not begin until the last week in April 2006.

      The decrease in gross (loss) of approximately $50,000 reflects two factors: (1) approximately $173,000 of gross margin improvement on sales of HDSI products due largely to fixed overhead costs being utilized over approximately $263,000 of higher revenues offset partially by (2) losses associated with the start up of the production of the FMI products of approximately $123,000.

      The reduction in stock compensation charge reflects stock compensation granted in the prior year that did not recur in the current year. The reduction in amortization and other of approximately $136,000 reflects the completion in 2005 of amortization associated with certain licensed technology. The reduction in other operating expenses of approximately $279,000 reflects principally lower professional costs and consulting fees subsequent to the merger and related activity in the prior year as well as lower insurance costs and human resources. The decrease in other expense reflects principally: (a) the charge in the year ended April 30, 2005 of $713,000 for stock issuance costs, which did not recur in the current fiscal year and (b) the decrease of an aggregate of approximately

$654,000 of amortization of debt discount and financing costs, which were fully amortized in the third quarter of the fiscal year ended April 30, 2006, offset by (c) increases in interest expense of approximately $53,000, (d) the permanent impairment of available-for-sale security and (e) an increase in penalties associated with Nesco's failure to perform under a registration rights agreement of approximately $456,000. Such registration rights penalties are continuing at approximately $46,000 per month plus interest on the unpaid penalties.

Liquidity, Capital Resources and Going Concern

      Nesco's liquidity at April 30, 2006, compared to April 30, 2005, is as follows:

                                        April 30,      April 30,
                                          2006           2005           Change
                                       -----------    -----------    -----------
Cash ..............................    $    27,000    $    22,000    $     5,000
                                       -----------    -----------    -----------
Deficit in working capital ........    $10,214,000    $ 6,049,000    $ 4,165,000
                                       -----------    -----------    -----------
Liabilities in excess of assets ...    $ 9,602,000    $ 5,431,000    $ 4,171,000
                                       -----------    -----------    -----------
Debt in default ...................    $ 7,133,000    $         0    $ 7,133,000
                                       -----------    -----------    -----------

      In December 2005, approximately $5,031,000 face amount of convertible notes and approximately $555,000 face amount of notes payable became due and were not paid, including approximately $3,013,000 which is secured by the assets of Nesco and its subsidiaries. These amounts, plus interest and penalties of approximately $1,547,000 through that date, are now in default. Interest and penalties continue to accrue at more than $83,000 per month. We do not have the funds to pay these debts. We are attempting to (a) raise new capital and (b) negotiate an extension of the term or other restructure of each of the above debts. In addition, approximately $805,000 face amount ($480,000 face amount at April 30, 2006) of subsidiary senior secured notes and interest at April 30, 2006 are due on July 31, 2006, and we do not have the funds to repay this loan. Furthermore, Nesco spent $50,000 of cash and incurred an additional $330,000 of debt in June 2006 in connection with the purchase of certain "second line" equipment under the Dicon manufacturing agreement. Debt service payments of approximately $11,000 per month on such debt begin in September 2006 as discussed in "Commitments for Capital Expenditures" below.

      In addition, Nesco has obligations under long-term operating leases as described in the notes to consolidated financial statements included later in this information statement. Arrearages of approximately $375,000 exist for the rent in the HDSI manufacturing facility and Nesco's headquarters office, which are leased from related parties. These arrearages extend for more than one year and are continuing. Further, Nesco ceased paying cash compensation to its chief executive officer during October 2005 and is indebted to him for approximately $106,000 of unpaid payroll at April 30, 2006. Such non-payment has continued subsequent to April 30, 2006.

      Net cash used in operating and investing activities in the years ended April 30, 2006 and 2005 was approximately $762,000 and $1,718,000, respectively. These expenditures were largely funded in the year ended April 30, 2006 by advances of approximately $165,000 from a related party, accounts receivable financing of approximately $122,000 and the issuance of subsidiary senior secured notes of approximately $480,000. In the year ended April 30, 2005, these expenditures were largely funded by the issuance of $2,295,000 of 8% senior secured convertible debentures due in December 2005, net of expenses and pay down of other debts. Nesco continues to experience losses from operations subsequent to April 30, 2006.

      All of these factors above, among others, indicate that Nesco may be unable to continue operations as a going concern.

      Nesco currently does not have the liquidity or financing available to it to fund its operations for the next 12 months without additional capital being raised and/or forbearance from creditors and others. In the year ended April 30, 2006, the following items impacted liquidity negatively:

      o Operations - Losses from operations of approximately $1,321,000, approximately 10% of which represents start-up losses at FMI

      o Finance - Interest and penalties on debt obligations of approximately $1,031,000, which interest and penalties continue to accrue at more than $90,000 per month

      o Amortization of debt discount - Normal amortization of debt discount of $1,731,000 increases the outstanding balance reported as debt by a systematic charge to earnings

      o Capital expenditures - Purchases of equipment and deposits on a new lease aggregate approximately $413,000 for the FMI subsidiary

      These negative impacts to liquidity, approximately $4,496,000, were partially offset by the proceeds from issuance of subsidiary senior secured notes, accounts receivable financing and advances from affiliates aggregating approximately $767,000. Subsequent to April 30, 2006, an additional $325,000 was raised through the issuance of additional senior secured subsidiary notes. Such notes were due, as amended, on July 31, 2006 (earlier if a financing of $500,000 or more is completed) and are secured by all of the assets of FMI. These amounts are now in default and we intend to attempt to negotiate an extension of the term of, or refinance, this debt.

      We intend to attempt to improve our liquidity through a combination of measures including: (a) renegotiating the term or other restructuring of existing indebtedness if possible, (b) increasing revenues at our Hydrogel operation, (c) increasing company-wide revenues through operations of the Dicon agreement, (d) raising a significant amount of capital and (e) other measures.

Commitments for capital expenditures

      In June 2006, Nesco purchased certain "second line" equipment under the Dicon agreement for $380,000. Such amount was paid $50,000 in cash and $330,000 under a three year note with interest at prime plus 1.5% per annum. The installation and operation of such equipment implies the additional expenditure on equipment and leasehold improvements of more than $175,000. There are no other material commitments for capital expenditures.

Off-Balance Sheet Arrangements

      At April 30, 2006, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, Nesco does not engage in trading activities involving non-exchange traded contracts. As such, Nesco is not exposed to any financing, liquidity, market, or credit risk that could arise if Nesco had engaged in such activities.

Management's Discussion and Analysis for Six Months ended October 31, 2006 and October 31, 2005

Results of Operations - Six Months ended October 31, 2006 compared to Six Months ended October 31, 2005

      Results of operations for the six months ended October 31, 2006 reflect the following changes from the prior period:

                                          Six months ended
                                             October 31,
                                    ---------------------------
                                        2006            2005           Change
                                    -----------     -----------     -----------
Revenues .......................    $   895,000     $   633,000     $   262,000
Gross profit (loss) ............       (470,000)        106,000        (576,000)
Stock-based compensation charge          13,000               0          13,000
General and administrative
  expenses .....................        622,000         663,000         (41,000)
Loss from operations ...........     (1,105,000)       (557,000)        548,000
Other expense ..................       (599,000)     (2,112,000)     (1,513,000)
Net loss .......................    $(1,704,000)    $(2,669,000)    $  (965,000)

      Revenues in the six months ended October 31, 2006 consisted of approximately $461,000 of sales of HDSI products and approximately $434,000 of FMI products. No FMI products were sold in the three months ended October 31, 2005. The decrease in HDSI sales of approximately $172,000 (27%) resulted from sales to one significant customer in the six months ended October 31, 2005 which did not recur in the six months ended October 31, 2006. This decrease in HDSI revenues was more than offset by the sales of FMI products.

      Gross profit was negatively impacted by operating losses at FMI of approximately $467,000 primarily as a result of start-up costs as well as fixed costs, such as occupancy, being spread over a low volume of revenue and high materials usage and labor expenses that reflect start-up production of FMI's products and not volume production.

      Changes in stock compensation charge result from the adoption, in 2006, of FAS 123R. The decrease in general and administrative expenses reflects reductions in expenses for payroll and corporate overhead costs which were offset by a provision for loss on certain pre-merger litigation matters for approximately $100,000 during the six months ended October 31, 2006.

      The decrease in other expense reflects principally the reduction in amortization of debt discount and financing costs of $1,656,000 in the six months ended October 31, 2006 due to such costs being fully amortized as of December 31, 2005. This reduction was partially offset by an increase in interest expense of approximately $53,000 due to higher debt levels and liquidated damages and related interest of approximately $332,000 associated with Nesco's failure to perform under a registration rights agreement compared to approximately $242,000 in such penalties in the six months ended October 31, 2005.

Results of Operations - Three Months ended October 31, 2006 compared to Three Months ended October 31, 2005

      Results of operations for the three months ended October 31, 2006 reflect the following changes from the prior period:

                                         Three months ended
                                             October 31,
                                    ---------------------------
                                        2006            2005           Change
                                    -----------     -----------     -----------
Revenues .......................    $   504,000     $   247,000     $   257,000
Gross profit (loss) ............       (244,000)        (34,000)        210,000
Stock-based compensation charge           7,000               0           7,000
General and administrative .....
  expenses .....................        348,000         350,000          (2,000)
Loss from operations ...........       (599,000)       (384,000)        215,000
Other expense ..................       (307,000)     (1,083,000)       (776,000)
Net loss .......................    $  (906,000)    $(1,467,000)    $  (561,000)

      Revenues in the three months ended October 31, 2006 consisted of approximately $224,000 of sales of HDSI products and approximately $245,000 of FMI products. No FMI products were sold in the three months ended October 31, 2005. The decrease in HDSI sales of approximately $23,000 (9%) resulted from sales to one significant customer in the three months ended October 31, 2005 which did not recur in the three months ended October 31, 2006. This decrease in HDSI revenues was more than offset by revenues of FMI products.

      Gross profit was negatively impacted by operating losses at FMI of approximately $295,000 primarily as a result of start-up activities as well as fixed costs, such as occupancy, being spread over a low volume of revenue and materials usage and labor expenses that reflect start-up production not volume production.

      Changes in stock compensation charge result from the adoption, in 2006, of FAS 123R. The decrease in other operating expenses reflects reductions in expenses for payroll and corporate overhead costs in the current quarter which were offset by a provision for loss on certain pre-merger litigation matters for approximately $100,000 during the quarter.

      The decrease in other expense reflects principally the reduction in amortization of debt discount and financing costs of $828,000 in the three months ended October 31, 2006 due to such costs being fully amortized as of December 31, 2005. This reduction was partially offset by an increase in interest expense of approximately $33,000 due to higher debt levels and liquidated damages and related interest of approximately $169,000 associated with Nesco's failure to perform under a registration rights agreement compared to approximately $151,000 in such penalties in the three months ended October 31, 2005.

Liquidity, Capital Resources and Going Concern

      Nesco's liquidity at October 31, 2006 compared to April 30, 2006 is as follows:

                                       October 31,     April 30,
                                          2006           2006           Change
                                       -----------    -----------    -----------
Cash ..........................        $    27,000    $    27,000    $         0
                                       -----------    -----------    -----------
Deficit in working capital ....        $11,736,000    $10,214,000    $ 1,522,000
                                       -----------    -----------    -----------
Liabilities in excess of assets        $10,963,000    $ 9,602,000    $ 1,361,000
                                       -----------    -----------    -----------

      Nesco currently does not have the liquidity or financing available to it to fund our operations for the next 12 months without additional capital being raised and/or forbearance from creditors. In the six months ended October 31, 2006, the following items impacted liquidity negatively:

      o     Losses from operations of approximately $1,105,000
      o Penalties and liquidated damages accrued of approximately $332,000 related to certain debt agreements
      o Approximately $83,000 of current portion of new non-current debt for purchase of equipment for the FMI products

      Net cash used in operating and investing activities in the six months ended October 31, 2006 was approximately $536,000. These expenditures were largely funded by net accounts receivable financing of approximately $78,000 and the issuance of additional subsidiary senior secured notes of approximately $450,000. Nesco continues to experience losses from operations subsequent to October 31, 2006. In December 2005, approximately $5,031,000 face amount of convertible notes and approximately $555,000 face amount of notes payable became due and were not paid. These amounts are now in default and, together with interest and penalties, aggregate approximately $7,692,000. Our subsidiary senior secured notes are due, as amended, on January 31, 2007 and Nesco does not have the means to pay that debt. All of these factors, among others, indicate that we may be unable to continue operations as a going concern.

      Nesco needs additional time to address our significant liquidity shortage over a longer term. Over that longer term, Nesco is attempting to improve our liquidity through a combination of measures including renegotiating the term of, or refinancing existing indebtedness if possible, increasing revenues at our HDSI operation, increasing company-wide revenues by the manufacture and sale of the FMI products and raising a significant amount of new capital.

      During November 2006, Nesco reached agreement with holders representing more than 50% of the outstanding balance due to its senior secured convertible debt holders to restructure the convertible notes under the following principal terms cash payment of 80% of the outstanding principal, repayment of the remaining outstanding amount in stock using a valuation of $0.02 per share at such time as our authorized capital has been increased, no further accrual of interest and registration rights penalties as of November 1, 2006 and the existing warrant exercise price would be reduced from $0.25 to $0.025. Under the original loan with the senior secured parties, agreement of holders of more than 50% of the outstanding amount is necessary to cause certain amendments to the loan documents . This agreement is subject to closing prior to January 31, 2007, after which date such agreement would terminate. Repayment of the convertible debt contemplated by the agreement is subject to completion of a contemplated debt financing which is under negotiation. There is no assurance that such financing will be successfully negotiated or closed.

Commitments for capital expenditures

      In June 2006, we purchased certain "second line" equipment as contemplated under the Dicon Agreement for $380,000. Such amount was paid $50,000 in cash and $330,000 under a three year note with interest at prime plus 1.5% per annum. The installation and operation of such equipment implies the additional expenditure on equipment and leasehold improvements of more than $175,000. There are no other material commitments for capital expenditures.

Trends

      Our historical revenue run rate is not at a level of profitable operations. Despite increases in revenues in the fiscal year ended April 30, 2006, the high fixed costs of maintaining a Good Manufacturing Practices ("GMP") manufacturing facility (including FDA regulated medical device manufacturing) and trained staff, operations continued to, and would likely continue to generate operating losses, in the absence of increased revenues. Revenue levels are highly dependant on the stage of development of customer projects. Customers order sporadically or in small production runs of items while they perform testing and market analysis. It is difficult to assess when large scale production orders may be received. While losses from operations decreased significantly in the fiscal year ended April 30, 2006, revenue levels would need to increase significantly or other synergies would have to be developed for the business to generate operating income.

      One strategic effort to increase revenue is the October 2005 manufacturing agreement with Dicon. In the Dicon agreement we have acquired rights to produce and distribute, in North America, patented hydrophilic urethane foam products, polyurethane gels and moisture managed foam footwear inserts that have characteristics that are somewhat similar to our HDSI products. Further, these new products address many of the same markets, customers and end users as the HDSI products, namely cosmetic, medical, and household markets. Furthermore, there are production similarities between the manufacturing processes for these new products and the HDSI manufacturing processes. We have opened a manufacturing facility for production of these new products within close proximity to our existing HDSI manufacturing facility. Therefore, our strategy in acquiring the rights under the Dicon agreement is to achieve revenue growth as well as production, management and marketing synergies with our HDSI business. We started selling these new products under the Dicon agreement in the last week of April 2006. Sales of such products during the six months ended October 31, 2006 have aggregated approximately $434,000, approximately 48% of consolidated revenues. Although we have added significant revenues under the Dicon agreement, losses from operations have increased rather than decreased. This is generally because revenue levels are not yet sufficient to absorb additional facilities, equipment and personnel that were added to take advantage of this opportunity. During July 2006, we added an additional $380,000 of equipment to produce the Dicon agreement products which is not yet operational. Such equipment can become operational upon the completion of additional electrical work (and related approvals) which is still being evaluated, and installation. Such work is subject to the current constraints of our limited cash. It is expected that this additional equipment would add additional production and sales capacity. Currently, Dicon is the significant customer for these new products until we can generate our own sales and marketing opportunities.

      There are new risks and uncertainties associated with FMI, including the risks of start-up manufacturing and sales and the fact that financing for the purchase of assets has largely been provided by a bridge loan that matures, as amended, on January 31, 2007 and is secured by all of the FMI assets.


Critical Accounting Policies




      Our critical and significant accounting policies, including the assumptions and judgments underlying them, are disclosed in the notes to the consolidated financial statements included with this information statement. These policies have been consistently applied in all material respects and address such matters as revenue recognition and depreciation methods. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. An accounting policy that we consider to be material is the following.

      Going concern and liquidity. At October 31, 2006, Nesco had cash of approximately $27,000, an accumulated deficit of approximately $25,385,000, a working capital deficit of approximately $11,736,000 and, for the six months then ended, incurred a net loss of approximately $1,704,000 and used approximately $536,000 of cash in operations and investing activities. Additionally, at October 31, 2006, approximately $7,692,000 of debt (including interest and penalties) is in default and notes payable of approximately $981,000 (including accrued interest) at October 31, 2006 become due on January 31, 2007. These factors, among others, raise substantial doubt about Nesco's ability to continue as a going concern. Nesco's plan to deal with this uncertainty is to raise capital, attempt to negotiate an extension of, or refinance, the convertible debt and note payable and to improve operations through its ongoing activities and the new activities of FMI (which has not yet achieved profitability). However, there can be no assurance that managements' plan to raise capital or improve operations can result in our continued operation as a going concern.

      The interim condensed consolidated financial statements accompanying this information statement have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate Nesco's continuation as a going concern. The interim condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should Nesco be unable to continue in existence.


New Accounting Pronouncements




      In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment." SFAS No. 123R is a revision of SFAS No. 123, "Accounting for Stock Based Compensation," and supersedes APB No. 25. Among other items, SFAS No. 123R eliminates the use of APB No. 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments in the financial statements based on the grant date fair value of those awards. The effective date of SFAS No. 123R for Nesco is May 1, 2006. Nesco has elected to adopt SFAS No. 123R using the "modified prospective" method. Under the "modified prospective" method, compensation cost is recognized in the consolidated financial statements beginning with the effective date, based on the requirements of SFAS No. 123R for all share-based payments granted after that date, and based on the requirements of SFAS No. 123 for all unvested awards granted prior to the effective date of SFAS No. 123R.

      The adoption of this statement has had no effect on net loss and loss per share due to the adoption of the "modified prospective" method for existing options and the fact that no new options have been granted.


                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS


      We determined the stockholders of record for purposes of the information statement as of the close of business on [________], 2007, which we refer to as the record date. On the record date, the authorized voting stock consisted of 2,000,000 shares of common stock, 850,000 shares of Series A convertible preferred stock and 150,000 shares of Series B convertible preferred stock. Each share of common stock is entitled to one vote, each share of Series A convertible preferred stock is entitled to 30 votes and each share of Series B convertible preferred stock is entitled to 750 votes. On the record date, there were [_____] shares of common stock, [____] shares of Series A convertible preferred stock and [____] shares of Series B convertible preferred stock outstanding and entitled to vote. Upon conversion, there shares would aggregate [____] common shares.

      We are in the process of increasing its authorized common number of shares to 400,000,000 shares at which time Series A and Series B convertible preferred stock will be exchanged for common shares. Upon conversion, these shares would aggregate [__________] common shares.

      The following table sets forth the beneficial ownership as of [________], 2007 with respect to the beneficial ownership of Nesco's common stock by officers and directors, individually and as a group, and all holders of more than 5% of the common stock. For this purpose, each outstanding share of Series A convertible preferred stock has been treated as having been converted into 30 common shares and each outstanding share of Series B Stock has been treated as having been converted into 750 common shares. Unless otherwise indicated, all shares are beneficially owned and sole investment and voting power is held by the beneficial owners indicated.

Name and Address of                            Amount and Nature of     Percent
Beneficial Owner                             Beneficial Ownership (1)  of Class
--------------------------------------------------------------------------------
Santo Petrocelli, Sr. (2)(7) ...............       19,741,667           17.80%

Cornell Capital Partners L.P.
101 Hudson Street
Jersey City, New Jersey 07302 (4) ..........       12,074,739           10.15%

Richard Harriton (5)(7) ....................       27,840,007           20.29%

Matthew Harriton (3)(7) ....................        8,910,244            7.70%

Gene E. Burelson (7) .......................              -0-               *

Wayne M. Celia (7) .........................              -0-               *

Joel S. Kanter (7) .........................              -0-               *

Arlen Reynolds (7) .........................              -0-               *

KSH Strategic Investments
575 Jericho Turnpike
Jericho, NY  11753 (6) .....................       10,316,500            8.90%

Directors and Officers
as a Group (8 persons) .....................       13,052,959            10.9%


*     Less than 1% unless otherwise indicated.


(1) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights. Additionally, the number of shares shown assumes the conversion or exercise of all Series A convertible preferred stock, Series B convertible preferred stock, convertible debentures, warrants and vested options.

(2) Mr. Petrocelli was the chairman and a director of Nesco until June 22, 2004. The above number of shares beneficially owned includes 2,900,000 shares owned by Petrocelli Industries, Inc. and 566,667 shares owned by SMFS Corp. Mr. Petrocelli is the president and chief executive officer of Petrocelli Industries, Inc., and beneficially owns 25% of its outstanding capital stock. The other 75% is owned by members of Mr. Petrocelli's family. Mr. Petrocelli is the president of SMFS Corp. In addition, the number of shares beneficially owned includes 1,000,000 shares issuable upon the exercise of a warrant issued in March 2002 to Mr. Petrocelli and 275,000 shares issuable upon the exercise of a warrant issued in December 2003 to Petrocelli Industries, Inc.

(3) Mr. Matthew Harriton is our president, chief executive officer, chief financial officer and a director. Mr. Harriton is also chief executive officer and a director and the holder of approximately 32.1% of the outstanding common and Class B shares of Embryo Development Corp., a public company traded under the symbol "EMBR," which holds a 4.44% beneficial interest in us. The above number of shares beneficially owned includes 2,430,647 shares issuable upon the conversion of debt, 364,597 shares issuable upon exercise of a warrant granted for the extension of debt, and 4,000,000 of a total of 5,000,000 shares issuable upon exercise of a warrant granted as part of Mr. Harriton's employment agreement in May 2004, 2,000,000 of which are not exercisable until after the second anniversary of his employment agreement.

(4) The above number of shares beneficially owned by Cornell Capital includes 4,666,669 shares issuable upon the conversion of a debenture, and 4,666,669 shares issuable upon the exercise of warrants granted in conjunction with a convertible debenture. Marc Angelo and Troy Willow, the president and senior vice president, Capital Markets, respectively, of Cornell Capital Partners L.P. hold voting and investment control over the shares held by Cornell.

(5) The above number of shares beneficially owned by Mr. Richard Harriton includes 15,696,000 shares issuable upon the conversion of debentures, and 11,874,007 shares issuable upon the exercise of warrants granted in conjunction with convertible debentures and for the extensions of debenture debt of HDSI. Both the convertible debenture and the related warrants have been converted to our debt and warrants. Mr. Richard Harriton is a related party of Mr. Matthew Harriton, a director and officer (See (3) above).

(6) The above number of shares beneficially owned by KSH Strategic Investment Fund includes 3,900,000 shares issuable upon the conversion of a debenture, 2,417,500 shares issuable upon the exercise of warrants granted in conjunction with a convertible debenture and for the extensions of such debenture debt of HDSI. Both the convertible debenture and the related warrants have been converted to our debt and warrants. Cary Sucoff and Harvey Kohn, each a manager of KSH Strategic Investment Fund, hold voting and investment control over the shares held by KSH. Strategic Investment Fund.

(7) The address for these entities and individuals is c/o Nesco Industries, Inc., 305 Madison Avenue, Suite 4510, New York, New York 10165


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS




Relationships and Related Transactions of Nesco Unrelated to the HDSI Share Exchange Agreement:

      During the six months ended October 31, 2006, Nesco raised approximately $450,000 by issuing additional 11% per annum subsidiary senior secured notes of FMI pursuant to a note purchase agreement as amended and restated on February 1, 2006. Such amount raises the total amount outstanding under such agreement to approximately $930,000. Such subsidiary senior secured notes are secured by all the assets of FMI and, as amended in October 2006, are due on the earlier of

January 31, 2007 or the completion of a financing of at least $500,000. The notes were issued to directors (Gene Burleson, $50,000, Arlen Reynolds, $20,000) and other related parties and affiliates (Kanter Family Foundation, $25,000, Richard Harriton, $70,000), as well third parties (Chicago Investments, Inc., $390,000 and CIBC, solely as Trustee for T-555, $250,000). $100,000 of the amounts borrowed from the initial investor in the senior secured notes may be converted into new instruments upon the completion of a proposed financing.

      Beginning in November 2005, we began raising short-term financing through financing our accounts receivable. Under this program, specific accounts receivable are sold at a discount and we retain the right to repurchase the accounts, subject to a 2% per month financing charge. Additionally, beginning in April 2006, borrowings under this arrangement were extended to customer purchase orders. Nesco records this as a financing transaction in which the receivables sold are carried on the consolidated balance sheet and the amount to be repaid is reflected as a short-term debt. At October 31, 2006, approximately $183,000 of this liability was payable to Richard Harriton or an affiliate of Richard Harriton.





      On May 25, 2004, Nesco entered into a two-year consulting agreement with JMK Associates, an affiliate of Ronald Kuzon who was interim officer and consultant of Nesco, which provided for the issuance of 2,000,000 shares of common stock and a minimum monthly consulting fee of $7,500 to be credited against any other cash fees earned under the terms of the agreement. The agreement also provides for certain transaction fees to be paid to the consultant based on sales and contracts with strategic alliances. The fair value of the 2,000,000 shares of common stock ($300,000 based on the market price of $0.15 on the date of the consulting agreement) was charged to operations in the quarter ended July 31, 2004. As of October 31, 2006, Nesco owed Mr. Kuzon approximately $34,000 in consulting fees associated with this agreement, net of expenses advanced on his behalf.

      On May 25, 2004, Nesco entered into a one-year advisory services agreement with Marlin Financial Group, Inc. which provided for the issuance of 681,667 shares of common stock and a minimum monthly consulting fee of $6,250 to be credited against any other cash fees earned under the terms of the agreement. The agreement also provides for certain transaction fees to be paid to the consultant based on sales and contracts with strategic alliances. The fair value of the shares ($102,250 based on the market price of $0.15 on the date of the agreement) was charged to operations in the quarter ended July 31, 2004. On December 17, 2004, Nesco terminated the agreement, which was cancelable by either party after six months. On January 5, 2005, Nesco issued an aggregate of
908.89 shares of Series B convertible preferred shares (convertible into 681,667 common shares) as per the agreement.

      On July 1, 2004, Nesco entered into an investment banking agreement with Sloan Securities Corp. for the sale of up to $3,000,000 principal amount of 8% senior secured convertible notes due December 1, 2005, with interest payable on December 1 and June 1 semi-annually, either in cash or common stock, and convertible into common stock at $0.15 per share. The notes are secured by the assets of Nesco. Each note was issued with a five-year warrant to purchase shares of Nesco's common stock at $0.25 per share or warrants to purchase 666,667 shares for each $100,000 of principal amount of notes purchased. As a result of the agreement, which terminated on September 30, 2004, Nesco received $2,295,000 in gross proceeds in connection with this agreement convertible into 15,300,000 common shares and issued warrants to purchase 15,300,000 shares. Under the terms of the private placement Nesco agreed to undertake to register the common stock issuable upon the conversion of the notes and the exercise of the warrants. The balance due on the notes at October 31, 2006 is approximately $3,345,000 consisting of approximately $2,295,000 in principal, approximately $264,000 of accrued interest and approximately $786,000 of accrued registration rights penalties and interest. Interest expense for the years ended April 30, 2006 and 2005 was approximately $183,000 and $136,000. On December 1, 2004, Nesco issued 390,305 shares of common stock as payment for the interest due in the aggregate of approximately $59,000. Financing fees in connection with this agreement approximated $286,000 and were amortized over the term of the convertible notes. At October 31, 2006, none of this debt had been converted.

      In connection with this agreement, Nesco issued the broker warrants to acquire 5,052,600 shares of Nesco common stock at an exercise price of $0.15 per share. The fair value of the warrants ($405,000) was charged to operations over the life of the underlying debt.

      Additionally, under the terms of a related registration rights agreement, Nesco was required to file a registration statement to effectively register the common stock issuable upon the conversion of the notes and exercise of the warrants no later than 60 days after the termination of the offering. Because Nesco did not file the required registration statement until January 27, 2005, liquidated damages in the amount of 2% per month of the aggregate purchase price were required to be paid in cash under the terms of the agreement. The holders of the notes agreed to accept this payment in the aggregate of $91,800 in Nesco common stock. The fair value of the shares due ($91,800) has been charged to operations and this expense is included in current liabilities as these shares have not been issued at April 30, 2006. Nesco was also required to have such registration statement declared effective by July 27, 2005. In November 2005, Nesco withdrew the registration statement. Penalties of 2% per month accrue for the failure to have the registration statement declared effective. Interest on the unpaid penalties accrues at 18% per annum. Accrued penalties and related interest on penalties were approximately $786,000 at October 31, 2006 and continue to accrue at approximately $47,000 per month plus interest.

      On August 23, 2004, Nesco entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP, an investment firm. Under the terms of the agreement, the investment firm has committed to purchase up to $10,000,000 of common stock at a purchase price equal to 98% of the market price at the time of purchase. The investment firm is entitled to a 5% commission per transaction. The equity line could be drawn down upon (a) an increase in the authorized shares of the Company and (b) a registration statement covering the shares being declared effective by the Securities and Exchange Commission. Amending the articles of incorporation requires vote of, or notification to, stockholders. On November 4, 2005, Nesco withdrew the registration statement thereby effectively terminating the financing. No proceeds were or will be raised under this financing.

      As consideration for entering into the Standby Equity Distribution Agreement, we granted Cornell Capital Partners, LP 3,266.66 shares of Series B convertible preferred stock (convertible into 2,450,000 common shares) and paid a $70,000 cash consulting fee. In addition, we granted the placement agent 66.66 shares of Series B convertible preferred shares (convertible into 50,000 common shares). The fair value of the shares ($625,000) as well as $17,500 in fees and the $70,000 cash consulting fee associated with this agreement were recorded on the balance sheet as stock issuance costs in the quarter ended October 31, 2004. Such costs were charged to operations in the fiscal year ended April 30, 2005.

      On November 1, 2004, we entered into a one-year advisory services agreement with Strategic Corporate Initiative, Ltd. which provides for compensation of $10,000 per month, of which $1,800 will be payable in cash and $8,200 will be payable, at Nesco's discretion, in cash or in common stock. The common stock payment will be based each month on the closing bid price of common stock on the first day of the month for which payment is due. The consultant will have customary piggyback registration rights with respect to any shares issued under this agreement The fair value of the shares due under the agreement (approximately $98,000, calculated on a monthly basis to be 1,100,837 shares) has been charged to operations and this amount is included in current liabilities as these shares have not been issued at October 31, 2006. This agreement expired at the end of its term on November 1, 2005. In November 2006, this consultant filed a claim against Nesco to receive its accrued but unpaid compensation in the alleged amount of $116,400.

      On November 15, 2004, Nesco entered into a one-year consulting agreement with Waterville Investment Research, Inc. for research and public relations services which provided for the issuance of 276,000 shares of restricted common stock and a one-time consulting fee of $500. The fair value of the shares due under the agreement ($46,920 based on the market price of $0.17 on the date of the agreement) has been charged to operations and this expense is included in current liabilities as these shares have not been issued at April 30, 2005. In December 2005, we issued 368 shares of Series B convertible preferred stock (which are convertible into 276,000 shares of common stock) in order to settle this obligation in stock.

      On December 14, 2004, Nesco entered into two four-month consulting agreements with Barry Constantine and Jordan Warshafsky for advisory services related to financial matters and marketing. Each agreement provides for the payment of a monthly fee of $7,800 and the issuance of a five-year warrant to purchase 40,000 shares of the common stock exercisable at the closing price on the date of the agreement ($0.15). The warrants vest at the rate of 10,000 shares per month. The fair value of the warrants ($12,000) were charged to operations in the fiscal year ended April 30, 2005. These agreements were not paid according to their terms and in February 2006, we reached a settlement with Mr. Constantine and Mr. Warshafsky calling for 6 monthly payments of $1,593.75 and $943.75, respectively followed by six monthly payments of $4,781.25 and $2,831.25, respectively.

      On December 20, 2004, we entered into a one-year advisory services agreement with Ira Siegel which provides for compensation in the form of a five year warrant to purchase 204,000 shares of common stock at an exercise price of $0.15. The warrants vested at the rate of 1/3 immediately, 1/3 on the six month anniversary of the agreement and 1/3 one year from the agreement date. The fair value of the warrants vested (approximately $20,000) were charged to operations in the aggregate of approximately $10,000 in the prior fiscal year and approximately $10,000 each in the quarters ended July 31, 2005 and January 31, 2006.

      During November 2006, Nesco reached agreement with holders representing more than 50% of the outstanding balance due to the senior secured parties to restructure the convertible notes under the following principal terms: (a) cash payment of 80% of the outstanding principal, (b) repayment of the remaining outstanding amount in stock using a valuation of $0.02 per share at such time as the authorized capital of Nesco has been increased, (c) no further accrual of interest and registration rights penalties as of November 1, 2006 and (d) the existing warrant exercise price would be reduced from $0.25 to $0.025. Under the original loan with the senior secured parties, agreement of holders of more than 50% of the outstanding amount is necessary to cause certain amendments to the loan documents. This agreement is subject to closing prior to January 31, 2007, after which date such agreement would terminate. Repayment of the convertible debt contemplated by the agreement is subject to completion of a contemplated debt financing which is under negotiation. Additional information about the convertible debentures listed above is contained in our Annual Report on Form 10-KSB for the year ended April 30, 2006.

Relationships and Related Transactions of Nesco Related to the Operations of HDSI Prior to and as a Result of the Share Exchange Agreement

      Nesco had an aggregate balance due to an affiliate, Embryo Development Corp., in connection with an $850,000 8% revolving line of credit, which expired in September 2002. The balance due on this obligation was approximately $15,000 at April 30, 2004. Subsequent to April 30, 2004, the balance with accrued interest has been paid in full. Embryo Development Corp. held approximately 11.4% of the common stock of HDSI prior to the share exchange and currently holds approximately 4.44% of the common stock of Nesco as a result of the exchange. HDSI was a majority-owned subsidiary of Embryo Development Corp. Since the inception of HDSI, Embryo Development Corp.'s equity interest has decreased as financings have occurred. Matthew Harriton, our president, chief executive officer, chief financial officer and director, is also chief executive officer and a director and the holder of approximately 32.1% of the outstanding common and Class B shares of Embryo Development Corp.

      On January 25, 2002, the manufacturing facility of HDSI was purchased by an entity owned by a related party, Mr. Richard Harriton, the father of Mr. Matthew Harriton, the then chief executive officer and president of HDSI and currently the chief executive officer and president of Nesco. In addition, Mr.

R. Harriton has a beneficial ownership in Nesco of approximately 20.29% upon conversion of all outstanding warrants and debt issued to him and holds debt in the amount of $1,308,000 convertible to 15,696,000 shares of common stock as a result of the share exchange. On January 25, 2002, HDSI entered into a lease with 2150 Cabot, LLC, an entity owned by Mr. R. Harriton, which provides for minimum monthly rental payments of $11,687 and expires in 2012. The rent increases by 5% every two years for the duration of the lease. On September 30, 2002, in consideration for extension of certain debt due, the rent increase of 5% effective February 1, 2004 was increased by an additional 10%. The rent increases subsequent to that date, every two years, remain at 5% of the prior period amount inclusive of the 10% additional one-time increase. HDSI also entered into a month to month lease for office space with another entity, Park Avenue Consulting, owned by Mr. R. Harriton in December 1, 2001 which terminated in April 2004. Unpaid rents of approximately $312,000, $77,000 and $229,000 were due to Mr. R. Harriton on these leases as of April 30, 2006, 2005 and 2004, respectively. In addition, Mr. Harriton made temporary advances to Nesco during 2006 and 2005, of which approximately $243,000 and $78,000, respectively, was due to Mr. Harriton at April 30, 2006 and 2005 and approximately $256,000 was due at October 31, 2006.





      As of April 30, 2004, Mr. Richard Harriton had loaned HDSI an aggregate of $1,308,000. HDSI issued a series of convertible debentures in connection with these loans between the period of October 12, 1999 and August 7, 2003. On April 19, 2004, Mr. Harriton agreed, upon consummation of the share exchange, to extend the due dates of these debentures until December 31, 2005 and to exchange these debentures for 8% convertible debt of Nesco based on the same ratios in the share exchange (a ratio of approximately nine Nesco common shares for each common share of HDSI stock and 36 Nesco common shares for each preferred share of HDSI stock). On May 25, 2004 the exchange was completed. This debt is convertible at approximately $0.08 per share into an aggregate of approximately 15,696,000 shares of Nesco. Mr. Harriton, was also granted, in consideration for an extension and exchange of the debt, a warrant to acquire one share of Nesco common stock at an exercise price of $0.15 for a term of five years for each dollar of HDSI debt for an aggregate of the issuance of 1,308,000 warrants. The balance due on the note at April 30, 2006 was approximately $1,652,000, consisting of approximately $1,308,000 in principal and approximately $344,000 of accrued interest. Interest expense was approximately $105,000 for each of the years ended April 30, 2006 and April 30, 2005. In addition, Mr. Harriton exchanged an aggregate of 331,500 options and warrants of HDSI for an aggregate of 10,566,000 warrants of Nesco based on the same ratios in the share exchange. These options and warrants are currently exercisable at prices that range between $0.08 and $0.39 and expire between six and seven years. Compensation expense approximating $889,000 was recorded on May 25, 2004 for the increase in the fair value of these vested HDSI options/warrants as a result of the exchange.

      At April 30, 2004 we had notes payable, including interest, of approximately $370,000 due to Mr. Matthew Harriton, the president and chief executive officer of HDSI. The notes were at an interest rate of 10% per annum and collateralized by the accounts receivable of HDSI. On May 1, 1999, 200,000 options, which were previously granted to Mr. M. Harriton under the terms of an employment agreement, were exercised at a price of $0.40 and 200,000 shares of common stock were issued. We received a promissory note dated May 1, 1999 from Mr. M. Harriton in the amount of $80,000 for payment of the shares. The note matured on May 1, 2004, with interest at 8% and was secured by the related securities. On May 25, 2004, this note and related interest in the aggregate amount of $112,000 was cancelled and applied as a reduction of the notes due to the officer. At April 30, 2004, HDSI also owed Mr. M. Harriton approximately $113,000 in accrued payroll. On May 25, 2004, the remaining aggregate balance of approximately $365,000 due to Mr. M. Harriton on that date was exchanged for convertible 8% debentures of Nesco which mature in December 2005. This debt is convertible at approximately $0.15 per share into an aggregate of approximately 2,431,000 shares of Nesco. Mr. Harriton, was also granted, in consideration for an extension and exchange of the debt, a warrant to acquire one share of Nesco common stock at an exercise price of $0.15 for a term of five years for each dollar of HDSI debt for an aggregate of the issuance of approximately 365,000 warrants. The balance due on the note at October 31, 2006 is approximately $436,000 consisting of approximately $365,000 in principal, approximately $71,000 of accrued interest. Interest expense was approximately $27,000 for each of the years ended April 30, 2006 and April 30, 2005.

      At April 30, 2004, HDSI owed Mr. Geoffrey Donaldson, the chief operating officer of HDSI until December 19, 2005, approximately $439,000 in accrued payroll. On May 25, 2004, this obligation due to Mr. G. Donaldson was exchanged for a convertible 8% debenture of Nesco which matures in December 2005. This debt is convertible at approximately $0.15 per share into an aggregate of approximately 2,924,000 shares of Nesco. Mr. Donaldson, was also granted, in consideration for an extension and exchange of the debt, a warrant to acquire one share of Nesco common stock at an exercise price of $0.15 for a term of five years for each dollar of HDSI debt, for an aggregate of the issuance of warrants to purchase approximately 439,000 shares of common stock. The balance due on the note at October 31, 2006 is approximately $524,000 consisting of approximately $439,000 in principal and approximately $85,000 of accrued interest. Interest expense was approximately $34,000 for the each of years ended April 30, 2006 and 2005. In addition, Mr. Donaldson exchanged options to purchase an aggregate of 133,334 shares of HDSI for warrants to purchase an aggregate of 1,200,000 shares of common stock of Nesco based on the same ratios in the share exchange. These options are currently exercisable at $0.39 and expire in January 2006. Compensation expense approximating $23,000 was recorded on May 25, 2004 for the increase in the fair value of these vested HDSI options and warrants as a result of the exchange.


Interests of Certain Persons in the Share Exchange


      Information as to the participation in the share exchange by the holders of more than five per cent (5%) of our outstanding voting interests, our officers and directors and other affiliates is set forth above in this information statement under the heading "Certain Relationships and Related Transactions-Relationships and Related Transactions of Nesco Related to the Operations of HDSI prior to and as a Result of the Share Exchange Agreement."


Material U.S. Federal Income Tax Consequences

      Beckman, Lieberman & Barandes, LLP, as counsel to Nesco, has rendered an opinion to Nesco to the effect that, with respect to Nesco and the Nesco stockholders who did not participate in the share exchange, the share exchange will be a nontaxable transaction for U.S. federal income tax purposes. As a consequence, neither Nesco nor such Nesco stockholders will recognize any gain or loss in the share exchange.

EACH NESCO STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE SHARE EXCHANGE TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL LAW OR OTHER TAX LAWS.

Regulatory Approvals

      Nesco does not believe that the share exchange was subject to any state or federal regulatory requirements.

      Other than the filing of this information statement and a registration statement with respect to shares of our common stock, including shares issuable upon conversion of our securities issued in the share exchange, and certain other filings under applicable securities laws and the filing of the amendment to our articles of incorporation with the Secretary of State of the State of Nevada, we do not believe that, in connection with the and the amendment to our articles of incorporation any consent, approval, authorization or permit of, or filing with or notification to, any regulatory authority will be required.

                  AMENDMENT OF THE ARTICLES OF INCORPORATION TO
                     CHANGE THE NAME OF THE CORPORATION AND
                   INCREASE SHARES OF AUTHORIZED COMMON STOCK


      Our Board of Directors has unanimously adopted resolutions to (a) change the name of the corporation from "Nesco Industries, Inc." to "Aquamatrix, Inc." and (b) increase the authorized number of common shares to 400,000,000. The holders of shares representing 91.40 of our outstanding voting power have given their written consent to the resolution. As of the record date, of the (1) of the [20,136,225] shares of common stock outstanding, [15,898,809] shares, or [78.96]% of the shares outstanding have provided written consent; and (2) of the [116,686.84] shares of Series B convertible preferred stock outstanding, [112,445] shares of Series B convertible preferred stock (which are convertible into [84,333,750] shares of common stock) or [96.36]%, have provided written consent to this action. In aggregate, as converted, [100,232,559] of [109,661,357] total outstanding common shares ([91.40]%) have consented. Under the Nevada Revised Statutes, the consent of the holders of a majority of the voting power is effective as stockholders' approval. We will file the Amendment with the Secretary of State of Nevada on or after [20 days from date of mailing], and it will become effective on the date of such filing (the "Effective Date").


Reasons for Approving the Name Change

      The name change has been approved because the new name better represents our business. We develop, manufacture and market high water content, electron beam cross-linked, aqueous polymer hydrogels used for wound care, medical diagnostics, transdermal drug delivery and cosmetics. Our gels are produced using proprietary manufacturing technologies which enable us to produce gels that can satisfy rigid tolerance specifications with respect to a wide range of physical characteristics while maintaining product integrity. Our gels are also stable in form and composition, adhere painlessly to the human body and are compatible with active ingredients.

      Certificates for the corporation's common stock that recite the name "Nesco Industries, Inc." will continue to represent shares in the corporation after the Effective Date. If, however, a stockholder wishes to acquire a certificate reciting the name "Aquamatrix" after the Effective Date, he may do so by surrendering his certificate to our transfer agent with a request for a replacement certificate and the appropriate stock transfer fee. Our transfer agent is:

        Interwest Transfer Co., Inc.
        1981 East 4800 South, Suite 100
        Salt Lake City, UT 84117
        Attn: Stacie Banks
        Phone: 801-272-9294

Reasons for Approving the Increase in Authorized Common Stock


      The primary purposes of the increase are (a) to enable us to satisfy the conversion obligations set forth in our outstanding convertible securities, including preferred stock, convertible debentures, options and warrants, (b) to enable us to satisfy provisions of the share exchange agreement by and among Nesco, HDSI, certain stockholders of Nesco and certain stockholders of HDSI ,
(c) have authorized common stock available to issue in accordance with an August

23, 2004 standby equity distribution agreement with Cornell Capital Partners L.P., (d) have authorized common stock available for securities issuances to fund our business plan and operations and (e) to have authorized common stock available for such other purposes as may be properly taken by us.

      Information as to the number of shares of our common stock issuable upon conversion, exchange or exercise of the securities issued pursuant to the share exchange agreement is set forth under the caption "Dilution from Share Exchange" on page [__] of this information statement.

      Under the terms of the exchange agreement, we were required to issue 58,884,786 shares of our common stock to the former HDSI stockholders. We had 25,000,000 shares authorized. In order to facilitate the closing of the Agreement in the absence of sufficient shares of our common stock, we issued a newly created Series B convertible preferred stock, which is convertible in to shares of our common stock at a fixed ratio of 750 shares of common stock for each share of Series B convertible preferred stock upon filing of the amendment authorizing additional common stock described in this information statement.

      If all shares of HDSI common and preferred stock are exchanged for Nesco voting securities, the equivalent of a total of 58,884,786 shares of Nesco common stock will be issued in the exchange. If all the HDSI common and preferred stock is exchanged for Nesco common stock the holders would own approximately 55.3 % of Nesco's common stock outstanding at the time of the exchange and [__]% of the common stock outstanding on the date hereof.

      In addition to the Nesco common stock exchange shares, Nesco also issued the following:

      o 6,500,000 shares of common stock to various advisors for services rendered in connection share exchange agreement;

      o 3,000,000 shares of common stock issued in connection with the sale of the Nesco subsidiaries; and

      o 20,000 shares of preferred stock, which will be converted to 15,000,000 shares of common stock for the conversion of Nesco outstanding debt of $953,000.


      The amendment to the articles of incorporation will permit us to issue:


      - 2,010,000 shares of common stock upon conversion of 67,000 shares of Series A convertible preferred stock (30-to-1 conversion ratio).

      - 87,515,130 shares of common stock upon conversion of 116,686.84 shares of Series B convertible preferred stock (750-to-1 conversion ratio).


      - 56,436,304 shares of common stock upon exercise of outstanding options and warrants to purchase shares of common stock (exercise prices between $.08 and $.39 per share and varying exercise periods through April 30, 2012).

      - 43,850,747 shares of common stock upon conversion of $5,031,212 principal amount of convertible debentures (conversion price of either $.0833 or $.15 per share).


      The amendment of our articles of incorporation to increase the authorized common stock is not being done for the purpose of impeding any takeover attempt, and we are is not aware of any person who is acquiring or plans to acquire control of our company. Nevertheless, the power of our board of directors to provide for the issuance of shares of common stock without stockholder approval has potential utility as a device to discourage or impede a takeover. In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make us unattractive to the party seeking control. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change of control.

                           VOTE OBTAINED - NEVADA LAW


      Nevada Revised Statutes ("NRS") 78.390 provides that every amendment to our articles of incorporation shall first be adopted by the resolution of the Board of Directors and then be subject to the approval of stockholders entitled to vote on any such amendment. Under NRS 78.390 and our bylaws, an affirmative vote by stockholders holding shares entitling them to exercise at least a majority of the voting power is sufficient to amend our articles of incorporation. NRS 78.320 provides that, unless otherwise provided in our articles of incorporation or the bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the amendments described herein as early as possible in order to accomplish the purposes as hereafter described, our board of directors voted to utilize, and did in fact obtain, the written consent of the holders of a majority in interest of our voting power. NRS 78.320 provides that in no instance where action is authorized by written consent need a meeting of stockholders be called or notice given.


No Dissenters Rights


      Under Nevada law, stockholders are not entitled to dissenters' rights with respect to any of the transactions in this information statement.


                            DESCRIPTION OF SECURITIES


      Our authorized capital consists of 25,000,000 shares of common stock $0.001 par value, of which [20,136,225] shares were outstanding as of [_______], 2007. In addition, we are authorized to issue 850,000 shares of our Series A convertible preferred stock and 150,000 shares of our Series B convertible preferred stock, respectively. As of [________], 2007, there were [67,000] shares of our Series A convertible preferred stock outstanding and [116,686.84] shares of our Series B convertible preferred stock outstanding.

      Set forth below is a summary description of certain provisions relating to our capital stock contained in and qualified in its entirety by our articles of incorporation and by-laws and under the NRS.


Common Stock


      Holders of common stock are entitled to one vote for each share of common stock owned of record on all matters to be voted on by stockholders. Our articles of incorporation do not contain any special voting provisions, and no corporate action requires a greater than majority vote of stockholders. Cumulative voting is not permitted in the election of directors.

      The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available therefor.


      The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of common stock are validly issued, fully paid, and non-assessable.

Series A Preferred Stock


      Our board of directors has designated and authorized the issuance of 850,000 shares of Series A convertible preferred stock of which [67,000] shares are outstanding.

Conversion


      Each share of Series A convertible preferred stock will be automatically converted into 30 shares of our common stock upon the filing of an amendment to our articles of incorporation to increase the number of shares of common stock we are authorized to issue.


Voting Rights


      At a meeting of our stockholders, each share of common stock has one vote per share and each share of our Series A convertible preferred stock has 30 votes per share. Each share of Series A convertible preferred stock, when voting as a class, is entitled to one vote per share.


Liquidation


      Until exchange for common shares as contemplated by the exchange agreement, upon any liquidation or dissolution, holders of Series A convertible preferred stock will be entitled to receive $2.00 per share plus an amount equal to all dividends accrued but unpaid.

Series B Convertible Preferred Stock

      Our board of directors has designated and authorized the issuance of 150,000 shares of Series B convertible preferred stock of which [116,686.84] shares are outstanding.


Conversion


      Each share of Series B convertible preferred stock will be automatically converted into 750 shares of our common stock upon the filing of an amendment to our articles of incorporation to increase the number of shares of common stock we are authorized to issue sufficient to convert the then outstanding shares of Series B convertible preferred stock.


Voting Rights


      At a meeting of our stockholders, each share of common stock has one vote per share and each share of our Series B convertible preferred stock has 750 votes per share. Each share of Series B convertible preferred stock, when voting as a class, will be entitled to one vote per share.


Rank


      Shares of Series B convertible preferred stock ranks junior to shares of Series A convertible preferred stock.


                                   MANAGEMENT


Directors and Executive Officers


      Our directors and executive officers are as follows:


      Name                Age     Position with the Company
      ----                ---     -------------------------
      Matthew Harriton    42      President, Principal Executive and Principal
                                  Financial Officer and Director

      Arlen Reynolds      64      Chairman of the Board and Director

      Gene E. Burelson    65      Director

      Wayne M. Celia      51      Director

      Joel S. Kanter      49      Director

      Matthew L. Harriton became our chairman of the board of directors, chief executive officer and president in May 2004 and chief financial officer in January 2006. He has served as chief executive officer of HDSI since October 1996, and also serves as chief executive officer, chief financial officer and director of Embryo Development Corporation, a company formerly involved in the medical device development industry, since January 1996. Prior to joining Embryo Development Corporation, Mr. Harriton's professional experience included positions at CIBC Wood Gundy Securities Corporation, Coopers & Lybrand, and The First Boston Corporation. He is a graduate of Lehigh University and received his M.B.A. from Duke University's Fuqua School of Business.





      Arlen Reynolds became a director in December 2004 and assumed the role of chairman of the board from Mr. Harriton in June 2005. He is currently and has been since 1997, a private investor and strategic advisor to healthcare companies. From 1995 to 1997, Mr. Reynolds was President of TeamCare, Inc., an institutional pharmacy company. From 1972 to 1995, he served as chief executive officer of, among others, Brookwood Medical Center in Birmingham, Alabama and Park Plaza Hospital in Houston, Texas. Mr. Reynolds serves on the boards of several private companies and not-for-profit charitable organizations.

      Gene E. Burelson became a director in December 2004. From June 2002 to the present he has been a private investor in healthcare companies. From January 2000 to June 2002, he served as chairman of the board of directors of Mariner Post-Acute Network Inc., an operator of long term health care facilities. From October 1989 to November 1997 he served as chairman of the board of GranCare Inc., and from December 1990 to February 1997, its president and chief executive officer. Mr. Burelson is involved with several private health care companies as an investor and member of the board of directors.

      Wayne M. Celia became a director in December 2004. He has been president of Dicon Technologies, a wholly-owned subsidiary of Berkshire Hathaway, Inc. since 1997. From 1975 until 1997, Mr. Celia founded Dicon Inc., WP Industries, TekPak Inc. and Dicon Systems Inc. Dicon has been acquired by Berkshire Hathaway.

      Joel S. Kanter became a director in December 2004. Since July 1986, he has served as president of Windy City Inc., a privately held investment firm. Mr. Kanter serves on the board of directors of several public companies including Echo Healthcare Acquisition Corp., Encore Medical Corporation, Prospect Medical Group, Inc., Magna-Lab Inc. and I-Flow Corporation, as well as a number of private concerns.

      Geoffrey Donaldson, who became a director in December 2004, resigned on December 19, 2005. Since January 2000, and through December 19, 2005, Mr. Donaldson had been chief operating officer of the Company.

      Richard Selinfreund, who became a director in October 2004, resigned on December 12, 2005.

      Karen Nazzareno, who served as our controller since 1996 and our chief financial officer since 2004, resigned in January 2006.

      All directors currently serve for one-year terms and until their successors have been elected and qualified. Unless expressly agreed otherwise, officers are elected annually and serve at the discretion of the board of directors.

      We have an audit committee that was established by our board of directors for the purpose of overseeing our accounting and financial reporting processes and audits of our consolidated financial statements by our independent auditors. The audit committee is made up of Mr. Kanter (chairman), Mr. Reynolds and Mr.

Burelson. We believe that each of the members of the audit committee meets the independence requirements of the Securities and Exchange Commission. Each of the members of the audit committee is financially literate and has accounting and finance experience and Mr. Joel S. Kanter is deemed an audit committee financial expert within the meaning of Securities and Exchange Commission regulations as defined in Item 401 of Regulation S-B.


Summary Compensation


      The following table sets forth, for Nesco's last three fiscal years, all compensation awarded to, earned by or paid to all persons serving as Nesco's chief executive officer or interim chief executive officer in fiscal 2005 and the most highly compensated executive officers of Nesco other than the chief executive officer or interim chief executive officer whose salary and bonus payments exceeded $100,000 in fiscal 2005.

                                                                                                                 Long Term
                                                                       Annual Compensation                       Compensation
                                                                       -------------------                       ------------
                                        Year
                                        Ended                                              Other                 Options/
Name & Principal Position               April 30,       Salary ($)          Bonus ($)      Compensation ($)      SAR (#)
-------------------------               ---------       ----------          ---------      ----------------      --------
Matthew Harriton (Chief Executive         2006          $ 203,000                 --          $       0                 --
and Chief Financial Officer)
                                          2005          $ 143,700                 --          $       0          5,000,000

                                          2004          $  75,000                 --          $       0                 --

(1) Approximately $106,250 and $75,000 of salary for the years ended April 30, 2006 and April 30, 2004 were accrued but not paid. The $75,000 outstanding at April 30, 2004 was converted to debt as part of the terms of the share exchange agreement.


      Except as set forth above, no other options or warrants have been issued to our officers and directors named in the above summary compensation table during the last three fiscal years.

Options/SAR Grants in Last Fiscal Year




      During fiscal 2006 no option grants were made to the named executive officers.

Aggregated Option/SAR Exercises in Fiscal 2006 and Fiscal 2006 Year-End Option/SAR Value

      Information relating to the number and value of options exercised during the year and held at year end by such named executive officers is set forth in the following table:

                                                                             Value of Unexercised
                                                    Number of Unexercised    In-the Money
                    Shares                          Options/SARs at F/Y      Options/SARs at F/Y
                    Acquired on      Value          End (#) Exercisable/     End ($)Exercisable/
                    Exercise (#)     Realized($)    Unexercisable            Unexercisable
                    ---------------- -------------- ------------------------ ---------------------------
Matthew Harriton           0              $0        4,000,000/1,000,000            $-0-/$-0-

      (1) Shares of common stock. Mr. Harriton was granted options to purchase 5,000,000 shares of common stock in connection with his employment agreement on May 19, 2004, of which 2,000,000 are immediately exercisable and 1,000,000 are exercisable on each of the first, second and third anniversaries of the agreement.

      (2) Based on the closing price (estimated to be $0.03) of shares quoted on April 28, 2006.


Long-Term Incentive Plans

      Not Applicable.

Compensation of Directors


      During the fiscal years ended April 30, 2006 and 2005, no director received any compensation for services provided in such capacity. Directors are reimbursed for reasonable expenses incurred by them in connection with their activities on behalf of Nesco.


Employment Contracts and Termination of Employment and Change in Control Arrangements


      On May 19, 2004 we entered into an employment agreement with Mr. Matthew Harriton for a term of three years with an automatic one year extension. The agreement provides for an annual base salary of $120,000 with annual increases of 10%. The agreement also provides for an annual performance bonus based on an annual operating profit in excess of $500,000. The agreement provides for certain payments in the event of death, disability or change in control. In addition, Mr. Harriton was granted a nonqualified option, effective the date of the closing of the share exchange agreement, to purchase 5,000,000 shares of common stock for a period of 5 years. The option is immediately exercisable for the purchase of 2,000,000 shares and exercisable as to an additional 1,000,000 shares commencing on each of the first, second, and third anniversaries of the closing date, respectively, provided that he remains an employee. The options are exercisable at the "Applicable Trading Price" based on a formula contained in the share exchange agreement which resulted in an option price, based on the average bid closing price for 30 consecutive trading days prior to the closing, of $0.15.

      On November 22, 2004, this employment agreement was amended and restated. The amended and restated agreement provides for annual compensation of $200,000 effective January 1, 2005, with a 10% increase each year on December 31 during the term of the agreement. The annual performance bonus was eliminated and bonuses now are to be paid at the discretion of the board of directors. The agreement was also extended to December 31, 2009. All other terms remained the same as in the original agreement.

      Mr. Harriton has not collected cash compensation required under this agreement since October 2005, and is owed approximately $231,000 at October 31, 2006.


Report on Repricing of Options/SARS


None.

                                       By Order of the Board of Directors, at
                                       New York, New York on _____________, 2007



                                       By: /s/ Matthew Harriton
                                           -------------------------------------
                                           Matthew Harriton, President

                              FINANCIAL STATEMENTS

                     NESCO INDUSTRIES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM......................F-1

FINANCIAL STATEMENTS FOR YEAR ENDED APRIL 30, 2006

      CONSOLIDATED BALANCE SHEET.............................................F-2

      CONSOLIDATED STATEMENTS OF OPERATIONS..................................F-3

      CONSOLIDATED STATEMENTS OF CASH FLOWS..................................F-4

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT............F-6

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ....................F-7 to F-25

UNAUDITED FINANCIAL STATEMENTS FOR SIX MONTHS ENDED
OCTOBER 31, 2006

      CONDENSED CONSOLIDATED BALANCE SHEET..................................F-26

      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS.......................F-27

      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS.......................F-28

      CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
        DEFICIT.............................................................F-29

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS .........F-30 to F-39

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Nesco Industries, Inc.

      We have audited the accompanying consolidated balance sheet of Nesco Industries, Inc. and Subsidiaries (collectively the "Company") as of April 30, 2006, and the related consolidated statements of operations, cash flows and changes in stockholders' deficit for each of the years in the two-year period ended April 30, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nesco Industries, Inc. and Subsidiaries as of April 30, 2006, and the results of its operations and its cash flows for each of the years in the two-year period ended April 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has incurred cumulative losses of approximately $23,681,000 since inception and utilized cash of approximately $2,144,000 for operating activities during the two-years ended April 30, 2006. The Company has a working capital deficit of approximately $10,214,000 (including approximately $7,133,000 of debt which is in default), and a stockholders' deficit of approximately $9,602,000 as of April 30, 2006. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 2. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                         /s/ Rothstein, Kass & Company, P.C.


Roseland, New Jersey
June 23, 2006

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------

                                                                                                       April 30,
                                                                                                          2006
                                                                                                     ------------
ASSETS
Current assets
   Cash                                                                                              $     27,000
   Accounts receivable                                                                                     85,000
   Inventories                                                                                            100,000
   Prepaid expenses and other current assets                                                               19,000
                                                                                                     ------------
        Total current assets                                                                              231,000
Property and equipment, net of accumulated depreciation
   and amortization of approximately $1,833,000                                                           633,000
Other assets - deposits and other                                                                          49,000
                                                                                                     ------------
                                                                                                     $    913,000
                                                                                                     ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
   Secured accounts receivable and purchase order financing,
        including $92,000 payable to a related party                                                 $    122,000
   Subsidiary senior secured notes payable and interest, including
        $168,000 payable to related parties                                                               489,000
   Note and interest payable, in default                                                                  709,000
   Convertible debentures, including interest and penalties, in default
        ($3,013,000 is secured by the assets of the Company and another
        $2,579,000 is payable to related parties and current or former officers)                        6,424,000
   Customer deposits                                                                                      846,000
   Accounts payable and accrued expenses                                                                  829,000
   Stock to be issued                                                                                     190,000
   Common stock subject to redemption                                                                     330,000
   Due to related party and affiliates                                                                    506,000
                                                                                                     ------------
        Total current liabilities                                                                      10,445,000
                                                                                                     ------------
Long-term liability - deferred sublease income                                                             70,000
                                                                                                     ------------
Commitments and contingencies

Stockholders' deficit
   Series A convertible preferred stock, $.001 par value, authorized
        850,000 shares, 67,000 issued and outstanding                                                          --
   Series B convertible preferred stock, $.001 par value, authorized
        150,000 shares, 117,055 issued and outstanding                                                         --
   Common Stock, $.001 par value, authorized 25,000,000 shares,
        17,736,225 issued and outstanding                                                                  18,000
   Additional paid-in-capital                                                                          14,061,000
   Accumulated deficit                                                                                (23,681,000)
                                                                                                     ------------
        Total stockholders' deficit                                                                    (9,602,000)
                                                                                                     ------------
                                                                                                     $    913,000
                                                                                                     ============

See accompanying notes to the consolidated financial statements.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                 Years ended April 30,
                                                                 ---------------------
                                                                 2006             2005
Revenues                                                    $  1,001,000     $    738,000

Cost of revenues                                               1,141,000          928,000
                                                            -----------------------------

Gross profit (loss)                                             (140,000)        (190,000)
                                                            -----------------------------

Operating expenses
   General and administrative                                  1,114,000        1,393,000
   Stock compensation charge                                      67,000        3,011,000
   Amortization and other expenses                                    --          136,000
                                                            -----------------------------
                                                               1,181,000        4,540,000
                                                            -----------------------------

Loss from operations                                          (1,321,000)      (4,730,000)
                                                            -----------------------------

Other income (expenses)
   Sublease income                                                47,000           47,000
   Amortization of debt discount                              (1,731,000)      (2,281,000)
   Stock issuance costs expensed                                      --         (713,000)
   Interest and other expense                                   (351,000)        (265,000)
   Interest expense, related parties                            (132,000)        (165,000)
   Amortization of financing costs                              (294,000)        (398,000)
   Penalties under registration rights agreement                (548,000)         (92,000)
   Permanent impairment of available-for-sale securities         (69,000)              --
                                                            -----------------------------
                                                              (3,078,000)      (3,867,000)
                                                            -----------------------------

Net loss                                                    $ (4,399,000)    $ (8,597,000)
                                                            =============================

Weighted average common shares
   Basic and diluted                                          17,812,000       15,743,000
                                                            -----------------------------

Net loss per common share
   Basic and diluted                                        $      (0.25)    $      (0.55)
                                                            =============================

See accompanying notes to the consolidated financial statements.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                 Years Ended April 30,
                                                                                 ---------------------
                                                                                 2006           2005
Cash flows from operating activities
  Net loss                                                                   $(4,399,000)    $(8,597,000)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
      Stock and warrants issued for services                                      67,000       1,217,000
      Revaluation of warrants issued for services                                     --       1,794,000
      Stock issuance costs expensed                                                   --         713,000
      Depreciation and amortization                                              161,000         251,000
      Amortization of debt discount                                            1,731,000       2,281,000
      Amortization of financing costs                                            294,000         398,000
      Permanent impairment of available-for-sale securities                       69,000              --
  Changes in operating assets and liabilities:
      Accounts receivable                                                         39,000         (50,000)
      Inventories                                                                (35,000)         23,000
      Prepaid expenses and other current assets                                   32,000           1,000
      Accrued penalties and interest (included in Convertible debentures)        548,000          92,000
      Customer deposits                                                            7,000          (8,000)
      Accounts payable, accrued expenses and other                               521,000         (55,000)
      Interest payable                                                           459,000         343,000
      Due to affiliates                                                          192,000        (151,000)
      Deferred sublease income                                                   (35,000)        (47,000)
                                                                             ---------------------------
Net cash used in operating activities                                           (349,000)     (1,795,000)
                                                                             ===========================

Cash flows from investing activities
  Net cash acquired from merger                                                       --          86,000
  Purchase of equipment and deposit on lease                                    (413,000)         (9,000)
                                                                             ---------------------------
Net cash provided (used) by investing activities                                (413,000)         77,000
                                                                             ---------------------------

Cash flows from financing activities
  Proceeds from issuance of subsidiary senior secured notes                      480,000              --
  Proceeds from accounts receivable financing                                    336,000              --
  Payments of accounts receivable financing                                     (214,000)             --
  Proceeds from issuance of senior secured convertible debentures                     --       2,295,000
  Payments for financing costs                                                        --        (286,000)
  Payments on notes payable                                                           --        (238,000)
  Payments of stock issuance costs                                                    --         (88,000)
  Payments on loan from officer                                                       --          (7,000)
  Payments from affiliate                                                        165,000          63,000
                                                                             ---------------------------
Net cash provided by financing activities                                        767,000       1,739,000
                                                                             ---------------------------

Net increase in cash                                                               5,000          21,000
Cash
  Beginning of year                                                               22,000           1,000
                                                                             ---------------------------
  End of year                                                                $    27,000     $    22,000
                                                                             ===========================

Supplemental disclosure of cash flow information,
  Cash paid during the year for interest                                     $     1,000     $    89,000
                                                                             ===========================

See accompanying notes to the consolidated financial statements.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
--------------------------------------------------------------------------------

                                                                         Years Ended April 30,
                                                                         ---------------------
                                                                         2006             2005
Supplemental disclosure of non-cash investing and financing, activities:

Stock issued for interest payment on convertible debentures         $      93,000    $      59,000
                                                                    ==============================
Stock issued in connection with Equity Distribution Agreement       $          --    $     625,000
                                                                    ==============================
Fair value of warrants issued to brokers                            $          --    $     405,000
                                                                    ==============================
Debt discount related to convertible debentures                     $          --    $   3,971,000
                                                                    ==============================
Reclassification of note receivable (and interest), officer, accrued expenses, officer, and due to officer to convertible
 debentures and interest payable, officer                           $          --    $     922,000
                                                                    ==============================
Reclassification of accounts payable to due to affiliate            $          --    $       5,000
                                                                    ==============================
Reclassification of treasury stock to additional paid in capital    $          --    $      43,000
                                                                    ==============================
Reclassification of additional paid in capital to series A
 convertible preferred stock                                        $          --    $          --*
                                                                    ==============================
Reclassification of additional paid in capital to series B
 convertible preferred stock                                        $          --    $          --*
                                                                    ==============================
Conversion of series A convertible preferred stock to series B
 convertible preferred stock                                        $          --    $       1,000
                                                                    ==============================
Balance sheet of Nesco Industries, Inc. at the date of the
 Share Exchange (See Note 1):

Property and equipment                                              $          --    $       5,000
                                                                    ------------------------------
Accounts payable and accrued expenses                                                      177,000
Deferred sublease income                                                                   164,000
Stockholders' equity                                                           --            7,000
                                                                    ------------------------------
  Total liabilities and stockholders' equity                                   --          348,000
                                                                    ------------------------------
Elimination of intercompany bridge loan                                        --         (209,000)
                                                                    ------------------------------
Cash acquired from merger                                                      --          134,000
Expenditure of legal fees in connection with merger                            --          (48,000)
                                                                    ------------------------------
Net cash acquired from merger                                       $          --    $      86,000
                                                                    ------------------------------

*     Amounts round to less than $1,000 in the fiscal year ended April 30, 2005.

See accompanying notes to consolidated financial statements.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
--------------------------------------------------------------------------------
Years Ended April 30, 2006 and 2005
--------------------------------------------------------------------------------

                                                                             Nesco                            HDS
                                             Series A                       Series B                        Series B
                                           Convertible                     Convertible                    Convertible
                                         Preferred Stock                 Preferred Stock                Preferred Stock
                                  ----------------------------    ----------------------------    ----------------------------
                                     Shares          Amount           Shares         Amount          Shares          Amount
                                  ------------    ------------    ------------    ------------    ------------    ------------
Balances, May 1, 2004                       --    $         --              --    $         --         522,487     $        --

Reverse acquisition                    512,500              --          94,625              --        (522,487)             --
Revaluation of warrants
Conversion of series A
to series B convertible               (445,500)             --          17,820              --
  preferred stock
Conversion of officer note
  receivable to  convertible
  debentures
Issuance of common stock
  for services
Issuance of common stock
  in connection with sale
  of subsidiaries
Issuance of common stock
  for interest expense
Issuance of series B
  convertible preferred
  stock for services                                                     4,242              --
Debt discount on
  convertible securities
Issuance of warrants
  for services
Net loss
                                  --------------------------------------------------------------------------------------------

Balances, April 30, 2005                67,000              --         116,687              --              --              --

Issuuance of common stock
  for interest
Issuance of convertible
  preferred stock for services                                             368
Stock compensation charge
Permanent impairment in
  available-for-sale security
Net loss
                                  --------------------------------------------------------------------------------------------
Balances, April 30, 2006                67,000    $         --         117,055    $         --              --    $         --
                                  ============================================================================================

                                                                                Accumulated
                                                                                   Other
                                       Common Stock               Additional      Compre-         Officer
                                ----------------------------       Paid-in        hensive           Note
                                   Shares          Amount          Capital          Loss         Receivable
                                ------------    ------------    ------------    ------------    ------------
Balances, May 1, 2004              4,702,806    $         --    $  6,318,000    $    (69,000)   $    (80,000)

Reverse acquisition                2,924,299           7,000       1,346,000
Revaluation of warrants                                            1,794,000
Conversion of series A
to series B convertible                                                   --
  preferred stock
Conversion of officer note
  receivable to  convertible
  debentures                                                                                          80,000
Issuance of common stock
  for services                     8,500,000           9,000         986,000
Issuance of common stock
  in connection with sale
  of subsidiaries                    600,000           1,000          (1,000)
Issuance of common stock
  for interest expense               390,305              --          58,000
Issuance of series B
  convertible preferred
  stock for services                                                 727,000
Debt discount on
  convertible securities                                           2,204,000
Issuance of warrants
  for services                                                       470,000
Net loss
                                ----------------------------------------------------------------------------

Balances, April 30, 2005          17,117,410          17,000      13,902,000        (69,000)              --

Issuuance of common stock
  for interest                       618,815           1,000          92,000
Issuance of convertible
  preferred stock for services                                        47,000
Stock compensation charge                                             20,000
Permanent impairment in
  available-for-sale security                                                         69,000
Net loss
                                ----------------------------------------------------------------------------
Balances, April 30, 2006          17,736,225    $     18,000    $ 14,061,000    $         --    $         --
                                ============================================================================

                                         Treasury
                                           Stock
                                ----------------------------     Accumulated
                                   Shares          Amount         Deficit            Total
                                ------------    ------------    ------------     ------------
Balances, May 1, 2004                250,000    $    (42,000)   $(10,685,000)    $ (4,558,000)

Reverse acquisition                 (250,000)         42,000                        1,395,000
Revaluation of warrants                                                             1,794,000
Conversion of series A
to series B convertible                                                                    --
  preferred stock
Conversion of officer note
  receivable to  convertible
  debentures                                                                           80,000
Issuance of common stock
  for services                                                                        995,000
Issuance of common stock
  in connection with sale
  of subsidiaries                                                                          --
Issuance of common stock
  for interest expense                                                                 58,000
Issuance of series B
  convertible preferred
  stock for services                                                                  727,000
Debt discount on
  convertible securities                                                            2,204,000
Issuance of warrants
  for services                                                                        470,000
Net loss                                                          (8,597,000)      (8,597,000)
                                -------------------------------------------------------------

Balances, April 30, 2005                  --              --     (19,282,000)      (5,432,000)

Issuuance of common stock
  for interest                                                                         93,000
Issuance of convertible
  preferred stock for services                                                         47,000
Stock compensation charge                                                              20,000
Permanent impairment in                                                                    --
  available-for-sale security                                                          69,000
Net loss                                                          (4,399,000)      (4,399,000)
                                -------------------------------------------------------------
Balances, April 30, 2006                  --    $         --    $(23,681,000)    $ (9,602,000)
                                =============================================================

See accompanying notes to the consolidated financial statements.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Organization and Nature of Operations


Nesco Industries, Inc. (hereinafter referred to as "Nesco" or, together with its wholly owned subsidiaries, the "Company") is a Nevada corporation whose principal business is conducted through its wholly-owned subsidiaries, Hydrogel Design Systems, Inc. ("HDSI") and, since January 2006, Foam Manufacturing, Inc. ("FMI"). HDSI is engaged in the manufacturing, marketing, selling and distribution of hydrogel, an aqueous polymer-based radiation ionized gel, which is used in various medical and cosmetic consumer products. FMI is engaged in the manufacture and sale of patented hydrophilic urethane foam products, polyurethane gels and moisture managed foam footwear inserts for use in the cosmetic, medical, and household markets. The Company acquired the rights to produce the FMI products during October 2005, by agreement granting it the exclusive rights to manufacture and distribute these products in North America as described further in Note 4.





Prior to April 29, 2004, Nesco was a "shell company" having ceased business operations and become inactive in May 2003. Prior to May 2003, Nesco was a provider of asbestos abatement and indoor air quality testing, monitoring and remediation services. Nesco provided services through its wholly-owned subsidiary National Abatement Corporation ("NAC") and other wholly-owned subsidiaries including NAC/Indoor Air Professionals, Inc. ("IAP") and NAC Environmental Services, Inc. ("NACE").

On April 29, 2004, Nesco entered into a share exchange agreement with HDS, a Delaware privately held corporation, whereby HDS became a majority-owned subsidiary of Nesco and the holders of HDS common stock and debt acquired a majority interest of Nesco. This exchange (the "Share Exchange") was completed on May 25, 2004. The accounting for the transaction, commonly called a reverse acquisition, resulted in a recapitalization of HDS, which was treated as the accounting acquirer. The acquired assets and assumed liabilities of Nesco were carried forward at their historical values, which approximated fair value (with the exception of deferred liabilities for which there was no legal continuing obligation, which were not recorded). HDS's historical financial statements were carried forward as those of the combined entity. See Note 11.

The accompanying consolidated financial statements of the Company reflect the historical results of the predecessor entity, HDS, prior to May 25, 2004 and the consolidated results of operations of the Company subsequent to the acquisition date of May 25, 2004. The common stock and per share information in the condensed consolidated financial statements and related notes have been retroactively adjusted to give effect to the reverse acquisition on May 25, 2004. See also Note 11. The following unaudited supplemental pro forma condensed financial information is presented to illustrate the effects of the acquisition of HDS on the historical operating results for the year ended April 30, 2005 as if the acquisition had occurred at the beginning of the period:

                                              Year ended
                                            April 30, 2005
                                            --------------
                 Revenues                   $      738,000

                 Net loss                   $   (8,641,000)

                 Net loss per share         $        (0.52)

The above information is presented for illustrative purposes only and is not necessarily indicative of the condensed consolidated results of operations that actually would have been realized had HDS and Nesco been a combined company during the specified periods.

All amounts in the consolidated financial tatements have been rounded to the nearest $1,000.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2. Going concern and liquidity


The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred cumulative losses of approximately $23,681,000 since inception and utilized cash of approximately $2,144,000 for operating activities during the two years ended April 30, 2006. The Company has a working capital deficit of approximately $10,214,000, stockholders' deficit of approximately $9,602,000 as of April 30, 2006 and approximately $7,133,000 of debt is currently in default. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plan to deal with this uncertainty is to raise capital, attempt to convert some of its debt into equity and to improve operations through building of its customer base and through the new manufacturing agreement with Dicon Technologies ("Dicon") (See
Note 4) and other measures. There can be no assurance that management's plans to raise capital, convert debt to equity or improve operations will be successful. If management's efforts are not successful, the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


3. Summary of significant accounting policies

Principles of Consolidation


The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Revenue Recognition

Revenues are generally recognized as product is shipped to a customer. In cases where a customer requests a development project for a gel or a gel to be used as a component of a new product, the Company will recognize revenue at the time the project is completed.


Accounts Receivable


Accounts receivable are presented net of any allowance for doubtful accounts. The Company periodically evaluates its accounts receivable and establishes an allowance for doubtful accounts based on history, collections and current conditions.


Inventories


Inventories, consisting principally of raw materials, are stated at cost on the first-in, first-out basis, which does not exceed market value. Excess or obsolete inventories are reduced to net realizable value.

Property and Equipment


Property and equipment is recorded at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the estimated lives of the related assets or the remaining term of the lease, which ever is shorter.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Company provides for depreciation and amortization over the following estimated useful lives:


            Machinery and equipment              10 years
            Office equipment and fixtures        3 - 7 years
            Leasehold improvements               Lease term
            Purchased Technology                 7 years


Loss Per Share


The Company complies with Statement of Financial Accounting Standard ("SFAS") No. 128 "Earnings per Share", which requires basic loss per common share to be computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share incorporates the dilutive effect of common stock equivalents on an average basis during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is anti-dilutive. Therefore, basic and diluted loss per share were the same for the years ended April 30, 2006 and 2005.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Income Taxes

The Company complies with SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.



Fair Value of Financial Instruments

The fair value of the Company's assets and liabilities, which qualify as financial instruments under SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," approximate the carrying amounts presented in the balance sheets.



Concentrations of Credit Risk


Financial instruments that potentially subject the Company to concentrations of credit risk are cash and accounts receivable arising from its normal business activities. The Company routinely assesses the financial strength of its customers and third party payors and, believes that its accounts receivable credit risk exposure is limited. The Company places its cash with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Impairment of Long-Lived Assets


Certain long-lived assets of the Company are reviewed at least annually to determine whether there are indications that their carrying value has become impaired, pursuant to guidance established in SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations (undiscounted and without interest charges). If an impairment is deemed to exist, the assets will be written down to fair value. Management also reevaluates the periods of amortization to determine whether events and circumstances warrant revised estimates of useful lives.


Stock-Based Compensation

The Company complies with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS No. 148.


The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, no compensation cost has been recognized because stock options granted under the plans were at exercise prices which were equal to or above the market value of the underlying stock at date of grant. Had compensation for the Company's stock options been determined as provided by SFAS No. 123 using the Black-Scholes option pricing model, the Company's consolidated net loss would have been adjusted to the pro forma amounts indicated below:

                                                          2006          2005
                                                      -----------   -----------
Net loss, as reported                                 $(4,399,000)  $(8,597,000)
Stock-based compensation determined under fair
  valued based method, net of related tax effect          (60,000)     (242,000)
                                                      -----------   -----------
Net loss, pro forma                                   $(4,459,000)  $(8,839,000)
                                                      ===========   ===========

Loss per common share, basic and diluted
  As reported                                         $     (0.24)  $     (0.55)
  Pro forma                                           $     (0.24)  $     (0.56)

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal year ended April 30, 2005: no dividend yield, expected volatility of 59%, risk-free interest rate of 1.38% and three-year expected lives.


Comprehensive Income


The Company complies with the provisions of SFAS No. 130, "Reporting Comprehensive Income". SFAS 130 governs the financial statement presentation of changes in stockholder's equity resulting from non-owner sources. Accumulated other comprehensive income as reported in the accompanying balance sheets represents unrealized losses on available-for-sale securities. During the year ended April 30, 2006, the Company determined that the impairment of its investment in an available-for-sale security was permanent. Accordingly, this impairment has been charged to operations for the year ended April 30, 2006 with an offsetting reduction of the accumulated other comprehensive loss to zero.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment." SFAS No. 123R is a revision of SFAS No. 123, "Accounting for Stock Based Compensation," and supersedes APB No. 25. Among other items, SFAS No. 123R eliminates the use

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of APB No. 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments in the financial statements based on the grant date fair value of those awards. The effective date of SFAS No. 123R for the Company is May 1, 2006. The Company has elected to adopt SFAS No. 123R using the "modified prospective" method. Under the "modified prospective" method, compensation cost is recognized in the consolidated financial statements beginning with the effective date, based on the requirements of SFAS No. 123R for all share-based payments granted after that date, and based on the requirements of SFAS No. 123 for all unvested awards granted prior to the effective date of SFAS No. 123R.

The adoption of this statement has had no effect on net loss and loss per share due to the adoption of the "modified prospective" method for existing options and the fact that no new options have been granted.

4. Manufacturing Agreement and Related Activities

On October 3, 2005, the Company, on behalf of a wholly-owned subsidiary to be formed, entered into a manufacturing agreement (the "Agreement") with an entity affiliated with a Director of the Company (H.H. Brown Shoe Technologies, Inc. doing business as Dicon). The Agreement grants the Company the exclusive rights to manufacture patented hydrophilic urethane foam products, polyurethane gels and moisture managed foam footwear inserts and to distribute, along with Dicon, these products in North America in consideration of a 7-10% royalty based on sales. The Agreement also provides for a supply agreement between the Company and Dicon. Products to be manufactured under this Agreement will be sold for use in cosmetic, medical, and household markets including the foot-care market under the brand name DRYZ, a registered trademark. In December 2005, FMI Manufacturing, Inc. ("FMI") was formed as a wholly-owned subsidiary of the Company to control this activity and in February 2006, FMI entered into a lease for a manufacturing facility (Note 13). In April 2006, under the Agreement, the Company purchased certain "first line" equipment from Dicon for a purchase price of $270,000. In June 2006, the Company purchased $380,000 of "second line" equipment, paying Dicon $50,000 and entering into a secured three-year note payable to Dicon for the remaining $330,000. FMI's activities have been funded by subsidiary senior secured notes that mature on July 31, 2006 and the equipment note with Dicon, which are discussed in Notes 6 and 7.

5. Property and equipment and purchased technology

Property and equipment

Property and equipment, at cost, consist of the following at April 30, 2006:


Machinery and equipment                                             $ 1,933,000
Office equipment and fixtures                                            97,000
Leasehold improvements,                                                 436,000
                                                                    -----------
                                                                      2,466,000
Less: accumulated depreciation and amortization                      (1,833,000)
                                                                    -----------
                                                                    $   633,000
                                                                    ===========


Capital expenditures associated with the FMI business were approximately $385,000 during the fiscal year ended April 30, 2006. Subsequent to April 30, 2006, the Company exercised its option to purchase an additional approximately $380,000 of equipment for the FMI business, before delivery and installation costs, as discussed in Note 4. Depreciation expense for the years ended April 30, 2006 and 2005 amounted to approximately $161,000 and $166,000, respectively.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Purchased Technology





In 1997 the Company purchased technology for net consideration, as amended, approximating $797,000. For the year ended April 30, 2005 amortization expense related to the purchased technology amounted to approximately $85,000 and it was fully amortized at April 30, 2005.

6. Short-term financing

Subsidiary Senior Secured Notes





Between December 20, 2005 and April 30, 2006, the Company raised approximately $480,000 by issuing 11% per annum subsidiary senior secured notes of FMI pursuant to a note purchase agreement as amended and restated on February 1, 2006. Such subsidiary senior secured notes are secured by all the assets of FMI and, as amended in May 2006, are due on the earlier of July 31, 2006 or the completion of a financing of at least $500,000. The notes were issued to directors and other related parties, an affiliate as well a third party. $100,000 of the amounts borrowed from the initial investor in the subsidiary senior secured notes may be converted into new instruments upon the completion of a proposed financing. Subsequent to April 30, 2006, additional subsidiary senior secured notes were issued thereby raising the principal amount outstanding to $805,000 at June 23, 2006.

Secured Accounts Receivable and Purchase Order Financing

Beginning in November 2005, the Company began raising short-term financing through financing its accounts receivable. Under this program, specific accounts receivable are sold at a discount and the Company retains the right to repurchase the accounts, subject to a 2% per month financing charge. Additionally, beginning in April 2006, borrowings under this arrangement were extended to customer purchase orders. The Company records this as a financing transaction in which the receivables sold are carried on the consolidated balance sheet and the amount to be repaid is reflected as a short-term debt. At April 30, 2006, approximately $92,000 of this liability was payable to a related party. All accounts receivable sold at April 30, 2006, were subsequently repurchased by the Company.

7. Notes and convertible debentures payable and in default

Note and Interest Payable, in default

On January 24, 1997, HDS entered into a financing agreement with a customer for the purchase of $600,000 of manufacturing equipment from a third party. The agreement consisted of a promissory note in the amount of $600,000 bearing interest at 8% per annum and principal and interest due between three (3) and six (6) years from the anniversary date, depending upon the amount of product the customer ordered from the Company. The note has been amended several times, the most recent of which was on April 21, 2004. In that amendment, the lender agreed to amend and restate the note in the amount of $793,053 upon the completion of the Share Exchange with Nesco which occurred on April 29, 2004. The amended note bore interest at 11%, per annum (the default rate) until an aggregate interest payment of $84,000 was made on July 27, 2004. Thereafter, interest forward until the maturity date, December 31, 2005, is at 8%, per annum payable at maturity. In addition, the lender agreed to release its security position on the collateral 90 days after receipt, on August 13, 2004, of a payment of $200,000 against the principal balance. The balance due on the note at April 30, 2006 is approximately $709,000 consisting of approximately $555,000 in principal and $154,000 of accrued interest.





This note was not paid on the amended maturity date of December 31, 2005 and is now in default. The Company intends to attempt to negotiate an extension of the term of the debt. Interest expenses for the years ended April 30, 2006 and 2005 approximated $45,000 and $76,000, respectively.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Convertible Debentures, Including Interest and Penalties Payable, in Default

The Company has the following convertible debentures outstanding at April 30, 2006:

                                                                    Face         Registration    Accrued
           Due to                        Due date                  amount          penalties     interest         Total
           ------                        --------                  ------          ---------     --------         -----
   Senior secured parties            December 1, 2005            $2,295,000        $ 548,000     $170,000      $3,013,000
Officers and related parties         December 31, 2005            2,111,000               --      468,000       2,579,000
     Other third parties             December 31, 2005              625,000               --      207,000         832,000
                                                                 ----------        ---------     --------      ----------
          Subtotal                                               $5,031,000        $ 548,000     $845,000      $6,424,000
                                                                 ==========        =========     ========      ==========

The original debt discount, and amortization of debt discount for the years ended April 30, 2006 and 2005 and annual interest expense on these instruments follows:

                                                            Amortization
                                                         Year ended April 30
                                                         -------------------
                                 Original Debt                                            Annual
           Due to                  Discount            2006               2005           Interest
           ------                  --------            ----               ----           --------
   Senior secured parties       $    2,112,000    $      952,000    $    1,202,000    $      184,000
Officers and related parties         1,287,000           540,000           747,000           169,000
    Other third parties                571,000           239,000           332,000            50,000
                                --------------    --------------    --------------    --------------
           Total                $    3,970,000    $    1,731,000    $    2,281,000    $      403,000
                                ==============    ==============    ==============    ==============

The debt discount has been fully amortized at April 30, 2006.

The conversion features and related warrant exercise prices are as follows:

                                                                             Total shares        Total shares
                                                                              issuable on       issuable under
         Description                Conversion price      Warrant price        conversion          warrants
         -----------                ----------------      -------------        ----------          --------
   Senior secured parties                 $0.15               $0.25            15,300,000         15,300,000
Officers and related parties          $0.08 - $0.15           $0.15            21,050,747          2,111,230
     Other third parties                  $0.08               $0.15             7,500,000            625,000
                                                                               ----------         ----------
            Total                                                              43,850,747         18,036,230
                                                                               ==========         ==========

These convertible debentures were not paid at their maturity dates in December 2005 and are therefore now in default. The Company is having discussions with the holders regarding an extension of the term of the debt.

Additional information about the convertible debentures listed above follows:

Convertible Debentures - Senior Secured Parties

In June 2004 the Company borrowed $100,000 under bridge loans bearing interest at 8%. The debt holders were also granted warrants to acquire 666,667 common shares at $0.15 per share. These loans were later converted into convertible debentures in connection with the investment banking agreement discussed below. The fair value of the bridge loan warrants of approximately $40,000 was charged to debt discount in the quarter ended July 31, 2004.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to an investment banking agreement entered into on July 1, 2004 with Sloan Securities Corp., the Company sold $2,295,000 principal amount of the Company's 8% senior secured convertible notes due December 1, 2005. Interest on such senior secured convertible notes is payable semi-annually on December 1 and June 1, either in cash or common stock, and such notes are convertible into 15,300,000 shares of common stock at $0.15 per share. The notes are secured by all of the assets of the Company. The notes were issued with a five-year warrant to purchase 1 share of the Company's common stock at $0.25 per share for each share of common stock issuable upon conversion of the senior secured convertible notes. Approximately $1,108,000 of the proceeds was attributed to the fair value of the warrants and $1,004,000 to the intrinsic value of the beneficial conversion feature of the convertible debt, with the remaining balance of $183,000 recorded as long-term debt. On December 1, 2004, the Company issued 390,305 shares of common stock as payment for the interest due in the aggregate of approximately $59,000. In June 2005, the Company issued 618,815 shares of common stock as payment for the interest due in the aggregate of approximately $93,000.

In connection with these notes and a related registration rights agreement, the Company was required to file a registration statement to register the common stock issuable upon the conversion of the notes and exercise of the warrants no later than November 27, 2005, 60 days after the completion of the offering. The Company did not file the required registration statement until January 27, 2005 and damages in the amount of approximately $92,000 (2% per month of the aggregate purchase price) were required to be paid in cash under the terms of the agreement. The holders of the notes agreed to accept this payment in the aggregate of approximately $92,000 in common stock (556,865 shares) of the Company. The fair value of the shares due has been charged to operations and this expense is included in current liabilities as these shares have not been issued as of April 30, 2006. In addition, the Company was required to have the registration statement declared effective no later than June 27, 2005. As the registration statement has not been declared effective, penalties in the amount of 2% per month of the aggregate purchase price are required to be paid in cash under the terms of the agreement. Interest accrues on the unpaid penalties at the rate of 18% per annum for each month that they are unpaid. Penalties and interest of approximately $548,000 have been charged to operations for the year ended April 30, 2006.

Financing fees in connection with this agreement approximated $285,000. In addition, the Company issued the warrants to a broker to acquire 5,052,600 shares of Nesco common stock at an exercise price of $0.15 per share. Such warrants had a fair value at the date of issuance of approximately $407,000. These fees and warrant costs were charged to operations as deferred finance costs over the term of the convertible notes, $294,000 and $398,000 in the years ended April 30, 2006 and 2005, respectively.

Convertible Debentures - Officers and Related Party





Related Party - As of April 30, 2004, a related party had loaned HDS an aggregate of $1,308,000. HDS issued a series of convertible debentures in connection with these loans between the period of October 12, 1999 and August 7, 2003. On April 19, 2004, the related party agreed, upon consummation of the Share Exchange, to extend the due dates of these debentures until December 31, 2005 and to exchange these debentures for 8% convertible debt of Nesco based on the same ratios in the Share Exchange (a ratio of approximately 9 Nesco common shares for 1 common share of HDS stock and 36 Nesco common shares for 1 preferred share of HDS stock). On May 25, 2004 the exchange was completed. In consideration for an extension and exchange of the debt, the debt holder was also granted a warrant to acquire one share of Nesco common stock at an exercise price of $0.15 for a term of five years for each dollar of HDS debt. Of the total $1,308,000 debt exchanged, approximately $75,000 was attributed to the fair value of the warrants, $1,121,000 was attributed to the intrinsic value of the beneficial conversion feature and the remaining $112,000 was recorded as a long-term debt.

In addition, in May 2004 this party exchanged an aggregate of 331,500 options and warrants of HDS for an aggregate of 10,566,000 warrants of Nesco based on the same ratios in the Share Exchange. These options/warrants are currently exercisable at prices that range between $0.08 -$0.39 and expire between six and seven years. Compensation expense approximating $889,000 was recorded on May 25,

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2004 for the increase in the fair value of these vested HDS options/warrants as a result of the exchange. The increase in the fair value was estimated on the date of the share exchange using the Black-Scholes option pricing model with the following assumptions: no dividend yield, expected volatility of 59%, risk-free interest rate of 1.38% and two to three-year expected lives.

Officers - As of April 30, 2004, HDS had outstanding debt due to two officers in the aggregate of approximately $803,000, which was comprised or approximately $552,000 in unpaid payroll and $251,000 in net notes payable including accrued interest. In April 2004, the officers agreed to exchange this debt for 8% convertible debentures of Nesco in connection with the Share Exchange in May 2004. This debt is convertible into common shares of Nesco at approximately $0.15 per share (the market price on the date of exchange). In consideration for an extension and exchange of the debt, the debt holders were also granted a warrant to acquire one share of Nesco common stock at an exercise price of $0.15 for a term of five years for each dollar of HDS debt. Of the total of approximately $803,000 in debt, approximately $46,000 was attributed to the fair value of the warrants, approximately $46,000 was attributed to the intrinsic value of the beneficial conversion feature and the remaining balance of approximately $711,000 was recorded as long-term debt. In December 2005, one of these officers resigned from the Company.

In addition, one of the officers exchanged an aggregate of 133,334 options of HDS for an aggregate of 1,200,000 warrants of Nesco based on the same ratios in the Share Exchange. These options were exercisable at $0.39 per share until they expired in January 2006. Compensation expense approximating $23,000 was recorded on May 25, 2004 for the increase in the fair value of these vested HDS options/warrants as a result of the exchange.

The increase in the fair value of warrants and options in connection with the above debentures was estimated on the date of the Share Exchange using the Black-Scholes option pricing model with the following assumptions: no dividend yield, expected volatility of 59%, risk-free interest rate of 1.38% and two to three-year expected lives.

Convertible Debentures - Other Third Parties

As of April 30, 2004, HDS had outstanding 8% convertible debentures in the aggregate of $625,000, of which $325,000 were issued to a broker and $300,000 were issued to a series of investors in connection with a private placement in 2002. The debentures were due on October 31, 2003. On April 19, 2004, the debt holders agreed to exchange these debentures for 8% convertible debt of Nesco due on December 31, 2005 based on the same ratios in the Share Exchange (a ratio of approximately 9 Nesco common shares for 1 common share of HDS stock and 36 Nesco common shares for 1 preferred share of HDS stock). On May 25, 2004 the exchange was completed. This debt is convertible at approximately $0.08 per share into an aggregate of approximately 7,500,000 shares of Nesco. In consideration for the extension and exchange of the debt, the debt holders were also granted a warrant to acquire one share of Nesco common stock at an exercise price of $0.15 for a term of five years for each dollar of HDS debt for an aggregate of the issuance of 625,000 warrants. Of the approximately $625,000 of debt exchanged, approximately $36,000 was attributed to the fair value of the warrants, approximately $536,000 was attributed to the intrinsic value of the beneficial conversion feature and the remaining balance of $53,000 was recorded as long-term debt.

In addition, these parties, inclusive of broker warrants, exchanged an aggregate of 431,619 options and warrants of HDS for an aggregate of 11,015,820 warrants of Nesco based on the same ratios in the Share Exchange. These options/warrants are currently exercisable at prices that range between $0.08 -$0.39 and expire between six and seven years. Compensation expense approximating $872,000 was recorded on May 25, 2004 for the increase in the fair value of these vested HDS options/warrants as a result of the exchange.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The increase in the fair value of warrants and options in connection with the above debentures was estimated on the date of the share exchange using the Black-Scholes option pricing model with the following assumptions: no dividend yield, expected volatility of 59%, risk-free interest rate of 1.38% and two to three-year expected lives.

Other Long Term Debt -

On June 23, 2006, the Company executed a secured note payable to Dicon for $330,000 for the purchase of certain equipment. The note bears interest at the prevailing prime rate, adjusted quarterly starting in December 2006, plus 1.5%. Monthly payments of principal and interest become due beginning in September 2006 and continue until maturity at August 31, 2009. Prime rate for the first payment was agreed to be 8% and the initial monthly payments will be approximately $11,000. The Company granted Dicon a first security interest in the underlying equipment which was purchased for a total price of $380,000.

In accordance with EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" the Company has determined that the value of its derivative instruments have an immaterial value.

8. Standby Equity Distribution Agreement and Stock Issuance Costs Expensed

On August 23, 2004, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP, an investment firm. Under the terms of the agreement, the investment firm committed to purchase up to $10,000,000 of the Company's common stock and the equity line was to be drawn down upon a registration statement covering the shares being declared effective by the Securities and Exchange Commission ("SEC"). As consideration for entering into the Standby Equity Distribution Agreement, the Company granted Cornell Capital Partners, LP 3,266.66 shares of Series B Convertible Preferred Stock (convertible into 2,450,000 common shares) and paid a $70,000 cash consulting fee. In addition, the Company granted the placement agent 66.66 shares of Series B convertible preferred stock (convertible into 50,000 common shares). The fair value of the shares ($625,000) as well as $17,500 in fees and the $70,000 cash consulting fee associated with this agreement were recorded on the balance sheet as stock issuance costs in the quarter ended October 31, 2004.

On November 16, 2004 the Company filed a preliminary information statement with the SEC to allow the Company to effect an increase the number of common shares it is authorized to issue. This needed to be completed before the Company could have the required registration statement declared effective by the SEC. On January 27, 2005, a preliminary registration statement was filed. Between December 2004 and November 2005, various comments and responses were exchanged between the SEC and the Company on the information statement and the registration statement. On November 4, 2005, the Company decided to withdraw the registration statement covering the shares to be sold, thereby effectively terminating the planned issuance of shares to Cornell Capital Partners. LP. The Company expensed the approximately $713,000 of stock issuance costs as of April 30, 2005.


9. Customer deposits


At April 30, 2006, of the approximately $846,000 of customer deposits, approximately $839,000 are from one customer. This customer made a non-refundable deposit to be applied to future purchases from the Company until December 31, 2009. To the extent that any portion of the deposits is not used for purchases by the end of calendar year 2009, the deposits would be forfeited.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Due to related party and affiliates

Due to related party and affiliates at April 30, 2006 of approximately $506,000 consists primarily of temporary advances, unpaid rent and real estate taxes due to an entity owned by a related party of the Company. See also, Note 13.

11. Stockholders' deficit


Capitalization




Our authorized capital consists of 25,000,000 shares of common stock $0.001 par value. Shares outstanding at April 30, 2006 include the current outstanding common shares in the aggregate of 20,136,225 shares less the 2,400,000 shares which are subject to redemption (see Share Exchange below). In addition, we are authorized to issue 850,000 shares of our Series A Convertible Preferred Stock ("Series A Preferred Stock") and 150,000 shares of our Series B Convertible Preferred Stock ("Series B convertible preferred stock") respectively. As of April 30, 2006, there were 67,000 shares of our Series A convertible preferred stock outstanding and 117,054.94 shares of our Series B convertible preferred stock outstanding.

Holders of common stock are entitled to one vote for each share of common stock owned on all matters to be voted on by stockholders. Our Articles of Incorporation do not contain any special voting provisions, and no corporate action requires a greater than majority vote of stockholders. Cumulative voting is not permitted in the election of directors. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefore. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of common stock are validly issued, fully paid, and non-assessable.

Each share of Series A Preferred Stock shall be automatically converted into 30 shares of our common stock upon the filing of an amendment to our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue. Each share of our Series A Preferred Stock shall have 30 votes per share on all matters to be voted on by all stockholders. Each share of Series A Preferred Stock when voting as a class shall be entitled to one vote per share. Until exchange for common shares as contemplated by the exchange agreement, upon any liquidation or dissolution, holders of Series A Preferred Stock shall be entitled to receive $2.00 per share plus an amount equal to all dividends accrued but unpaid.

Each share of Series B convertible preferred stock shall be automatically converted into 750 shares of our common stock upon the filing of an amendment to our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue sufficient to convert the then outstanding shares of Series B convertible preferred stock. Each share of our Series B convertible preferred stock shall have 750 votes per share on all matters to be voted on by all stockholders. Each share of Series B convertible preferred stock when voting as a class shall be entitled to one vote per share. Shares of Series B convertible preferred stock shall rank junior to shares of Series A Preferred Stock.

Stock Options and Warrants

The Company's 1999 Stock Option Plan (the "1999 Plan") provides that key employees are eligible to receive incentive stock options or nonqualified stock options and that directors and advisors shall be eligible to receive nonqualified options. Under the 1999 Plan, the Company may grant options to purchase up to a total of 1,000,000 shares of common stock. As of April 30, 2006, there were 1,000,000 options available for future grants. For options granted to greater than 10% stockholders, the exercise price of the options must be fixed at not less than 110% of the fair market value on the date of grant.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The maximum term of these options may not exceed five years from the date of grant.

The following table summarizes the options and warrants granted to officers, employees consultants and convertible debt holders for the two year period ended April 30, 2006:

                                                   Number of shares under option/warrant
                             -------------------------------------------------------------------------------
                                                                                                                 Weighted
                                                                                          HDS Warrants           Average
                                                     Nesco                          -------------------------    Exercise
                                           -------------------------      HDS         Common       Preferred       price
                                Total        Options       Warrants     Options        Stock         Stock       per share
                             -----------   -----------   -----------  -----------   -----------   -----------   -----------
Outstanding May 1, 2004        1,070,954            --            --      358,334       167,500       545,120   $      3.26

Options and warrants due
  to reverse acquisition      26,895,866     3,375,000    24,591,820     (358,334)     (167,500)     (545,120)         0.12

Options cancelled               (750,000)     (750,000)           --           --            --            --          0.61

Warrants granted              24,039,484            --    24,039,484           --            --            --          0.21

Options granted                5,180,000     5,180,000            --           --            --            --          0.16
                             ----------------------------------------------------------------------------------------------
Outstanding, April 30, 2005   56,436,304     7,805,000    48,631,304           --            --            --          0.16

Options expired               (1,050,000)   (1,050,000)           --           --            --            --          0.25
                             ----------------------------------------------------------------------------------------------
Outstanding, April 30, 2006   55,386,304     6,755,000    48,631,304           --            --            --   $      0.16
                             ==============================================================================================

The following table summarizes information about the stock options and warrants granted to officers, employees, consultants and convertible debt holders at April 30, 2006:

                                     Options and Warrants Outstanding                           Options and Warrants Exercisable
                          --------------------------------------------------------             ---------------------------------
                            Number                Weighted               Weighted                Number                Weighted
    Range                 Outstanding              Average                Average              Exercisable             Average
 of Exercise               April 30,              Remaining               Exercise              April 30,              Exercise
    Prices                   2006                   Term                   Price                  2006                  Price
-------------             ----------             ----------             ----------             ----------             ----------
$0.05 - $0.15             37,348,798              4.3 years             $     0.11             35,348,798             $     0.10
$0.25 - $0.39             18,037,506              3.2 years                   0.27             18,037,506                   0.27
                          ------------------------------------------------------------------------------------------------------
                          55,386,304                                    $     0.16             53,386,304             $     0.16
                          ======================================================================================================

Share Exchange -

On May 25, 2004, HDS consummated the Share Exchange with Nesco whereby HDS became a majority-owned subsidiary of Nesco, and the holders of HDS common stock and debt acquired a majority interest of Nesco. Because the former HDS stockholders own a majority of the voting stock of Nesco (common stock and Series B preferred stock convertible into common stock), HDS is considered for accounting purposes to be the acquirer in the transaction. The accounting for the transaction, commonly called a reverse acquisition, resulted in a recapitalization of HDS.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nesco had intended to issue shares of its common stock in exchange for the equity securities of HDS in certain ratios as provided for in the exchange agreement. However, Nesco does not have the required number of authorized shares of common stock to complete the exchange on this basis. As such, it agreed to issue shares of its newly designated Series B convertible preferred stock instead of common stock. Upon filing of a Certificate of Amendment to the Certificate of Incorporation to increase the number of shares of common stock which Nesco is authorized to issue, each share of the Series B convertible preferred stock will be automatically converted into shares of Nesco common stock. Such amendment requires action by, or notification to, stockholders. Such notification has been reflected in a November 16, 2004 preliminary information statement filed with the SEC. The information statement cannot be completed until an amended information statement is filed. Upon completion of this process, the Company will file the Certificate of Amendment and issue the common stock.

At the time of the transaction, HDS common stockholders exchanged 3,240,593 shares of stock for 38,887 shares of Nesco Preferred B Stock, which will be converted into 29,165,250 shares of Nesco common stock (a ratio of approximately 9 Nesco shares for 1 share of HDS stock). The HDS preferred stockholders exchanged 295,853 shares of stock for 14,201 shares of Nesco Preferred B Stock, which will be converted into 10,650,750 shares of Nesco common stock (a ratio of approximately 36 Nesco shares for 1 share of HDS stock). Approximately 97% of the common and 90% of the preferred stockholders have exchanged their shares as of April 30, 2006 which has resulted in approximately 54.1% of Nesco's voting securities outstanding at the time of the exchange owned by HDS stockholders. Assuming that all the remaining HDS stockholders exchange their shares in the future, the former HDS stockholders would own 55.3% of Nesco's voting securities outstanding at the time of the exchange. Upon completion of this exchange, HDS common stockholders will exchange a total of 4,452,806 shares of stock for 53,434 shares of Nesco Preferred B Stock, which will be converted into 40,075,167 shares of Nesco common stock (a ratio of approximately 9 Nesco shares for 1 share of HDS stock). The HDS preferred stockholders will exchange a total of 522,487 shares of stock for 25,079 shares of Nesco Preferred B Stock which will be converted into 18,809,574 shares of Nesco common stock (a ratio of approximately 36 Nesco shares for 1 share of HDS stock). The HDS stockholders, upon completion of the exchange of shares, will receive an aggregate of 58,884,741 common shares or 55.3% of the total shares outstanding at the time of the exchange which aggregated 106,386,847 equivalent common shares on May 25, 2004.

In addition, Nesco was required to convert its outstanding stockholder debt to equity. On May 11, 2004, prior to the date of the closing, the holders of this debt in the aggregate principal amount of approximately $953,000 agreed to exchange the debt for an aggregate of 20,000 shares of Nesco's Series B convertible preferred stock, which is convertible into 15,000,000 shares of Nesco's common stock. Nesco was also required to obtain the consent to cancel an aggregate of 602,500 special warrants prior to the closing. Certain holders of these special warrants were granted shares of Nesco common stock in the exchange as part of the common advisor shares issued. Nesco's Series A Preferred stockholders also agreed that upon completion of the exchange agreement they would convert their shares to Nesco's common stock and that Nesco would have no further obligations with respect to these preferred shares including payment of any prior preferred share dividends. In addition, Nesco was required to have net cash of approximately $350,000 at the closing of the transaction as part of the terms of the Share Exchange. Nesco provided approximately $208,500 as a bridge loan to HDS prior to April 30, 2004. This bridge loan was applied to the net cash obligation of Nesco, which was satisfied at the closing.

Concurrent with the exchange, Nesco Series A Preferred stockholders agreed to exchange 512,500 shares of stock for an aggregate of 20,500 shares of Nesco Preferred B Stock, which will be converted into 15,375,000 shares of Nesco

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

common stock (a ratio of approximately 30 Nesco common shares for 1 share of Series A preferred stock). As of April 30, 2005, 445,500 shares of Series A Preferred shares have been exchanged for 17,820 shares of Series B Preferred shares.

As part of this transaction, Nesco conditionally transferred its three wholly owned subsidiaries, NAC, IAP and NACE, to a consultant and interim officer of Nesco who resigned his position as officer at the time of the transfer. The transferee assumed all liabilities and obligations with respect to these subsidiaries and agreed to indemnify Nesco against any claims and, in exchange therefore, received 3,000,000 shares of common stock of Nesco and certain related registration rights. As additional consideration for the indemnification by the transferee, Nesco agreed that if the transferee cannot in good faith resell the shares of common stock in an arm's length transaction during the twelve month period immediately following the closing for a price equal to the lesser of (i) all liabilities resulting from the agreement between NAC and its labor union plus legal fees or (ii) $330,000, then the Company will repurchase from the transferee 2,400,000 of the common shares at that amount upon written notice from the transferee requesting such. On May 25, 2005, the Company agreed to extend the put right granted to the transferee until May 25, 2006 subject to the condition that the right may not be exercised until after January 1, 2006. The repurchase of the 2,400,000 common shares, which are subject to redemption by the transferee, are included in current liabilities at an aggregate of $330,000, the maximum amount the Company would be required to pay in the event of redemption. Such repurchase right expired unexercised on May 25, 2006.

In connection with the Share Exchange, Nesco also issued an aggregate of 6,500,000 common shares (with a fair value of approximately $975,000 based on the market price of $0.15 on the date of the exchange) to an advisor, a limited liability corporation owned by an affiliate of an interim officer and consultant, for services rendered in connection with the Share Exchange. This advisor, under related contractual obligations, assigned an aggregate of 5,000,000 of these common shares to third parties. Approximately 2,900,000 of these shares were issued to the parties who agreed to cancel their special warrants of Nesco. Nesco also incurred additional costs related to the exchange approximating $48,000. Approximately $328,000 of these costs, the net amount of cash received from the Nesco acquisition, were charged to equity, and the balance of $695,000 was recorded as a charge to operations in the year ended April 30, 2005.

Prior to the transaction, Nesco had 7,627,105 common shares outstanding. After giving effect to the transactions above and after such time that Nesco increases the number of common shares it is authorized to issue, Nesco would have approximately 106,387,000 shares outstanding as of the exchange date.

In addition to the exchange of shares, all outstanding options/warrants of HDS were exchanged for Nesco options/warrants based on the same ratios as the stock exchange. An aggregate of 525,834 options and warrants for the purchase of HDS common stock were exchanged for an aggregate of 4,732,500 options and warrants for the purchase of common stock of Nesco (a ratio of 9 Nesco common shares for 1 share of HDS common stock). An aggregate of 545,120 options and warrants for the purchase of HDS preferred stock were exchanged for an aggregate of 19,624,320 options and warrants for the purchase of common stock of Nesco (a ratio of 36 Nesco common shares for 1 share of HDS preferred stock). This resulted in the issuance of approximately 24,357,000 Nesco options/warrants. These options/warrants are currently exercisable at prices that range between $0.08 -$0.39 and expire between one and seven years. Compensation expense approximating $1,794,000 was recorded on May 25, 2004 for the increase in the fair value of the vested HDS options/warrants as a result of the exchange. The increase in the fair value was estimated on the date of the Share Exchange using the Black-Scholes option pricing model with the following assumptions: no dividend yield, expected volatility of 59%, risk-free interest rate of 1.38% and two to three-year expected lives.

The HDS debt holders were also granted, in consideration of an extension of term debt, a warrant to acquire one share of Nesco common stock at an exercise price of $0.15 for a term of five years for each dollar of HDS debt, for an aggregate

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

issuance of 2,736,212 warrants. The total HDS term debt of approximately $2,736,000 was also exchanged for Nesco convertible debt and the holders may convert this debt to approximately 28,551,000 shares of Nesco common stock. Approximately $156,000 of the total debt exchanged was attributed to the fair value of the warrants and approximately $1,703,000 was attributed to the intrinsic value of the beneficial conversion feature. These amounts were recorded as equity components. The remaining balance of approximately $877,000 was recorded as long-term debt. For the years ended April 30, 2006 and 2005 the amortization of the debt discount approximated $623,000 and $1,080,000, respectively.

Prior to the transaction, Nesco had approximately 4,212,500 options and warrants outstanding. After giving effect to the transactions above, Nesco had approximately 30,703,000 options and warrants outstanding and debt convertible into approximately 28,551,000 common shares as a result of the exchange agreement.





Loss Per Share

Basic loss per share excludes dilution and is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Because the Company incurred a net loss, diluted net loss per share was the same as basic net loss per share for the years ended April 30, 2005 and 2004, since the effect of any potentially dilutive securities would be antidilutive.

The loss per common share at April 30, 2006 includes the current outstanding common shares in the aggregate of 20,136,225 shares less the 2,400,000 shares which are subject to redemption (see Share Exchange above). It does not include 117,055 shares of Series B preferred shares which will be converted into 87,791,250 common shares, 67,000 shares of Series A preferred shares which will be converted into 2,010,000 common shares and 2,916,308 common shares for the prior HDS common and preferred holders who have not yet exchanged their shares. Although the Series A and Series B preferred shares will be automatically exchanged for common shares upon the filing of a Certificate of Amendment to the Certificate of Incorporation to increase the number of shares of common stock which the Company is authorized to issue, they have been excluded from loss per common share, in accordance with the Emerging Issues Task Force ("EITF") 03-6 as these securities have no contractual obligation to share in the losses of the Company. The following supplemental pro forma information is presented to illustrate the effects on loss per share of the conversion of the Series A and Series B convertible preferred stock for the years ended April 30, 2006 and 2005.

                                               April 30, 2006    April 30, 2005
                                               --------------    --------------
Net loss                                       $   (4,399,000)   $   (8,597,000)
Weighed average common shares outstanding
  basic and diluted                               111,020,000       104,850,000
Loss per common share, basic and diluted       $         (.04)   $         (.04)

The loss per common shares does not include an aggregate of 55,386,304 warrants and options outstanding and 43,850,747 shares issuable under the terms of convertible debt. The effect of these securities would be antidilutive.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Income taxes

Income taxes have been accounted for under SFAS No. 109. At April 30, 2006, the Company had net operating loss carryforwards of approximately $19,500,000 to offset future income subject to tax. These result in an estimated $6,630,000 of federal, and $1,170,000 million of state, deferred tax assets at April 30, 2006. A full valuation allowance ($7,800,000) has been established for these deferred tax assets since their realization is considered unlikely. The difference between the tax provision at the federal corporation tax statuary rate (34%) and the rate, zero, included in the Company's consolidated financial statements occurs because the Company has not had taxable income and does not have the ability to utilize loss carryforwards.

The increase in valuation allowance of $735,000 and $3,480,000 for the years ended April 30, 2006 and 2005, respectively, is primarily attributable to the Company's additional net operating losses incurred. At April 30, 2006, the Company has federal and state net operating loss carryforwards of approximately $19,500,000, which expire beginning in 2012 (see, however, below).

Changes in the ownership of a majority of the fair market value of the Company's common stock would likely delay or limit the utilization of existing net operating loss carryforwards. The Company believes, based upon limited analysis, that such change may have occurred in 2004. However, the amount of such limitation has not been determined.

13. Commitments and contingencies

Employment Agreements

On May 19, 2004, the Company entered into an employment agreement with an officer. The agreement provides for annual compensation of $120,000 increasing, as amended to $200,000 effective January 1, 2005 with a 10% increase each year on December 31 during the term of the agreement and bonuses to be paid as determined by the Board of Directors. The term of the agreement, as amended, extends until December 31, 2009. In addition, the officer was granted nonqualified options, effective the date of the closing of the Share Exchange, to purchase 5,000,000 shares of common stock for a period of 5 years. The option is immediately exercisable for the purchase of 2,000,000 shares and exercisable as to an additional 1,000,000 shares commencing on each of the first, second, and third anniversaries of the closing date, respectively, provided that optionee remains an employee of the Company. The options are exercisable at the "Applicable Trading Price" in the Share Exchange which was computed to be $0.15 per share.




Consulting Agreements


On May 25, 2004, the Company entered into a two-year consulting agreement with an affiliate of an interim officer and consultant of Nesco which provided for the issuance of 2,000,000 shares of common stock and a minimum monthly consulting fee of $7,500 to be credited against any other cash fees earned under the terms of the agreement. The agreement also provides for certain transaction fees to be paid to the consultant based on sales and contracts with strategic alliances. The fair value of the 2,000,000 shares of common stock ($300,000 based on the market price of $0.15 on the date of the agreement) was charged to operations in the quarter ended July 31, 2004. As of the prior fiscal year end, April 30, 2005, the Company had prepaid approximately $23,000 in consulting fees associated with this agreement. At, April 30, 2006, approximately $35,000 was owed under this agreement and on May 25, 2006, the agreement expired.


On May 25, 2004, the Company entered into a one-year advisory services agreement which provided for the issuance of 681,667 shares of common stock and a minimum monthly consulting fee of $6,250 to be credited against any other cash fees earned under the terms of the agreement. The agreement also provides for certain

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


transaction fees to be paid to the consultant based on sales and contracts with strategic alliances. The fair value of the shares (approximately $102,000 based on the market price of $0.15 on the date of the agreement) was charged to operations in the quarter ended July 31, 2004. On December 17, 2004, the Company terminated the agreement which was cancelable by either party after six months. On January 5, 2005, the Company issued an aggregate of 908.89 shares of Series B Preferred shares (convertible into 681,667 common shares) as per the agreement.

On November 1, 2004, the Company entered into a one-year advisory services agreement which provides for compensation of $10,000 per month, of which $1,800 was payable in cash and $8,200 was payable, at the Company's discretion, in cash or in common stock of the Company. The common stock payment was based each month on the closing bid price of the Company's common stock on the first day of the month for which payment is due. The consultant has customary piggyback registration rights with respect to any shares issued under this agreement. As of April 30, 2006 the Company has accrued the monthly minimum compensation of $1,800. The fair value of the shares due under the agreement (approximately $98,000, calculated on a monthly basis to be 1,100,837 shares) has been charged to operations and this expense is included in current liabilities as these shares have not been issued as of April 30, 2006. This agreement expired under its terms at October 31, 2005.

On November 15, 2004, the Company entered into a one-year consulting agreement for research and public relations services which provided for the issuance of 276,000 shares of restricted common stock and a one-time consulting fee of $500. The fair value of the shares due under the agreement (approximately $47,000 based on the market price of $0.17 on the date of the agreement) has been charged to operations. This expense was included in current liabilities as these shares had not been issued. In December 2005, the Company issued 368 shares of Series B Preferred shares in settlement of approximately $47,000 of this liability. Such shares are convertible into 276,000 shares of common stock of the Company.

On December 14, 2004, the Company entered into two four-month consulting agreements for advisory services related to financial matters and marketing. Each agreement provides for the payment of a monthly fee of $7,800 and the issuance of a five-year warrant to purchase 40,000 shares of the common stock of the Company exercisable at the closing price on the date of the agreement ($0.15). The warrants vest at the rate of 10,000 shares per month. The fair value of the warrants ($12,000) were charged to operations in the fiscal year ended April 30, 2005.

On December 20, 2004, the Company entered into a one-year advisory services agreement which provides for compensation in the form of a five year warrant to purchase 204,000 shares of the common stock of the Company at an exercise price of $0.15. The warrants vest at the rate of 1/3 immediately, 1/3 on the six month anniversary of the agreement and 1/3 one year from the agreement date. The fair value of the warrants were charged to operations as they vested including approximately $20,000 and $10,000 in the fiscal years ended April 30, 2006 and 2005, respectively.

Leases, Including Leases With Related Parties

HDS leases with related parties - On January 25, 2002, HDS entered into a lease for a manufacturing facility that was purchased by an entity owned by a related party. This lease, as amended in 2004, provides for minimum monthly rental payments of approximately $14,000 with increases of 5% every two years beginning in February 2006 and expires in 2012.

Additionally, on April 1, 2004, HDS, along with other co-tenants, entered into a month-to-month lease for office space with an entity majority-owned by a director of the Company, which, as amended, provides for a monthly lease payment of approximately $3,000 per month since February 28, 2004.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foam Manufacturing lease - In February 2006, FMI executed a six year lease for approximately 28,000 square feet of space calling for minimum annual rentals ranging from approximately $160,000 in the initial year to approximately $195,000 in the sixth year plus all costs to operate the premises including utilities, maintenance and taxes. The Company paid a lease deposit of approximately $27,000 to secure its payment of the lease.

Rent expense and minimum lease commitments - Rent expense for the years ended April 30, 2006 and 2005 was approximately $250,000 and $196,000, respectively, including $210,000 and $196,000, respectively, that was payable to related parties. Unpaid rent payable to related parties totaled approximately $312,000 at April 30, 2006 including all of the rent, insurance and taxes charged for the fiscal year ended April 30, 2006 and approximately $101,000 of the rent and insurance charged for the prior year.

Minimum annual lease payments on long term operating leases, excluding utilities, maintenance and taxes are as follows:

                                   Total           FMI Lease         HDS Lease
Year ending April 30,          ------------      ------------      -------------
        2007                   $    332,000      $    161,000      $     170,000
        2008                        340,000           168,000            172,000
        2009                        354,000           175,000            179,000
        2010                        363,000           182,000            181,000
        2011                        379,000           189,000            190,000
        2012                        284,000           146,000            138,000
                               ------------      ------------       ------------
       Total                   $  2,052,000      $  1,021,000       $  1,030,000
                               ============      ============       ============

Deferred sublease income - On October 1, 1998, Nesco entered into a ten-year lease through September 30, 2008 for the rental of office facilities. The lease provides for escalations for scheduled rent increases and for the Company's proportionate share of increases in real estate taxes and maintenance costs. On March 4, 2000, Nesco entered into a sublease agreement for the October 1998 lease with a company in which a prior major stockholder of Nesco is a stockholder. The sublease expires on September 30, 2008. The sublease rent is being paid directly to the landlord by the sublease tenant.

Aggregate future minimum rental payments and sublease payments under the operating lease set forth above as of April 30, 2006 are as follows:

                                             Rent Payment        Sublease income
Year ending April 30,                        ------------        ---------------
        2007                                 $    179,000          $   179,000
        2008                                      179,000              179,000
        2009                                       45,000               45,000
                                             ------------          -----------
       Total                                 $    403,000          $   403,000
                                             ============          ===========

In June 2000, Nesco received a payment for future rent of approximately $398,000 from the subtenant under the sublease with respect to the October 1998 lease. This payment was recorded as deferred sublease income and will be recognized as revenue on a straight-line basis over the lease term. At April 30, 2006, deferred sublease income is approximately $117,000, of which approximately $47,000 is included in accounts payable and accrued liabilities.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Litigation


In June 2006, the Company received a complaint from a law firm seeking payment of approximately $72,000 of fees alleged to be billed to the Company, together with interest and costs. The Company believes this action is subject to the indemnification granted to the Company in connection with the transfer of the former Nesco businesses to a former interim officer (See Share Exchange above). Except for this claim and the claims against former subsidiaries of Nesco, as described in Nesco's April 30, 2004 10-KSB filing, the Company and its subsidiaries were not involved in any other material legal proceedings during the year ended April 30, 2006.

The NAC entities, formerly subsidiaries of Nesco, are subject to a number of claims and alleged violations. Pursuant to the stock purchase and assumption agreement dated as of April 29, 2004, and completed as part of the terms of the Share Exchange with HDS on May 25, 2004, between Nesco and NAC Calabria Acquisition Corporation (the "Purchaser"), the Purchaser became responsible for all liabilities of our previous business conducted by the NAC Entities.

14.   Significant customers

Customers accounting for 10% or more of revenue for the years ended April 30, 2006 and 2005 are as follows:

                                                              April 30,
                                                        2006             2005
                                                    ------------    ------------
Customer A                                          $    228,000    $      8,000
Customer B                                               173,000         353,000
Customer C                                               120,000         107,000
Customer D                                               114,000           6,000
                                                    ------------    ------------
                                                    $    635,000    $    474,000
                                                    ============    ============

Accounts receivable from these customers aggregated approximately $39,000 at April 30, 2006. Sales to Dicon under the manufacturing agreement discussed in
Note 4 began in April 2006.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------

                                                                                                  October 31,
                                                                                                     2006
                                                                                                  (unaudited)
                                                                                                  ------------
ASSETS
Current assets
  Cash                                                                                            $     27,000
  Accounts receivable                                                                                  177,000
  Inventories                                                                                          206,000
  Prepaid expenses and other current assets                                                             15,000
                                                                                                  ------------
    Total current assets                                                                               425,000

Property and equipment, net of accumulated depreciation
  and amortization of approximately $1,930,000                                                       1,011,000
Other assets - deposits and other                                                                       43,000
                                                                                                  ------------
                                                                                                  $  1,479,000
                                                                                                  ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Current portion of note payable to Dicon                                                        $     83,000
  Secured accounts receivable and purchase order financing,
    including $183,000 payable to a related party                                                      188,000
  Subsidiary senior secured notes payable and interest, including
    $200,000 payable to related parties                                                                981,000
  Convertible debentures, including interest and penalties, in default
    ($3,439,000 is secured by the assets of the Company and another
    $2,665,000 is payable to related parties and current or former officers)                         6,960,000
  Note and interest payable, in default                                                                732,000
  Customer deposits                                                                                    901,000
  Accounts payable and accrued expenses                                                              1,528,000
  Stock to be issued                                                                                   190,000
  Due to related party and affiliates                                                                  598,000
                                                                                                  ------------
    Total current liabilities                                                                       12,161,000
                                                                                                  ------------
Non-current liabilities
  Note payable to Dicon                                                                                234,000
  Deferred sublease income                                                                              47,000
                                                                                                  ------------
    Total non-current liabilities                                                                      281,000
                                                                                                  ------------
Commitments and contingencies
Stockholders' deficit
  Series A convertible preferred stock, $.001 par value, authorized
    850,000 shares, 67,000  issued and outstanding                                                          --
  Series B convertible preferred stock, $.001 par value, authorized
    150,000 shares, 117,055 issued and outstanding                                                          --
  Common stock, $.001 par value, authorized 25,000,000 shares,
    20,136,225 issued and outstanding                                                                   20,000
  Additional paid-in-capital                                                                        14,402,000
  Accumulated deficit                                                                              (25,385,000)
                                                                                                  ------------

    Total stockholders' deficit                                                                    (10,963,000)
                                                                                                  ------------

                                                                                                  $  1,479,000
                                                                                                  ============

See notes to unaudited condensed consolidated financial statements.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                              Six Months Ended October 31,          Three Months Ended October 31,
                                                          ---------------------------------        --------------------------------
                                                              2006                 2005                2006                2005
                                                           (unaudited)          (unaudited)         (unaudited)         (unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
Revenues                                                  $    895,000         $    633,000        $    504,000        $    247,000

Cost of revenues                                             1,365,000              527,000             748,000             281,000
                                                          -------------------------------------------------------------------------

Gross profit (loss)                                           (470,000)             106,000            (244,000)            (34,000)
                                                          -------------------------------------------------------------------------

Operating expenses
  General and administrative                                   622,000              663,000             348,000             350,000
  Stock-based compensation charge                               13,000                   --               7,000                  --
                                                          -------------------------------------------------------------------------

    Total operating costs                                      635,000              663,000             355,000             350,000
                                                          -------------------------------------------------------------------------

Loss from operations                                        (1,105,000)            (557,000)           (599,000)           (384,000)
                                                          -------------------------------------------------------------------------

Other income (expenses)
  Sublease income                                               23,000               23,000              12,000              12,000
  Amortization of debt discount                                     --           (1,403,000)                 --            (702,000)
  Interest  and other expense                                 (196,000)            (152,000)           (103,000)            (74,000)
  Interest expense, related parties                            (94,000)             (85,000)            (47,000)            (42,000)
  Amortization of financing costs                                   --             (253,000)                 --            (126,000)
  Penalties under registration rights agreement               (332,000)            (242,000)           (169,000)           (151,000)
                                                          -------------------------------------------------------------------------
                                                              (599,000)          (2,112,000)           (307,000)         (1,083,000)
                                                          -------------------------------------------------------------------------
Net loss                                                  $ (1,704,000)        $ (2,669,000)       $   (906,000)       $ (1,467,000)
                                                          =========================================================================

Weighted average common shares
  Basic and diluted                                         19,810,000           17,600,000          20,136,000          17,700,000
                                                          -------------------------------------------------------------------------

Net loss per common share
  Basic and diluted                                       $      (0.09)        $      (0.15)       $      (0.04)       $      (0.08)
                                                          =========================================================================

See notes to unaudited condensed consolidated financial statements.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                              Six months Ended October 31,
                                                                             -----------------------------
                                                                                2006              2005
                                                                             -----------       -----------
                                                                             (unaudited)       (unaudited)
Cash flows from operating activities
  Net loss                                                                   $(1,704,000)      $(2,669,000)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Stock-based compensation charge                                               13,000                --
    Depreciation and amortization                                                104,000            88,000
    Amortization of debt discount                                                     --         1,403,000
    Amortization of financing costs                                                   --           253,000
  Changes in operating assets and liabilities:
    Accounts receivable                                                          (92,000)            6,000
    Inventories                                                                 (106,000)           (7,000)
    Prepaid expenses and other current assets                                      4,000            26,000
    Accrued penalties and interest (included in convertible debentures)          332,000                --
    Customer deposits                                                             54,000                --
    Accounts payable, accrued expenses and other                                 667,000           535,000
    Interest payable                                                             269,000           111,000
    Due to affiliates                                                             92,000           106,000
    Deferred sublease income                                                     (23,000)          (23,000)
                                                                             -----------------------------
Net cash used in operating activities                                           (390,000)         (171,000)
                                                                             -----------------------------
Cash flows from investing activities
  Purchase of equipment                                                         (146,000)               --
                                                                             -----------------------------
Net cash used in investing activities                                           (146,000)               --
                                                                             -----------------------------

Cash flows from financing activities
  Proceeds from issuance of subsidiary senior secured notes                      450,000                --
  Proceeds from accounts receivable financing                                    372,000                --
  Payments of accounts receivable financing                                     (286,000)               --
  Payments from affiliate                                                             --           165,000
                                                                             -----------------------------
Net cash provided by financing activities                                        536,000           165,000
                                                                             -----------------------------
Net decrease in cash                                                                  --            (6,000)
Cash
  Beginning of period                                                             27,000            22,000
                                                                             -----------------------------
  End of period                                                              $    27,000       $    16,000
                                                                             =============================

Supplemental disclosure of cash flow information,
  Cash paid during the period for interest                                   $        --       $        --
                                                                             =============================

Supplemental disclosure of non-cash investing and financing
 activities:
  Note payable to Dicon for purchase of equipment                            $   330,000       $        --
                                                                             =============================
  Reclassify expired stock repurchase obligation to equity                   $   330,000       $        --
                                                                             =============================
  Stock issued for interest payment on convertible debentures                $        --       $    93,000
                                                                             =============================

See notes to unaudited condensed consolidated financial statements.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
--------------------------------------------------------------------------------

Six months ended October 31, 2006

                                                                                     Nesco
                                                      Series A                      Series B
                                                     Convertible                   Convertible
                                                   Preferred Stock               Preferred Stock                Common Stock
                                                ---------------------         ----------------------      --------------------------
                                                Shares         Amount         Shares          Amount      Shares            Amount
                                                ------         ------         ------          ------      ------            ------
Balances, May 1, 2006                           67,000           --          117,055            --       17,736,225       $   18,000

Expiration of share
 repurchase obligation                                                                                    2,400,000            2,000
Stock compensation
 charge                                                          --                             --                                --
Net loss
                                                ------------------------------------------------------------------------------------
Balances, October 31, 2006,
 (unaudited)                                    67,000   $       --          117,055    $       --       20,136,225       $   20,000
                                                ====================================================================================

                                                Additional
                                                 Paid-in            Accumulated
                                                 Capital              Deficit
                                               ------------        ------------
Balances, May 1, 2006                          $ 14,061,000        $(23,681,000)

Expiration of share
 repurchase obligation                              328,000
Stock compensation
 charge                                              13,000
Net loss                                                             (1,704,000)
                                               --------------------------------
Balances, October 31, 2006,
 (unaudited)                                   $ 14,402,000        $(25,385,000)
                                               ================================

See notes to unaudited condensed consolidated financial statements.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The accompanying interim condensed consolidated financial statements and the accompanying notes included herein have been prepared by the Company without audit, in accordance with the instructions for Form 10-QSB pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and therefore do not include all information and notes normally provided in the annual consolidated financial statements. These interim condensed consolidated financial statements should, therefore, be read in conjunction with the audited consolidated financial statements and the notes thereto of the Company for the year ended April 30, 2006. These statements reflect all adjustments which are of a normal recurring nature and which, in the opinion of management, are necessary for a fair presentation of the results for the three and six months ended October 31, 2006 and 2005. The results of operations for the three and six months ended October 31, 2006 and 2005 are not necessarily indicative of the results for the full year.

Note 2. Discussion of the Company's Activities; Liquidity and Going Concern

Organization - Nesco Industries, Inc. (hereinafter referred to as "Nesco" or, together with its wholly-owned subsidiaries, the "Company") is a Nevada corporation whose principal business is conducted through its wholly-owned subsidiaries, Hydrogel Design Systems, Inc. ("HDS") and, since January 2006, Foam Manufacturing, Inc. ("FMI"). HDS is engaged in the manufacturing, marketing, selling and distribution of hydrogel, an aqueous polymer-based radiation ionized gel, which is used in various medical and cosmetic consumer products. FMI is engaged in the manufacture and sale of patented hydrophilic urethane foam products, polyurethane gels and moisture managed foam footwear inserts for use in the cosmetic, medical, and household markets. The Company acquired the rights to produce the FMI products during October 2005, by agreement granting it the exclusive rights to manufacture and distribute these products in North America as described further in Note 4 to the Company's consolidated financial statements included in its Annual Report on Form 10-KSB for the year ended April 30, 2006.

Liquidity and Going Concern - At October 31, 2006, the Company had cash of approximately $27,000, an accumulated deficit of approximately $25,385,000, a working capital deficit of approximately $11,736,000 and, for the six months then ended, incurred a net loss of approximately $1,704,000 and used approximately $536,000 of cash in operations and investing activities. Additionally, at October 31, 2006, approximately $7,692,000 of debt (including interest and penalties) is in default and notes payable of approximately $981,000 (including accrued interest) at October 31, 2006 become due on January 31, 2007. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The Company's plan to deal with this uncertainty is to raise capital, attempt to negotiate an extension of, or refinance, the convertible debt and note payable and to improve operations through its ongoing activities and the new activities of FMI (which has not yet achieved profitability). However, there can be no assurance that managements' plan to raise capital or improve operations can result in the Company's continued operation as a going concern. See also, "Proposed Restructuree in November 2006" in Note 5.

The accompanying interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The interim condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Note 3. Manufacturing Agreement and Related Activities and Concentrations

On October 3, 2005, the Company entered into a manufacturing agreement (the "Agreement") with an entity affiliated with a director of the Company ("Dicon") as described in its Annual Report on Form 10-KSB for the year ended April 30, 2006. Pursuant to that agreement, the Company had the right to purchase certain "second line" equipment from Dicon. In June 2006, the Company paid $50,000 in cash and executed a three year note payable to Dicon for $330,000 in connection with the purchase of such equipment. As of October 31, 2006, such "second line" equipment was not yet operational as electrical and other work necessary to its installation has not been completed.

The Company has been purchasing a significant amount of its materials requirements under the Agreement with Dicon directly from Dicon. As such, the Company owes Dicon approximately $240,000 for materials at October 31, 2006.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dicon has allowed the Company to pay under extended credit terms due to the early start-up of production to date. Additionally, Dicon is FMI's main customer constituting approximately 98% of FMI's approximately $434,000 sales, and approximately 48% of consolidated sales, in the six months ended October 31, 2006. Amounts receivable from Dicon are approximately $20,000 at October 31, 2006. Customer deposits includes approximately $61,000 for amounts advanced by Dicon for products billed but not yet shipped at October 31, 2006.

Note 4. Short Term Financing

Subsidiary Senior Secured Notes - During the six months ended October 31, 2006, the Company raised approximately $450,000 by issuing additional 11% per annum subsidiary senior secured notes of FMI pursuant to a note purchase agreement as amended and restated on February 1, 2006. Such amount raises the total amount outstanding under such agreement to approximately $930,000. Such subsidiary senior secured notes are secured by all the assets of FMI and, as amended in October 2006, are due on the earlier of January 31, 2007 or the completion of a financing of at least $500,000. The notes were issued to directors and other related parties as well as third parties. $100,000 of the amounts borrowed from the initial investor in the senior secured notes may be converted into convertible debt and warrants upon the completion of a proposed financing. Any debt discount associated with such convertible and warrant features will be recognized once the final terms of any proposed financing are determined.

Accounts Receivable Financing - Beginning in November 2005, the Company began raising short-term financing by accounts receivable financing. Under this program, specific accounts receivable are sold at a discount and the Company retains the right to repurchase the accounts, subject to a 2% per month financing charge. Additionally, beginning in April 2006, borrowings under this arrangement were extended to customer purchase orders. The Company records this as a financing transaction in which the receivables sold are carried on the condensed consolidated balance sheet and the amount of the repayment is reflected as a short-term debt. At October 31, 2006, approximately $183,000 of this liability was payable to a related party.

Note 5. Long-Term Debt

Convertible Debentures, Including Interest and Penalties Payable, in Default

The Company has the following convertible debentures outstanding at October 31, 2006:

                                                          Face          Registration         Accrued
                                Due date                 amount          penalties           interest           Total
                                --------                 ------          ---------           --------           -----
Senior secured parties          December 1, 2005     $    2,295,000    $      880,000    $      264,000    $    3,439,000

Officers and related parties    December 31, 2005         2,111,000                --           554,000         2,665,000

Other third parties             December 31, 2005           625,000                --           231,000           856,000
                                                     --------------    --------------    --------------    --------------
     Subtotal                                        $    5,031,000    $      880,000    $    1,049,000    $    6,960,000
                                                     ==============    ==============    ==============    ==============

The registration penalties accrue at 2% per month, plus interest on the unpaid penalties at 18% per annum, due to the Company's failure to satisfy certain registration rights obligations to the senior secured parties. See also "Proposed Restructure in November 2006" below.

The original debt discount and quarterly amortization of debt discount (in the three and six months ended October 31, 2005) and interest expense on these instruments follows:

                                    Original Debt            Quarterly
Due to                                Discount      Amortization      Interest
------                                --------      ------------      --------
Senior secured parties              $  2,112,000    $    409,000    $     46,000
Officers and related parties           1,287,000         203,000          42,000
Other third parties                      571,000          90,000          13,000
                                    ------------    ------------    ------------
     Total                          $  3,970,000    $    702,000    $    101,000
                                    ============    ============    ============

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The debt discount has been fully amortized as of December 31, 2005 and so there is no amortization in the six months ended October 31, 2006.

Financing fees aggregating approximately $285,000, and warrants with a fair value of approximately $407,000 at date of issuance, were incurred in connection with the convertible debentures issued to the senior secured parties. Such costs were amortized to operations at the rate of approximately $126,000 per quarter through December 1, 2005, the maturity date of the debt.

The conversion features and related warrant exercise prices are as follows:

                                                                 Total shares     Total shares
                                   Conversion       Warrant      issuable on     issuable under
Description                          price           price        conversion        warrants
-----------                          -----           -----        ----------        --------
Senior secured parties               $0.15           $0.25        15,300,000       15,300,000
Officers and related parties     $0.08 - $0.15       $0.15        21,050,747        2,111,230
Other third parties                  $0.08           $0.15         7,500,000          625,000
                                                                  ----------       ----------
     Total                                                        43,850,747       18,036,230
                                                                  ==========       ==========

In June 2005, the Company issued 618,815 shares of common stock as payment for the interest due in the aggregate of approximately $93,000. Certain registration rights penalties due at January 27, 2005 in the amount of approximately $92,000 were settled with the Company's agreement to issue 556,865 shares of its common stock. Such amount is included in current liabilities with common stock to be issued on the condensed consolidated balance sheet.

These convertible debentures were not paid at their maturity dates in December 2005 and are therefore now in default. The Company is having discussions with the holders regarding an extension of the term of the debt as described below.

Proposed restructure in November 2006 - During November 2006, the Company reached agreement with holders representing more than 50% of the outstanding balance due to the senior secured parties to restructure the convertible notes under the following principal terms: (a) cash payment of 80% of the outstanding principal, (b) repayment of the remaining outstanding amount in stock using a valuation of $0.02 per share at such time as the authorized capital of the Company has been increased, (c) no further accrual of interest and registration rights penalties as of November 1, 2006 and (d) the existing warrant exercise price would be reduced from $0.25 to $0.025. Under the original loan with the senior secured parties, agreement of holders of more than 50% of the outstanding amount is necessary to cause certain amendments to the loan documents. This agreement is subject to closing prior to January 31, 2007, after which date such agreement would terminate. Repayment of the convertible debt contemplated by the agreement is subject to completion of a contemplated debt financing which is under negotiation.

Additional information about the convertible debentures listed above is contained in the Company's Annual Report on Form 10-KSB for the year ended April 30, 2006.

Note and Interest Payable, in default -

On January 24, 1997, HDS entered into a promissory note with a customer for the purchase of $600,000 of manufacturing equipment from a third party. The note has been amended several times, the most recent of which was on April 21, 2004, and now bears interest (payable at maturity) at 8% per annum and was due on December 31, 2005 as discussed further in the Company's Annual Report on Form 10-KSB for the year ended April 30, 2006.

The balance due on the note at October 31, 2006 is approximately $720,000 consisting of approximately $555,000 in principal and $165,000 of accrued interest. This note was not paid on the maturity date of December 31, 2005 and is now in default. The Company intends to attempt to negotiate an extension of the term of the debt. Interest expense approximates $11,000 per quarter in all periods presented for this note.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note Payable to Dicon - On June 23, 2006, the Company executed a secured note payable to Dicon for $330,000 in connection with the purchase of certain equipment. The note bears interest at the prevailing prime rate, adjusted quarterly starting in December 2006, plus 1.5%. Monthly payments of principal and interest began in September 2006 and continue until maturity at August 31, 2009. Prime rate for the first payment was agreed to be 8% and the initial monthly payments are approximately $11,000. The Company granted Dicon a first security interest in the underlying equipment which was purchased for a total price of $380,000.

In accordance with EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" the Company has determined that the value of its derivative instruments have an immaterial value.

Note 6. Customer Deposits

At October 31, 2006, approximately $831,000 of the $901,000 of customer deposits represents deposits from one customer to be applied against future purchase orders. The deposit is non-refundable but applicable to future purchases from the Company until December 31, 2009. To the extent that any portion of the deposits is not used for purchases by the end of calendar year 2009, the deposits will be forfeited.

Note 7. Due to Affiliates

Due to affiliates at October 31, 2006 of approximately $598,000 consists primarily of temporary advances ($240,000) due to an entity owned by a related party and unpaid rent and real estate taxes ($358,000) on our principal manufacturing facility due to an entity majority-owned by a related party of the Company.

Note 8. Stockholders' Deficit

May 25, 2004 Share Exchange - On May 25, 2004, HDS consummated a share exchange agreement (the "Share Exchange") with Nesco whereby HDS became a majority-owned subsidiary of Nesco, and the holders of HDS common stock and debt acquired a majority interest of Nesco as described in the Company's Annual Report on Form 10-KSB for the year ended April 30, 2006. The Company had intended to issue shares of its common stock in exchange for the equity securities of HDS in certain ratios as provided for in the Share Exchange. However, the Company did not have the required number of authorized shares of common stock to complete the exchange on this basis. As such, it agreed to issue shares of its newly designated Series B Preferred Stock instead of common stock. Upon filing of a Certificate of Amendment to the Certificate of Incorporation to increase the number of shares of common stock which the Company is authorized to issue, each share of the Series B Preferred Stock will be automatically converted into shares of common stock. Such amendment requires action by, or notification to, shareholders, which notification has been reflected in a November 16, 2004 preliminary information statement filed with the SEC. Various comment letters have been exchanged with the SEC. The information statement can be completed after the filing of an amended information statement and review by the SEC. Upon completion of this process, the Company will file the Certificate of Amendment and issue the common stock.

As part of the Share Exchange transaction, Nesco conditionally transferred its three wholly-owned subsidiaries to a consultant and interim officer of Nesco who resigned his position as officer at the time of the transfer. The transferee assumed all liabilities and obligations with respect to these subsidiaries and agreed to indemnify Nesco against any claims and, in exchange therefore, received 3,000,000 shares of common stock of Nesco and certain related registration rights. As additional consideration for the indemnification by the transferee, Nesco agreed that if the transferee could not in good faith resell the shares of common stock in an arm's length transaction during, as amended, the twenty-four month period immediately following the closing for a price equal to the lesser of (i) all liabilities resulting from the agreement between NAC and its labor union plus certain outstanding legal fees or (ii) $330,000, then the Company will repurchase from the transferee 2,400,000 of the common shares at that amount upon written notice from the transferee requesting such repurchase. Such repurchase right expired unexercised on May 25, 2006. As such, the Company's obligation to repurchase the 2,400,000 common shares was included in current liabilities at an aggregate of $330,000 (the maximum amount the Company would be required to pay in the event of redemption) until the expiration of this obligation on May 25, 2006 at which time the liability was reclassified to common stock and additional paid-in-capital.

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During August 2006, the Company was served with a judgment filed with the Clerk of Southern District of New York on March 13, 2006 in the amount of approximately $227,000 in favor of a bonding company and against the Company and its former subsidiary National Abatement Corp. who were all named as Defendants/Judgment Debtors in a matter filed against our former subsidiary National Abatement Corp., the Company and the bonding company. The original judgment was for approximately $380,000 (including the approximately $227,000 that was satisfied by the bonding company). In an unrelated matter, in June 2006, a complaint was filed against the Company in the Court of Common Pleas of Philadelphia County, Pennsylvania seeking recovery of approximately $72,000 of legal fees, plus interest and other costs, alleged to be owed since 1999.

The Company believes that the above matters, which are related to business activities prior to its merger in 2004, are covered by the indemnification provided under the Share Exchange completed on May 25, 2004. The Company is presently communicating with counsel, the judgment creditor and the indemnifying party and the Plaintiff in the Pennsylvania matter. However, given the aggregate amounts and complexity of these matters, the Company believes that it may have to settle or satisfy such matters. Settlement discussions have commenced. While the amount of any settlement and the extent of recoveries that could be expected under indemnification are uncertain, the Company has accrued approximately $100,000 as its estimate of settlement and legal costs that may not be recoverable under indemnification.

Loss per Share - Basic loss per share excludes dilution and is calculated by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Because the Company incurred a net loss, diluted net loss per share was the same as basic net loss per share for the three and six months ended October 31, 2006 and 2005, since the effect of any potentially dilutive securities would be antidilutive.

The loss per common share at October 31, 2005 includes the then outstanding common shares in the aggregate of 20,136,225 shares less the 2,400,000 shares which were subject to redemption (see "May 25, 2004 Share Exchange" above). At October 31, 2006, such 2,400,000 are no longer subject to redemption and are therefore included, subsequent to May 25, 2006, in the calculation of loss per share. The loss per share for the three months ended October 31, 2006 and 2005 does not include 117,055 and 116,687 shares, respectively, of Series B preferred shares which will be converted into 87,791,250 and 87,515,250 common shares, respectively, 67,000 shares of Series A preferred shares which will be converted into 2,010,000 common shares, and 2,916,308 common shares for the prior HDS common and preferred holders who have not yet exchanged their shares. Although the Series A and Series B preferred shares will be automatically exchanged for common shares upon the filing of a Certificate of Amendment to the Certificate of Incorporation to increase the number of shares of common stock which the Company is authorized to issue, they have been excluded from loss per common share, in accordance with the Emerging Issues Task Force ("EITF") 03-6 as these securities have no contractual obligation to share in the losses of the Company.

The following supplemental pro forma information is presented to illustrate the effects of the conversion of Series A and Series B preferred stock to common stock for the three and six months ended October 31, 2006 and 2005:

                                                  Six months ended                   Three months ended
                                                      October 31,                          October 31,
                                                 2006              2005              2006              2005
                                            -------------     -------------     -------------     -------------
Net Loss                                    $  (1,704,000)    $  (2,669,000)    $    (906,000)    $  (1,467,000)
Weighed average common shares
  Outstanding, Basic and diluted              112,525,000       110,200,000       112,850,000       110,200,000
Loss per common share, basic and diluted    $        (.02)    $        (.02)    $        (.01)    $        (.01)

The loss per common share does not include an aggregate of 56,436,304 warrants and options outstanding and 43,850,747 shares issuable under the terms of convertible debt. The effect of these securities would be antidilutive.

Stock Based Compensation - The Company has a stock-based employee compensation plan. Prior to May 1, 2006, the Company used the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees", and related

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interpretations in accounting for its plans. In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment." SFAS No. 123R is a revision of SFAS No. 123, "Accounting for Stock Based Compensation," and supersedes APB No. 25. Among other items, SFAS No. 123R eliminates the use of APB No. 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments in the financial statements based on the grant date fair value of those awards. The effective date of SFAS No. 123R for the Company is May 1, 2006. The Company has elected to adopt SFAS No. 123R using the "modified prospective" method. Under the "modified prospective" method, compensation cost is recognized in the consolidated financial statements beginning with the effective date, based on the requirements of SFAS No. 123R for all share-based payments granted after that date and for all unvested share-based payments granted before the effective date.

The following table illustrates the effect on net loss and loss per share for the three and six months ended October 31, 2005 as if the Company had applied the fair value recognition provisions of FASB Statement 123, "Accounting for Stock-Based Compensation".

                                                      Six             Three
                                                  months ended     months ended
                                                  October 31,       October 31,
                                                      2005             2005
                                                  ------------     ------------
Net loss, as reported                             $ (2,669,000)    $ (1,467,000)
Add: Total stock-based employee compensation
expense determined under fair value based
method, net of related tax effects                      30,000           15,000
                                                  ------------     ------------
Pro forma net loss                                $ (2,699,000)    $ (1,482,000)
                                                  ============     ============

Net loss as reported                              $      (0.15)    $      (0.08)
                                                  ============     ============
Pro-forma net loss per share                      $      (0.15)    $      (0.08)
                                                  ============     ============

Note 9. Significant Customers

Customers accounting for 10% or more of revenue for the three and six months ended October 31, 2006 and 2005 are as follows:

                                 Six Months                     Three Months
                             --------------------------------------------------
                                 October 31,                     October 31,
                             2006          2005               2006         2005
                             ----          ----               ----         ----
  Customer A                  48%            0%                52%           0%
  Customer B                  15%            6%                14%           5%
  Customer C                  11%            0%                10%          20%
  Customer D                   1%           26%                 0%           0%
  Customer E                   2%           23%                 1%           0%
  Customer F                   7%            9%                 6%          22%
  Customer G                   6%           10%                 7%          13%
  Customer H                   0%            8%                 0%          21%
                              --            --                 --           --
                              90%           82%                90%          81%
                              ==            ==                 ==           ==

Accounts receivable from these customers aggregated approximately $129,000 at October 31, 2006.

Note 10. Commitments and Contingencies

Employment Agreement

On May 19, 2004, as amended on November 22, 2004, the Company entered into a three-year employment agreement with its chief executive officer calling for annual compensation of $120,000 until December 31, 2004, $200,000 effective

NESCO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 1, 2005 and 10% increases each year on December 31, during the term of the agreement. See the Company's Annual Report on Form 10-KSB for the year ended April 30, 2006 for a more complete description of this agreement including bonus and stock option provisions. Beginning in October 2005, the Company ceased making payments on this agreement due to its cash deficiency. Services continue to be provided and accruals continue to be made for unpaid compensation. At October 31, 2006, approximately $231,000 was included in accounts payable and accrued expenses for unpaid compensation and related taxes under such employment agreement.

Consulting Agreements

On November 1, 2004, the Company entered into a one-year advisory services agreement which provides for compensation of $10,000 per month, of which $1,800 was payable in cash and $8,200 was payable, at the Company's discretion, in cash or in common stock of the Company. The common stock payment was based each month on the closing bid price of the Company's common stock on the first day of the month for which payment is due. The consultant has customary piggyback registration rights with respect to any shares issued under this agreement. The fair value of the shares due under the agreement (approximately $98,000, calculated on a monthly basis to be 1,100,837 shares) has been charged to operations and this amount is included in current liabilities as these shares have not been issued at October 31, 2006. This agreement expired at the end of its term on November 1, 2005. In November 2006, this consultant filed a claim against the Company to receive its accrued but unpaid compensation.

On December 20, 2004, the Company entered into a one-year advisory services agreement which provides for compensation in the form of a five year warrant to purchase 204,000 shares of the common stock of the Company at an exercise price of $0.15. The warrants vest at the rate of 1/3 immediately, 1/3 on the six month anniversary of the agreement and 1/3 one year from the date of the agreement. The fair value of the warrants vested (approximately $20,000) were charged to operations in the aggregate of approximately $10,000 in the prior fiscal year and approximately $10,000 each in the quarters ended July 31, 2005 and January 31, 2006.

Also see the Company's Annual Report on Form 10-KSB for the year ended April 30, 2006 for additional information regarding consulting agreements.

Litigation

Except for the claims against former subsidiaries of Nesco, as described in Note 8, the claim described above in Note 10 and in the Company's April 30, 2006 10-KSB filing, the Company and its subsidiaries were not involved in any other material legal proceedings during the three months ended October 31, 2006.

The NAC entities, formerly subsidiaries of Nesco, are subject to a number of claims and alleged violations. Pursuant to the stock purchase and assumption agreement dated as of April 29, 2004, and completed as part of the terms of the Share Exchange with HDS on May 25, 2004, between Nesco and NAC Calabria Acquisition Corporation (the "Purchaser"), the Purchaser became responsible for all liabilities of our previous business conducted by the NAC Entities. See, however, Note 8.

                                   APPENDIX A

                            SHARE EXCHANGE AGREEMENT

      SHARE EXCHANGE AGREEMENT (this "Agreement"), by and among HYDROGEL DESIGN SYSTEMS, INC., a Delaware corporation ("HDS") having an address at 305 Madison Avenue, Suite 4510, New York, NY 10165, NESCO INDUSTRIES, INC., a Nevada corporation ("Nesco") having an address at 22-09 Queens Plaza North, Long Island City, NY 11101, certain stockholders of HDS signatory hereto (the "HDS Signatory Stockholders"), and certain stockholders of Nesco signatory hereto (the "Nesco Signatory Stockholders"), effective as of the date on which HDS Signatory Stockholders holding the minimum number of shares of HDS securities, as set forth herein, and the other parties shall have executed and delivered this Agreement.

      WHEREAS, HDS, Nesco, the HDS Signatory Stockholders and the Nesco Signatory Stockholders wish to enter into an agreement for, inter alia, the exchange of outstanding securities of HDS for securities of Nesco in a transaction intended to be a tax-free exchange pursuant to Sections 351 and 368 of the Internal Revenue Code of 1986, subject to the terms and conditions set forth in this Agreement (the "Exchange");

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. INCORPORATION OF RECITALS; CERTAIN DEFINITIONS; CONSTRUCTION.

      1.1 Recitals. The recitals set forth above are incorporated unto this Agreement as if they were set forth in full in the body of this Agreement.

      1.2 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

      "Accredited Investor" has the meaning given to such term in Rule 501 of Regulation D.

      "Additional Capitalization Amendment" has the meaning set forth in Section 4.1.

      "Adviser" means Ariel Holdings, LLC, a limited liability company.

      "Adviser Shares" has the meaning set forth in Section 6.3.

      "Affiliate" means (i) a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified; or (ii) any relative or spouse of such Person, or any relation of such spouse, who has the same home as such Person. As used in this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control") means the possession, direct or indirect, of the power, whether exercised or not, to direct or cause the acquisition and/or disposition by such Person of securities of the other Person, whether through the ownership of voting securities or otherwise.

      "Applicable Trading Price" means the lesser of (i) the average closing bid price per share of Nesco Common for the thirty (30) consecutive Trading Days prior to the Closing Date, as adjusted to reflect the Reverse Split by multiplying such price by the number of shares of Nesco Common that became one share thereof in the Reverse Split, and (ii) the average closing bid price per share of Nesco Common for the thirty (30) consecutive Trading Days commencing on the 31st day following the effective date of the Reverse Split (the "Post-Split

Period"); provided, however, whenever this Agreement provides for application of the Applicable Trading Price at any time prior to commencement of the Post-Split Period, the Applicable Trading Price shall be the price determined under clause
(i) of this paragraph.

      "Blue Sky Law" means the securities laws and regulations of the various states of the United States, Puerto Rico and the District of Columbia.

      "Certificate of Designation" has the meaning set forth in Section 4.8

      "Closing" means the closing of the Exchange.

      "Closing Date" means the date of the Closing as set forth in Section 7.2.

      "Closing Transactions" has the meaning set forth in Section 7.2.

      "Code" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and any successor law, rules and regulations.

      "DGCL" means the Delaware General Corporation Law.

      "Employment Agreement" means the employment agreement to be entered into by Nesco and Matthew Harriton pursuant to Section 8.1.

      "Encumbrance" means any mortgage, charge, claim, community property interest, lien, option, pledge, security interest, pre-emptive right, right of first refusal or restriction, including restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any other adverse claim of any kind.

      "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety or the environment and arising from the use, presence, disposal, discharge or release of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

      "Environmental Permits" mean, with respect to any person, all permits, licenses, franchises, certificates, approvals and other similar authorization of governmental authorities relating in any way to, the business of such person as currently conducted.

      "ERISA" means the United States Employee Retirement Income Security Act of 1974.

      "Exchange" means the exchange of Nesco securities for HDS securities on the Closing Date pursuant to the terms of this Agreement.

      "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

      "GAAP" means generally accepted U.S. accounting principles consistently applied.

      "Governmental Authority" means any court, tribunal, authority, agency, commission, bureau, department, arbitrator or official or other instrumentality of the United States or any other country or any provincial, state, local, county, city or other political subdivision.

      "Governmental Permit" means any license, franchise, permit or other authorization, consent or approval of any Governmental Authority.

      "Harriton Option" has the meaning set forth in Section 8.2.

      "HDS" means Hydrogel Design Systems, Inc., a Delaware corporation.

      "HDS Balance Sheet" has the meaning set forth in Section 10.9

      "HDS Balance Sheet Date" has the meaning set forth in Section 10.9

      "HDS Board" means the Board of Directors of HDS.

      "HDS Common" means common stock of HDS, par value $0.0001 per share.

      "HDS Common Stockholders" means the current holders of HDS Common.

      "HDS Common Warrants" has the meaning set forth in Section 3.3.2.

      "HDS Disclosure Schedule" means the disclosure schedule of HDS attached as Exhibit B to this Agreement.

      "HDS Officer Debt" has the meaning set forth in Section 6.2.

      "HDS Options" means options outstanding on the date hereof to purchase shares of HDS Common.

      "HDS Preferred Warrants" has the meaning set forth in Section 3.3.2.

      "HDS Preferred Stockholders" means the current holders of HDS Series B Preferred.

      "HDS Preferred Warrantholders" means the current holders of HDS Preferred Warrants.

      "HDS Securities" means the HDS Common, the HDS Preferred, the HDS Options, the HDS Warrants and the HDS Term Debt.

      "HDS Series B Preferred" means the Series B Convertible Preferred Stock of HDS, par value $0.0001 per share.

      "HDS Signatory Stockholders" means the current holders of HDS Common who are identified as signatories to this Agreement in their capacity as such holders.

      "HDS Stockholders" means the HDS Signatory Stockholders and all other holders of HDS Common and/or HDS Series B Preferred immediately prior to the Closing.

      "HDS Term Debt" has the meaning set forth in Section 6.2.

      "HDS Warrants" means the HDS Common Warrants and the HDS Preferred
Warrants.

      "Intellectual Property Right" means any right to use, whether through ownership, licensing or otherwise, or any title to, any patents, trademarks, service marks, trade names, copyrights, trade secrets and other proprietary rights and processes.

      "Investor Statement" has the meaning set forth in Section 6.1.3.

      "Letter of Intent" means that certain letter of intent, dated as of December 2003, by and among HDS and Nesco with respect to the Exchange.

      "Lien" means any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any Stockholder or similar agreement, encumbrance, other adverse claim of any kind or any other restriction or limitation whatsoever.

      "Lock-Up" has the meaning set forth in Section 13.10.

      "Material Adverse Effect" means any change, effect, event, occurrence or state of facts that has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the entity in question and its subsidiaries, if any, taken as a whole.

      "NAC Entities" means, collectively, Nesco's subsidiaries, National Abatement Corporation, a Delaware corporation, NAC/Indoor Air Professionals, Inc., a New York corporation, and NAC Environmental Services, Inc., a Delaware corporation.

      "NAC Shares" has the meaning set forth in Section 4.5.

      "Nesco" means NESCO Industries, Inc., a Nevada corporation.

      "Nesco Balance Sheet" has the meaning set forth in Section 9.1.

      "Nesco Balance Sheet Date" has the meaning set forth in Section 9.1.

      "Nesco Board" means the Board of Directors of Nesco.

      "Nesco Common" means common stock of Nesco, par value $0.001 per share.

      "Nesco Conversion Shares" has the meaning set forth in Section 4.2.

      "Nesco Debentures" means convertible debentures of Nesco to be issued pursuant to Sections 4.5 and 6.2.

      "Nesco Debenture Shares" means shares of Nesco Common to be issued upon conversion of the Nesco Debentures.

      "Nesco Disclosure Schedule" means the disclosure schedule of Nesco attached as Exhibit A to this Agreement.

      "Nesco Exchange Options" has the meaning set forth in Section 6.1.4.

      "Nesco Exchange Securities" means Nesco Exchange Shares, Nesco Exchange Options and Nesco Exchange Warrants.

      "Nesco Exchange Shares" means the shares of Nesco Common (including Nesco Debenture Shares) and/or Nesco Series B Preferred to be issued by Nesco in exchange for HDS Securities at the Closing or any Subsequent Closing(s) and the shares of Nesco Common to be issued to the holders of Nesco Series B Preferred following the filing of the Additional Capitalization Amendment, all pursuant to the terms of this Agreement. Whenever this Agreement provides for conversion or exchange of securities or debt for Nesco Common, at the option of the company, at any time prior to the filing of the Additional Capitalization Amendment, Nesco Series B Preferred representing such number of shares of Nesco Common may be issued in lieu of the Nesco Common.

      "Nesco Exchange Warrants" has the meaning set forth in Section 6.1.4.

      "Nesco Information Statement" has the meaning set forth in Section 4.10.

      "Nesco Name Change" has the meaning set forth in Section 4.7.

      "Nesco Series A Preferred" means the 10% Series A Convertible Preferred Stock, par value $0.001 per share, of Nesco.

      "Nesco Preferred Conversion" means the conversion of outstanding and issuable shares of Nesco Series A Preferred into Nesco Common as described in
Section 4.2.

      "Nesco Preliminary Information Statement" has the meaning set forth in
Section 4.9.

      "Nesco SEC Filings" has the meaning set forth in Section 9.9.1.

      "Nesco Series B Preferred" means the convertible Series B Preferred Stock of Nesco, par value $0.001 per share, to be issued by Nesco in connection with the Exchange on the terms and conditions set forth in Section 4.8.

      "Nesco Special Warrants" has the meaning set forth in Section 3.1.4.

      "Nesco Stockholder Debt" has the meaning set forth in Section 4.4.

      "Nesco's 2003 Annual Report" means the annual report of Nesco on Form 10-KSB for the year ended April 30, 2004.

      "Nesco Warrant Conversion" has the meaning set forth in Section 4.3.

      "Nesco Warrant Shares" means the shares of Nesco Common to be issued upon the Nesco Warrant Conversion as provided in Section 4.3.

      "Nesco Warrants" has the meaning set forth in Section 3.1.4.

      "NRS" means the Nevada Revised Statutes as currently in effect or hereafter amended, and any successor statute(s).

      "OTCBB" means the Over-the-Counter Bulletin Board.

      "Person" means any individual, group, corporation, company, partnership, limited liability company or partnership, association, trust or other entity or organization, including any government or political subdivision or any agency or instrumentality of either.

      "Regulation D" means Regulation D promulgated under the Securities Act.

      "Regulation FD" means Regulation FD promulgated under the Exchange Act.

      "Reverse Split" has the meaning set forth in Section 4.6.

      "Reverse Split Amendment" means a certificate of amendment to the certificate of Incorporation of Nesco to be filed by Nesco following the Closing to change Nesco's name and effectuate the Reverse Split and any other changes to Nesco's articles of incorporation required to consummate the Exchange and any other transactions contemplated hereby or by the Nesco Information Statement.

      "Rule 144" means Rule 144 promulgated under the Securities Act as currently in effect or hereafter amended and any successor rule.

      "SEC" means the United States Securities and Exchange Commission, or any successor body.

      "Securities Act" means the United States Securities Act of 1933, as amended, or any successor statute.

      "Seller" means each HDS Signatory Stockholder and each other Person who participates in the Exchange, complies with the requirements for participation set forth in this Agreement and is the beneficial owner of (i) any outstanding voting securities of HDS or (ii) any other security or securities of HDS, including the HDS Term Debt, which may be exchanged for any security of Nesco pursuant to the terms of this Agreement.

      "Standstill Agreement" means the covenants, representations and warranties of the parties contained in Section 13.4.

      "Subsequent Closing Date" has the meaning set forth in Section 6.1.5.

      "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

      "Termination Date" means the date of termination of this Agreement as set forth in Section 16.2.

      "Trading Day" means a day on which trades may be effected in the Pink Sheets or any system of automated dissemination of quotations of securities prices, including the OTCBB.

      "Transaction Documents" means this Agreement (including all exhibits hereto), the Additional Capitalization Amendment, the Reverse Split Amendment, the Harriton Option, the Employment Agreement, the Nesco Information Statement and all other documents and instruments delivered by HDS or Nesco pursuant to this Agreement.

      1.3 Gender; Number; Certain Definitions, References. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, (iii) the word "including" shall mean "including, without limitation," whether or not expressed, (iv) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Closing, as applicable, unless otherwise expressly provided, (v) any reference herein to a Section, Schedule or Exhibit refers to a Section of or a Schedule or Exhibit to this Agreement, unless otherwise stated, and (vi) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day following that is a Business Day. Each party acknowledges that such party has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

      1.4 Beneficial Ownership. Except as otherwise expressly provided herein, all references in this Agreement to beneficial ownership of any securities shall mean beneficial ownership thereof calculated in accordance with Section 13-d of the Exchange Act and the rules promulgated thereunder.

2. PLAN OF REORGANIZATION. The transactions contemplated by this Agreement are intended to be a reorganization under both Sections 351 and 368(a)(1)(B) of the Code. Upon the terms and subject to the conditions contained in this Agreement and on the basis of the representations, warranties and covenants contained herein: (a) at the Closing, (i) the HDS Signatory Stockholders shall exchange and (ii) any other Seller electing to participate in the Exchange who complies with the requirements for participation set forth in Section 6 on or prior to the Closing Date may exchange, all of their outstanding HDS Securities for Nesco Exchange Securities pursuant to the terms of Section 6.1; and (b) at each closing on a Subsequent Closing Date, each additional Seller that elects to participate in the Exchange and complies with such requirements for participation following the Closing Date may exchange all of their outstanding HDS Securities for Nesco Exchange Securities pursuant to the terms of Section
6.1 (the "Exchange").

3. CAPITALIZATION.

      3.1 Capitalization of Nesco. Nesco covenants, represents and warrants that:

            3.1.1 On the date hereof, Nesco's authorized capital stock consists of: 25,000,000 shares of Nesco Common and 1,000,000 shares of Nesco Series A Preferred.

            3.1.2 On the date hereof, Nesco has 6,769,963 shares of Nesco Common issued and outstanding. On the date hereof, Nesco has 512,500 shares of Nesco Series A Preferred issued and outstanding, and another 270,651 shares of Nesco Series A Preferred are issuable as stock dividends in kind to the current holders of outstanding Nesco Series A Preferred or otherwise. Each share of Nesco Series A Preferred issued and outstanding or issuable is convertible, on the date hereof, at the option of the holder into the number of shares of Nesco Common set forth on Section 3.1.2 of the Nesco Disclosure Schedule.

            3.1.3 On the date hereof, there are no unexpired options to purchase shares of Nesco Common or any other security of Nesco that are currently outstanding, whether under Nesco's 1998 Incentive Stock Option Plan or Nesco's 2001 Stock Option Plan or otherwise, and Nesco has no other stock option plans.

            3.1.4 On the date hereof, there are outstanding warrants to purchase an aggregate of 602,500 shares of Nesco Common at $0.05 per share, all of which expire on dates through March 2007 and none of which has been exercised ("Nesco Special Warrants"), and outstanding warrants to purchase 4,500,000 shares of Nesco Common ("Nesco Warrants"). The Nesco Special Warrants shall be cancelled prior to the Closing Date.

            3.1.5 Nesco has no securities outstanding or any obligation to issue any securities other than as set forth in this Section 3.1.5 or those securities which Nesco is required to issue pursuant to the terms of this Agreement.

      3.2 Nesco Security Ownership. On the date hereof, the Nesco Signatory Stockholders hold not less than 50.1 % of the shares of Nesco Common, on a fully-diluted and as converted basis, or any higher percentage (on the same basis) required by the NRS, or the articles of incorporation or by-laws of Nesco that is required to bind Nesco to its obligations hereunder and to authorize and effectuate the Exchange and the other transactions required by the terms of this Agreement to be effected by Nesco on or before the Closing Date.

      3.3 HDS Capitalization. HDS covenants, represents and warrants that:

            3.3.1 On the date hereof, the authorized capital stock of HDS consists of 20,000,000 shares of HDS Common, 15,000,000 shares of Series A Preferred Stock, par value $0.0001 per share, and 5,000,000 shares of blank check preferred stock, par value $0.0001 per share ("HDS Preferred"), of which 2,000,000 shares have been designated as HDS Series B Preferred.

            3.3.2 On the date hereof, there are issued and outstanding: (i) 4,702,806 shares of HDS Common; (ii) 522,487 shares of HDS Series B Preferred;
(iii) warrants to purchase the number of shares of HDS Series B Preferred set forth in Section 3.3.2 of the HDS Disclosure Schedule ("HDS Preferred Warrants"); (iv) debentures convertible into the number of shares of HDS Series B Preferred set forth in Section 3.3.2 of the HDS Disclosure Schedule; (v) warrants to purchase the number of shares of HDS Common set forth on Section
3.3.2 of the HDS Disclosure Schedule (collectively, "HDS Common Warrants"); and
(vi) options to purchase the number of shares of HDS Common set forth on Section
3.3.2 of the HDS Disclosure Schedule (collectively, "HDS Options").

            3.3.3 Outstanding shares of HDS Series B Preferred accrue dividends of 7% per annum payable solely in HDS Common upon conversion of such shares of HDS Series B Preferred into HDS Common. The outstanding shares of HDS Series B Preferred and accrued dividends thereof are convertible, on the date hereof, into the number of shares of HDS Common set forth on Section 3.3.3 of the HDS Disclosure Schedule.

      3.4 HDS Beneficial Ownership. On the date hereof, the HDS Signatory Stockholders hold not less than fifty and one-tenths percent (50.1%) of the HDS Common issued and outstanding and fifty and one-tenths percent (50.1%) of the HDS Series B Preferred issued and outstanding, in each case on a fully diluted basis.

4. CERTAIN NESCO COVENANTS.

      4.1 Additional Capitalization. As soon as practicable following the Closing Date, Nesco shall increase the number of shares of Nesco Common which it is authorized to issue to 400,000,000 shares, by obtaining all required security holder approvals therefor and filing an amendment to its certificate of incorporation to such effect as provided in the NRS substantially in the form of
Exhibit 4.1 (the "Additional Capitalization Amendment"), which Amendment shall also provide for the Nesco Name Change as required by this Agreement. By executing this Agreement, each Nesco Signatory Stockholder acknowledges that such Stockholder has agreed to give its written consent to (a) the increase in the number of shares of authorized Nesco Common provided for in this Section 4.1 and (b) the filing of the Additional Capitalization Amendment, in each case, on the terms and conditions set forth in this Agreement.

      4.2 Nesco Preferred Conversion. By executing this Agreement, the Nesco Signatory Stockholders who are beneficial owners of Nesco Series A Preferred (a) agree to exchange, on or prior to the Closing Date, all shares of Nesco Series A Preferred held by them or issuable to them at any time from the date through the Closing Date as dividends payable or otherwise, for shares of Nesco Common (or, at the option of Nesco, shares of Series B Preferred representing the number of shares of Nesco Common) in the ratio set forth in Section 4.2 of the Nesco Disclosure Schedule (such shares of Nesco Common and/or Nesco Preferred, "Nesco

Conversion Shares"), (b) consent to the exchange of all other shares of Nesco Series A Preferred for shares of Nesco Conversion Shares on the same terms, respectively (the exchange pursuant to clauses (a) and (b) together, the "Nesco Preferred Conversion"), (c) consent to the filing, execution and delivery by Nesco of any and all documents and instruments, including, any amendment to the terms of Nesco's certificate of incorporation (including the Certificate of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of the Nesco Series A Preferred) that may be necessary to give effect to such consent; and (d) understand and agree that upon the exchange of any shares of Nesco Series A Preferred as provided in this Section, Nesco shall have no further obligation in respect of such shares of Nesco Series A Preferred, and no Person who exchanges such Person's shares of Nesco Series A Preferred shall have any further right to require Nesco to issue any other securities in respect thereof. Nesco agrees that, prior to the Closing Date, it shall do all things necessary or proper to effect the Nesco Preferred Conversion by as many holders thereof as possible and to carry out the intent of this Section. All Nesco Signatory Stockholders who are beneficial owners of any shares of Nesco Series A Preferred hereby agree that, immediately following the exchange by them of their shares of Nesco Series A Preferred and their receipt of Nesco Conversion Shares as provided in this Section, such Stockholders shall have all of the obligations in respect of their Nesco Conversion Shares as the other Nesco Signatory Stockholders that are holders of shares of Nesco Common on the date hereof.

      4.3 Nesco Warrant Conversion. The Nesco Signatory Stockholders include the beneficial owners of fifty and one-tenths percent (50.1%) of the Nesco Warrants (or such higher percentage thereof as may be required by the terms of any of the Nesco Warrants) (the "Nesco Signatory Warrantholders"). By executing this Agreement, the Nesco Signatory Warrantholders hereby (a) give their written consent to the exchange or exercise of all Nesco Warrants for 4,500,000 shares of Nesco Common or, at the option of Nesco, shares of Nesco Series B Preferred representing such shares of Nesco Common (the "Nesco Warrant Shares") on a pro rata basis prior to the Closing Date (the "Nesco Warrant Conversion"), (b) agree to exercise their Nesco Warrants pursuant to the Nesco Warrant Conversion on the terms of this Section 4.3, and (c) agree, that (i) upon their exercise or exchange of Nesco Warrants pursuant to the Nesco Warrant Conversion and their receipt of Nesco Warrant Shares, except as otherwise expressly provided in this Agreement, such Warrantholders shall have all of the obligations in respect of such Nesco Warrant Shares as the Nesco Signatory Stockholders have in respect of their shares of Nesco Common on the date hereof. Nesco agrees to effectuate the Nesco Warrant Conversion prior to the Closing Date, and upon exercise or exchange of each Nesco Warrant pursuant to the Nesco Warrant Conversion, such Warrants to purchase Nesco Common shall be cancelled and the holder(s) thereof shall have no further rights to require Nesco to issue Nesco Warrant Shares or any other securities in respect of any Nesco Warrants.

      4.4 Conversion of Nesco Stockholder Debt. Prior to the Closing Date, Nesco shall have exchanged the indebtedness of Nesco in the principal amount of approximately $1,033,000 to the stockholders of Nesco identified on Section 4.4 of the Nesco Disclosure Schedule (the "Nesco Stockholder Debt"), at the election of such stockholders, for either (i)15,000,000 shares of Nesco Common or (ii) 7,500,000 shares of Nesco Common and $500,000 in principal amount of Nesco Debentures; such Debentures to be convertible into the number of shares of Nesco Common determined by dividing the principal amount thereof by the Applicable Trading Price. Upon such exchange, the Nesco Stockholder Debt shall be fully paid and satisfied. Each holder of Nesco Stockholder Debt who executes this Agreement hereby agrees (a) to the terms of this Section 4.4 and to convert its portion of the Nesco Stockholder Debt prior to the Closing pursuant to the terms of this Section 4.4, and (b) that such holder shall have all of the obligations under this Agreement in respect of the shares of Nesco Common received upon such exchange as the Nesco Signatory Stockholders who are beneficial owners of Nesco Common on the date hereof.

      4.5 Disposition of NAC Entities.

            4.5.1 Prior to the Closing Date, Nesco shall have transferred or otherwise disposed of all of its right, title and interest in and to all of the capital stock in, all indebtedness owed to it by, each NAC Entity in such manner that each of the parties to whom any such capital stock and indebtedness (collectively, "NAC Interests") are transferred ("NAC Transferees") shall assume, in one or more written agreements (collectively, the "NAC Acquisition Agreement"), all liabilities and obligations of Nesco with respect to the NAC Entities or the NAC Interests for and in consideration of a maximum of 3,000,000 shares of Nesco Common, in the aggregate (the "NAC Shares"). The NAC Shares shall include all shares of Nesco Common issued by Nesco to any creditors of any NAC Entity between the date hereof and the Closing Date as consideration for the discharge, or in payment of, any obligations of any of the NAC Entities. The NAC Acquisition Agreement shall provide that the NAC Shares shall be deliverable to the Transferees not later than the date of effectiveness of the Additional Capitalization Amendment. The NAC Acquisition Agreement shall further provide Nesco with all such assurances as Nesco or its independent certified public accountants may require, whether in the form of an indemnity secured by liquid assets, bonds or otherwise, (i) to enable such accountants to exclude from pro forma, combined and audited financial statements of Nesco as of a date on or after the Closing Date all obligations and liabilities whatsoever of any NAC Entity or of Nesco in respect of any NAC Entity, including, without limitation, all references to any contingent or potential liabilities arising out of or related to any pending legal or administrative proceedings involving or any going concern issues with respect to, any NAC Entity, other than the obligation of Nesco to repurchase the NAC Shares pursuant to Section 4.5.3 of this Agreement and (ii) to enable Nesco to obtain an opinion of counsel satisfactory to HDS to the effect that Nesco has no further liability, contingent or otherwise, arising out of or relating to any pending legal or administrative proceedings involving or going concern issues with respect to any NAC Entity and that the transfer or disposition by Nesco of any and all of the NAC Interests for the NAC Shares is legally binding on the parties and complies with all applicable laws and regulations.

            4.5.2 In the event that Nesco shall not have disposed of the NAC Interests prior to the Closing Date as provided in Section 4.5.1, HDS may terminate this Agreement.

            4.5.3 The NAC Acquisition Agreement shall provide that if the NAC Transferees cannot in good faith resell all of the NAC Shares (in compliance with the Securities Act and applicable Blue Sky Laws) in an arms-length transaction during the twelve (12) months immediately following the Closing Date for the lesser of (i) all liabilities of NAC resulting directly from the agreement between NAC and Mason Tenders Union plus legal fees due to the firm of Eckert et al. or (ii) $330,000, then Nesco, upon written demand of the NAC Transferees establishing the facts required by this Section 4.5.3, shall repurchase 2,400,000 NAC Shares for such amount or a portion of such NAC Shares for a pro rata portion of such amount.

      4.6 Reverse Split. Prior to the Closing Date, Nesco shall have obtained all necessary authorization from its Board of Directors and security holders to effect a 1:20 split of its issued and outstanding common stock as soon as practicable following the Closing Date (the "Reverse Split"), including, without limitation, authorization to file the Reverse Split Amendment. By executing this Agreement, each of the Nesco Signatory Stockholders and the HDS Signatory Stockholders acknowledges that such Stockholder has agreed to give its written consent to the Reverse Split and the execution, delivery and filing of the Reverse Split Amendment, in each case, on the terms and conditions set forth in this Agreement and agrees to do all things necessary, proper or advisable, including the execution and delivery of any and all further consents or other documents and instruments, to effectuate the Reverse Split pursuant to the terms of this Agreement.

      4.7 Change of Name. As soon as practicable following the Closing Date, Nesco shall effect the Nesco Name Change, by obtaining all required security holder approvals therefor and executing, delivering and filing the Additional

Capitalization Amendment. By executing this Agreement, each Nesco Signatory Stockholder acknowledges that such Stockholder has agreed to give its written consent to the Nesco Name Change and to the filing of the Additional Capitalization Amendment, in each case, on the terms and conditions set forth in this Agreement. Prior to the Closing Date, Nesco shall have obtained all necessary authorization of the Nesco Board to the Nesco Name Change and the filing of the Additional Capitalization Amendment.

      4.8 Certificate of Designation. As soon as practicable following the date hereof but in no event later than the Closing Date, Nesco shall file a certificate of voting powers, designations, preferences, limitations, restrictions and relative rights of the Nesco Series B Preferred Stock providing for designation thereof with the following terms, and such other terms as are set forth in Section 4.8 of the Nesco Disclosure Schedule or otherwise required to give effect to the Exchange pursuant to the terms of this Agreement (the "Certificate of Designation"): Each share of Nesco Series B Preferred shall automatically convert into the number of shares of Nesco Common set forth in said Section of the Nesco Disclosure Schedule (the "Conversion Share Number") upon the filing of the Additional Capitalization Amendment; and, except as otherwise required by the NRS, each share of Nesco Series B Preferred shall have the right to vote with the Nesco Common, on any and all issues as to which holders of Nesco Common have the right to vote, provided that each share of Nesco Series B Preferred shall have the right to cast the number of votes equal to the Conversion Share Number; holders of shares of Nesco Series B Preferred shall have the right vote, and vote as a class, to the extent provided in applicable provisions of the NRS; and no amendment or modification may be made to the foregoing provisions of the Certificate of Designation other than as provided in Section 4.8 of the Nesco Disclosure Schedule, without the consent of HDS and the holders of two-thirds of the shares of the Nesco Series B Preferred then outstanding.

      4.9 Nesco Preliminary Information Statement. As soon as practicable after the Closing Date, Nesco shall prepare and file a preliminary information statement with SEC pursuant to Regulation 14C of the Exchange Act containing the information necessary to effectuate (i) the Additional Capitalization Amendment and conversion of shares of Nesco Series B Preferred to be issued pursuant to this Agreement into Nesco Common pursuant to the Exchange and the terms of this Agreement, (ii) the Reverse Split and the Reverse Split Amendment, (iii) the Nesco Name Change, and (iv) any and all other transactions contemplated hereby and by the other Transaction Documents (the "Information Statement Transactions") requiring the filing of an information statement pursuant to Regulation 14C under the Exchange Act (the "Nesco Preliminary Information Statement"), and such amendments thereto as the SEC may require or Nesco or HDS may deem necessary or proper.

      4.10 Nesco Information Statement. As soon as practicable after the Closing Date, Nesco shall prepare and file a definitive information statement pursuant to Regulation 14C of the Exchange Act containing the information necessary to effectuate the Information Statement Transactions.

      4.11 Due Diligence. From the date hereof until the Closing Date, Nesco shall give HDS, its counsel, financial advisers, auditors and other authorized representatives (collectively, "HDS Representatives") (a) full access to the offices, properties, books and records of Nesco and its subsidiaries, (b) such financial and operating data and other information relating to Nesco and its subsidiaries as such Persons may reasonably request, and (c) instruct the employees of Nesco and its subsidiaries and Nesco's counsel, financial advisers, auditors and other authorized representatives (collectively, the "Nesco Representatives") to cooperate with HDS and the HDS Representatives in their due diligence investigation of Nesco and its subsidiaries, their business, assets, financial condition and other matters. No investigation by HDS or any of its representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Nesco or any Nesco Signatory Stockholder hereunder.

5. CERTAIN HDS COVENANTS.

      5.1 Cooperation. Subject to compliance by the parties with the provisions of Section 13.3, HDS and the HDS Signatory Stockholders shall cooperate with Nesco in the preparation of the Nesco Preliminary Information Statement and the Nesco Definitive Information Statement by providing Nesco with all information regarding the business and financial condition of HDS any subsidiaries, their management and security ownership as may be required to be included in such Information Statements.

      5.2 Due Diligence. Subject to compliance by the parties with the provisions of Section 13.3, from the date hereof until the Closing Date, HDS shall give the Nesco Representatives (a) full access to the offices, properties, books and records of HDS and any subsidiaries, (b) such financial and operating data and other information relating to HDS and its subsidiaries as such Persons may reasonably request, and (c) instruct the employees of HDS and the HDS Representatives to cooperate with Nesco and the Nesco Representatives in their due diligence investigation of HDS and any subsidiaries, their business, assets, financial condition and other matters. No investigation by Nesco or any of the Nesco Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by HDS or any HDS Signatory Stockholder hereunder.

6. THE EXCHANGE. All references in this Agreement to numbers of shares of Nesco Common issued and outstanding, to be issued, or issuable refer to such numbers prior to the Reverse Split, unless otherwise expressly provided.

      6.1 Exchange of Securities. Upon the terms and subject to the conditions contained in this Agreement:

            6.1.1 At the Closing, each HDS Signatory Stockholder, and each other HDS Stockholder who elects, prior to the Closing Date, to participate in the Exchange and complies with the requirements therefor set forth in this Section 6, shall exchange, transfer and assign all of such Person's right, title and interest in and to its shares of HDS Common and HDS Preferred for shares of Nesco Series B Preferred Stock by delivering to Nesco share certificates for all such shares of HDS Common and or HDS Series B Preferred, duly endorsed in blank, with all necessary stock transfer stamps affixed, and Nesco shall issue shares of Nesco Series B Preferred Stock in exchange for shares of HDS Common and HDS Series B Preferred so tendered by in the applicable ratio provided in Section
6.1.6. by delivering to each such Stockholder one or more certificates evidencing the shares of Nesco Series B Preferred issuable to such Stockholder.

            6.1.2 Each HDS Common Stockholder and each HDS Preferred Stockholder who is not an HDS Signatory Stockholder and who elects, following the Closing Date, to participate in the Exchange by giving written notice of its intent to participate in the Exchange to HDS or Nesco (an "Exchange Notice"), and complies with the other requirements for such participation set forth in this Section 6.1, shall transfer and assign all of such Person's right, title and interest in and to its shares of HDS Common and/or HDS Series B Preferred for Nesco Series B Preferred by delivering, on a date following the Closing Date selected for such purpose by Nesco, but in no event more than five (5) business days following the giving of the Exchange Notice (each such date, a "Subsequent Closing Date") (i) share certificates for all such shares of HDS Common and/or HDS Series B Preferred, duly endorsed in blank, with all necessary stock transfer stamps affixed, and (ii) an executed and completed Investor Statement; and on such Subsequent Closing Date, Nesco shall issue shares of Nesco Series B Preferred Stock in exchange for shares of HDS Common and/or HDS Series B Preferred so tendered in the applicable ratio pursuant to Section 6.1.6 by delivering one or more certificates evidencing the shares of Nesco Series B Preferred issuable to such Stockholder.

            6.1.3 Each HDS Signatory Stockholder that is the holder of HDS Common Warrants and/or HDS Options outstanding on the date hereof hereby agrees that all such Warrants and Options, shall, upon Closing, constitute warrants and options, respectively, to purchase the number of shares of Nesco Series B Preferred that such Stockholder would be entitled to receive pursuant to such Warrants and Options, respectively, had they been exercised (to the extent the exercise rights thereunder shall not have expired) immediately prior to the Closing Date for shares of HDS Common.

            6.1.4 Each holder of HDS Options and/or HDS Common Warrants outstanding on the date hereof who is not an HDS Signatory Stockholder may elect to participate in the Exchange by delivering to HDS or Nesco an Exchange Notice and a completed Investor Statement: (i) prior to the Closing Date, in which event, on the Closing Date, all such HDS Options and HDS Warrants shall thereupon constitute options and warrants, respectively, to purchase the number of shares of Nesco Series B Preferred ("Nesco Exchange Options" and "Nesco Exchange Warrants," respectively) that such holder would be entitled to receive had such holder exercised such HDS Options and HDS Warrants, respectively, for shares of HDS Common immediately prior to the Closing Date; or (ii) after the Closing Date, in which event, on the Subsequent Closing Date selected by Nesco pursuant to the terms of Section 6.1.2, all such HDS Options and HDS Warrants shall thereupon constitute, respectively, Nesco Exchange Options and Nesco Exchange Warrants to purchase the number of shares of Nesco Series B Preferred that such holder would be entitled to receive had such holder exercised such HDS Options and HDS Warrants for shares of HDS Common immediately prior to such Subsequent Closing Date.

            6.1.5 Each HDS Stockholder and each holder of any HDS Options or HDS Warrants that wishes to participate in the Exchange but is not an HDS Signatory Stockholder shall execute and deliver to Nesco on or prior to the Closing Date or the applicable Subsequent Closing Date, as the case may be, a written statement, in the form prepared by HDS prior to the Closing Date and approved by Nesco (which approval shall not be unreasonably withheld), providing that the signatory represents, warrants and agrees that such signatory (i) is an Accredited Investor, (ii) makes the representations and warranties contained in Sections 10.22.1, 10.22.2 and 10.22.4, and (iii) consents to, and agrees to be bound by, the provisions of this Agreement applicable to holders of HDS Common, HDS Preferred, Nesco Exchange Warrants or Nesco Exchange Options, as the case may be, to be performed from and after the Closing Date (or any Subsequent Closing Date on which any such signatory participates in the Exchange), in respect of the Nesco Exchange Shares to be received by such holder or issuable upon exercise of such Nesco Exchange Warrants or Nesco Exchange Options, and
(iv) gives its written consent (or agrees to give such consent in respect of any Nesco Exchange Shares it may receive upon exercise of any Nesco Exchange Options or Nesco Exchange Warrants) to the matters which HDS Signatory Stockholders are hereby deemed to consent to, including (A) an increase in the number of shares of Nesco Common which Nesco is authorized to issue pursuant to the Additional Capitalization Amendment and the execution, delivery and filing of such Amendment, (B) the Nesco Name Change, and (C) implementation of the Reverse Split and the filing, execution and delivery of the Reverse Split Amendment (an "Investor Statement").

            6.1.6 Section 6.1.6 of the HDS Disclosure Schedule sets forth the number of shares of Nesco Series B Preferred which each HDS Stockholder shall be entitled to receive for (i) each share of HDS Common and (ii) each share of HDS Series B Preferred tendered by each HDS Stockholder in the Exchange. Section 4.8 of the HDS Disclosure Schedule sets forth the number of shares of Nesco Common into which each share of Nesco Series B Preferred shall be convertible.

            6.1.7 Anything contained herein to the contrary notwithstanding, any Person who, is, on the date hereof or subsequently becomes (not in contravention of the terms of this Agreement), the holder of HDS Common, HDS Preferred, any HDS Option or HDS Warrant or any other security of HDS and is not an Accredited Investor, may not participate in the Exchange on or prior to the Closing Date, but may participate in the Exchange thereafter on a date selected by Nesco, but not more than five (5) business days following the last to occur of the filing by Nesco of the Nesco Information Statement with the SEC and the Additional Capitalization Amendment with the Secretary or Department of State of Nevada (a "Subsequent Closing Date") and the giving by such Person of an Exchange Notice, and on the other terms and conditions set forth in this Agreement, provided, however, that such Person's Investor Statement need not represent that such Person is an Accredited Investor.

            6.1.8 As a result of the Exchange, on the Closing Date HDS shall be a majority-owned subsidiary of Nesco.

      6.2 HDS Debt. Simultaneously with the Closing:

            6.2.1 The outstanding convertible debentures of HDS in the principal amount of approximately $2,092,000 (the "HDS Term Debt") shall be exchanged for and converted into (i) debentures of Nesco in the same principal amount having a maturity date of December 31, 2005 (the "Maturity Date") and bearing interest at the rate of eight percent (8%) per annum due and payable in cash at the Maturity Date, which debentures ("Nesco Debentures"), shall be convertible into the number shares of Nesco Common, or at the election of Company, Nesco Series B Preferred convertible in that number of shares of Nesco Common, ("Debenture Shares") which the holders of the HDS Term Debt would be entitled to receive in the Exchange if they had exercised their conversion rights on the principal amount of the HDS Term Debt immediately prior to the Closing, and (ii) a warrant to purchase one (1) share of Nesco Common for each $1.00 in amount of HDS Term Debt so exchanged (the "Debtholder Warrants"). The interest due on the HDS Term Debt shall remain due and payable on the Maturity Date notwithstanding the conversion. The Debtholder Warrants shall have an exercise price equal to the Applicable Trading Price.;

            6.2.2 the outstanding indebtedness of HDS to certain of its officers in the aggregate principal amount of approximately $800,000 on the date hereof ("HDS Officer Debt") shall be exchanged for and converted into (i) debentures of Nesco in the same principal amount having a maturity date of December 31, 2005 (the "Maturity Date") and bearing interest at the rate of eight percent (8%) per annum due and payable in cash at the Maturity Date, which debentures ("Nesco Debentures") may be exchanged for the number of shares of Nesco Common, or at the election of Company, Nesco Series B Preferred convertible in that number of shares of Nesco Common, determined by dividing the HDS Officer Debt by the Applicable Trading Price, and (ii) for each $1.00 in principal amount of the HDS Officer Debt, a Debtholder Warrant to purchase one (1) share of Nesco Common.

      6.3 Adviser Shares. Immediately following the Closing, Nesco shall issue to the Adviser shares of Nesco Series B Preferred convertible into 6,500,000 shares of Nesco Common or, at the option of Nesco, the same number of shares of Nesco Common or any combination of Nesco Series B Preferred and Nesco Common on such basis, as and for the fee due for providing advisory services to HDS (such shares of Nesco Series B Preferred as convertible into such shares of Nesco Common, the "Adviser Shares"). The Adviser is a Nesco Signatory Stockholder.

      6.4 Harriton Stock Option. Immediately following the Closing, Nesco shall issue the Harriton Option to Matthew Harriton pursuant to Section 8.2.

      6.5 Reverse Split; Information Statement. As promptly as practicable following the Closing, the effectiveness of the Additional Capitalization Amendment and the filing with the SEC of the Information Statement, Nesco shall consummate the Reverse Split by filing the Reverse Split Amendment in compliance with the applicable provisions of the NRS, and upon such filing, provide certified copies of such Amendment to HDS and its counsel.

      6.6 No Liens or Encumbrances. Except as otherwise expressly provided herein, the HDS Exchange Shares, the HDS Preferred Exchange Shares, the Nesco Exchange Shares, the Nesco Debentures, the Nesco Debenture Shares delivered at the Closing on the Closing Date or on any Subsequent Closing Date, the Adviser Shares, and the HDS Warrants and HDS Options to be converted into warrants and options, respectively, to purchase securities of Nesco in the Exchange pursuant to this Section 6.6, shall be free and clear of all Liens and Encumbrances other than those created by the terms of this Agreement.

      6.7 Change of Name. Immediately upon consummation of the Exchange, Nesco shall effect the Nesco Name Change, unless the NRS requires approval thereof by Nesco Stockholders, in which event, Nesco shall effect the Nesco Name Change immediately upon the last to occur of filing of the Nesco Information Statement with the SEC and the filing of the Additional Capitalization Amendment with the Secretary or Department of State of Nevada.

      6.8 Restrictions on Transfer. The parties acknowledge and agree that as of the Closing Date:

            6.8.1 None of the Nesco Exchange Shares, the Adviser Shares, the NAC Shares, the Nesco Debentures, the Nesco Debenture Shares, or the Nesco Series B Preferred Shares to be issued upon the Nesco Preferred Conversion or conversion of the Nesco Stockholder Debt (or the shares of Nesco Common into which shares of Nesco Series B Preferred shall be automatically converted as provided herein) shall be registered under U.S. Federal or Blue Sky Laws and are intended to be issued pursuant to an exemption therefrom under Rule 506 of Regulation D,
Section 4(2) of the Act or other applicable exemption, shall be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and may not be resold, offered for resale, transferred, pledged, distributed or otherwise hypothecated unless registered under the Securities Act and applicable Blue Sky Laws or exempt from such registration under the terms of Rule 144 or otherwise, and Nesco receives an opinion of counsel satisfactory to Nesco in its reasonable discretion to the effect that such registration is not required. Each certificate representing any Nesco Exchange Shares, shares Adviser Shares, NAC Shares, shares of Nesco Series B Preferred issued upon the Nesco Preferred Conversion and conversion of the Nesco Stockholder Debt, shares of Nesco Common issued upon automatic conversion of the Nesco Series B Preferred, and the Nesco Debenture Shares and the Nesco Debentures shall bear a legend substantially in the following form:

            "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "ACT") OR APPLICABLE STATE SECURITIES LAWS AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, ASSIGNED, HYPOTHECATED OR OTHER-WISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION, PROVIDED THAT THE ISSUER OF THESE SECURITIES SHALL HAVE FIRST RECEIVED AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

            6.8.2 The shares of HDS Common Stock and HDS Series B Preferred to be tendered to Nesco in the Exchange or the HDS Warrants and HDS Options to be exchanged for Nesco Exchange Warrants and Nesco Exchange Options, respectively, have not been registered under the Securities Act or applicable Blue Sky Laws and will be offered for exchange pursuant to this Agreement in compliance with an exemption from such registration under Rule 506 of Regulation D, or Section 4(2) of the Act and may not be offered, resold, pledged, hypothecated or otherwise transferred unless registered under the Securities Act and applicable

Blue Sky Laws, or exempt from such registration, provided that Nesco receives an opinion of counsel satisfactory to Nesco in its reasonable discretion to the effect that such registration is not required.

            6.8.3 (i) Nesco shall instruct its transfer agent to annotate the applicable records to reflect the restrictions on transfer contained in this Agreement (A) on the Closing Date with respect to the Nesco Exchange Shares, the Adviser Shares, the Nesco Debentures, the Nesco Debenture Shares, the Nesco Exchange Options and the Nesco Exchange Warrants issuable upon exchange of the HDS Term Debt; and (B) on the respective dates of conversion or issuance prior to the Closing with respect to the NAC Shares and the shares of Nesco Common issuable upon the Nesco Preferred Conversion, and conversion of the Nesco Stockholder Debt and the Nesco Debentures and Nesco Debenture Shares that may be issued to the holder of the Nesco Stockholder Debt, and (ii) HDS shall instruct its transfer agent, on the Closing Date, to annotate the applicable records to reflect the restrictions on transfer contained in this Agreement with respect to the shares of HDS Common tendered in the Exchange;

      6.9 Reservation of Shares. (a) As promptly as practicable following the Closing Date, Nesco shall file the Additional Capitalization Amendment with the Nevada Secretary or Department of State and provided a certified copy thereof to HDS; (b) on the Closing Date or any earlier date of issuance pursuant to the terms of this Agreement, Nesco shall have reserved for issuance the number of shares of Nesco Common and Nesco Series B Preferred sufficient to satisfy its obligations to issue the Nesco Exchange Shares, the Adviser Shares, the NAC Shares, the Nesco Debenture Shares, the Nesco Warrant Shares, all other shares of Nesco Common issuable on or prior to the Closing Date pursuant to this Agreement or pursuant to the exercise of Nesco Options outstanding on the date hereof; and (c) no later than the date of effectiveness of the Capitalization Increase Amendment, Nesco shall have reserved for issuance the number of shares of Nesco Common sufficient to satisfy its obligations to issue Nesco Common upon automatic conversion of the Nesco Series B Preferred issued or issuable in connection with the Exchange, including shares of Nesco Series B Preferred issuable upon exercise of the Harriton Option and any and all Nesco Exchange Options and Nesco Exchange Warrants, and (ii) consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

      6.10 Obligation to Participate in the Exchange; Exchange Procedures. On the Closing Date, each HDS Signatory Stockholder shall tender to Nesco for exchange all shares of HDS Common and HDS Series B Preferred owned by such Stockholder on the date hereof or issued to such Stockholder (not in contravention of this Agreement) between the date hereof and the Closing Date, and Nesco shall issue and deliver to each such HDS Stockholder (and/or its designees) the number and classification of Nesco Exchange Shares set forth above in this Section 6.

      6.11 Expenses of Exchange and Other Transactions. Except as otherwise provided in Section 16.3, each party shall pay all expenses, including legal and auditing fees, incurred by such party in connection with the execution, delivery and performance of this Agreement and consummation of the Exchange and the other transactions contemplated hereby or by the other Transaction Documents.

7. CLOSING; CLOSING DATE.

      7.1 Closing. The Closing of the Exchange and the other transactions contemplated hereby or by any of the other Transaction Documents to take place on the Closing Date (the "Closing Transactions") shall take place at 10:00 a.m., Eastern Time, on the Closing Date at the offices of Beckman, Lieberman & Barandes, 116 John Street, Suite 1313, New York, NY 10038, or at such other time and place as Nesco and HDS may agree.

      7.2 Closing Date. The Closing of the Exchange and the other Closing Transactions shall take place upon five days' written notice from Nesco to HDS, but not later than sixty (60) days from the date hereof except as modified by agreement of Nesco and HDS or terminated pursuant to Section 16.3 (the "Closing Date"). The parties agree to use their best efforts to cause the Nesco

Preliminary Information Statement and the Nesco Information Statement to be filed with the SEC and the Exchange to be consummated as soon as practicable hereafter.

      7.3 Subsequent Closing Dates. The closing of the Exchange between Nesco and those HDS Preferred Stockholders, HDS Common Stockholders, and holders of HDS Options and HDS Warrants who are not HDS Signatory Stockholders and who, following the Closing Date, wish to participate in the Exchange and comply with the applicable requirements set forth in Section 6, shall take place on Subsequent Closing Date(s) to be selected in compliance with the terms of said Section.

8. EMPLOYMENT AGREEMENT; HARRITON OPTION.

      8.1 Employment Agreement. Immediately following the Closing, Nesco shall enter into an employment agreement with Matthew Harriton, effective as of the Closing Date, substantially in the form of Exhibit 8.1 hereto (the "Employment Agreement").

      8.2 Harriton Option. On the Closing Date, Nesco shall issue to Matthew Harriton an option to purchase Nesco Common on the following terms (the "Harriton Option"):

            8.2.1 The Harriton Option shall grant Matthew Harriton the right to purchase up to 5,000,000 shares of Nesco Common at the Applicable Trading Price per share.

            8.2.2 The Harriton Option shall be exercisable for a period of five
(5) years commencing on the Closing Date (the "Exercise Period") and shall be immediately exercisable for the purchase of 2,000,000 shares of Nesco Common and exercisable as to an additional 1,000,000 shares of Nesco Common commencing on each of the first, second and third anniversaries of the Closing Date, respectively, provided that grantee remains a consultant to or employee of Nesco or any subsidiary of Nesco, but if Nesco exercises its right to terminate the Employment Agreement after the Initial Term without specifying reasons for termination that constitute grounds for termination for "cause" as defined in the Employment Agreement, the Harriton Option shall become immediately exercisable as to all 5,000,000 shares. Following termination of the Employment Agreement for any reason, the Harriton Option shall thereafter remain exercisable for the balance, if any, of the Exercise Period for the same number of shares of Nesco Common for which the Harriton Option was exercisable upon termination of the Employment Agreement, subject to the provisions of the immediately preceding sentence.

            8.2.3 Anything contained in this Section 8.2 to the contrary notwithstanding, the Harriton Option shall provide that until the last to occur of the filing of the Information Statement with the SEC and filing of the Additional Capitalization Amendment pursuant to the NRS, to the extent that the Harriton Option is exercisable for shares of Nesco Common as provided in Section 8.2.2, it shall instead be exercisable for the equivalent number of shares of Nesco Series B Preferred.

9. REPRESENTATIONS AND WARRANTIES OF NESCO AND THE NESCO SIGNATORY STOCKHOLDERS. Nesco and the Nesco Signatory Stockholders represent and warrant:

      9.1 Corporate Existence and Power. Nesco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all corporate power and authority and all Governmental Permits required to carry on its business as now conducted, except for those Governmental Permits, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. Nesco is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Nesco.

      9.2 Articles of Incorporation and By-laws; Minute Books. The copies of the articles of incorporation and by-laws of Nesco, each as amended, provided by Nesco to HDS are true, correct and complete. The minute books of Nesco contain true and complete records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), or similar governing bodies, and true, correct and complete records of all meetings and consents in lieu of meetings of Nesco's stockholders since the time of its organization. The stock books of Nesco are true, correct and complete.

      9.3 Corporate Authorization. The execution, delivery and performance by Nesco of this Agreement and the other Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby are within Nesco's corporate powers and have been duly authorized by all necessary corporate action. No vote of the holders of the outstanding shares of Nesco Common, Nesco Series A Preferred or any other securities of Nesco is necessary in connection with the consummation of the Exchange on the Closing Date and the other transactions contemplated hereby to be consummated on the Closing Date. Each of this Agreement and the other Transaction Documents constitutes a valid and binding agreement of Nesco enforceable against Nesco in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

      9.4 Nesco Board Consent. The execution, delivery and performance by Nesco of this Agreement and each of the other Transaction Documents has been duly authorized by Nesco's Board of Directors which, at a meeting duly called and held, duly (a) determined that this Agreement and the other Transaction Documents, the Exchange and the other transactions contemplated hereby and thereby are fair to and in the best interests of Nesco's Stockholders, and (b) approved and adopted this Agreement, the other Transaction Documents, the Exchange and the other transactions contemplated hereby or thereby, which approval satisfies in full any applicable requirements of the NRS. The resolutions of the Nesco Board attached to Exhibit 9.4 hereto are true, complete and correct copies of the resolutions duly adopted by Nesco's Board relating to this Agreement, the other Transaction Documents, the Exchange and the other transactions contemplated hereby and thereby.

      9.5 Governmental Authorization. The execution, delivery and performance by Nesco of this Agreement and the other Transaction Documents and the consummation by Nesco of the transactions contemplated hereby or thereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the Additional Capitalization Amendment and the Reverse Split Amendment in accordance with the NRS, (b) filing with the SEC of Current Reports on Form 8-K with respect to (i) the execution and delivery of this Agreement and
(ii) the Closing, (c) compliance with any applicable requirements of Regulation D and Blue Sky Laws, and (d) any other filings, including the Nesco Information Statement in connection with dissenters rights, if any, and/or other approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Nesco or materially impair the ability of Nesco to consummate the transactions contemplated by this Agreement.

      9.6 Non-Contravention. The execution, delivery and performance by Nesco of this Agreement and the other Transaction Documents and the consummation by Nesco of the transactions contemplated hereby and thereby do not and will not (a) violate the certificate of incorporation or bylaws of Nesco, (b) assuming compliance with the matters referred to in Section 9.5(d), violate any applicable law, rule, regulation, judgment, injunction, order or decree, (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Nesco or to a loss of any benefit to which Nesco is entitled under any provision of any agreement or other instrument binding upon Nesco or any Governmental Permit, or other similar authorization affecting, or relating in any way to, the assets or business of Nesco, or (d) result in the creation or imposition of any Lien or Encumbrance on any asset of Nesco except, in the case of clauses (b), (c) and (d), for such matters as would not, individually or in the aggregate, have Material Adverse Effect on Nesco or materially impair the ability of Nesco to consummate the transactions contemplated by this Agreement.

      9.7 Capitalization; Validity of Securities. As of the Closing Date, the authorized capital stock of Nesco will consist of 25,000,000 shares of Nesco Common and 1,000,000 shares of preferred stock, of which Nesco shall have designated as Nesco Series B Preferred a number of shares sufficient to meet Nesco's obligations under this Agreement and effectuate the transactions contemplated hereby. As of the date hereof, the authorized capital stock of Nesco is as set forth in Section 3.1.1 and the outstanding capital stock and other securities of Nesco are as set forth in Sections 3.1.2 through 3.1.5. All outstanding shares of capital stock and other securities of Nesco have been duly authorized and validly issued an are fully paid and non-assessable. Except as set forth in Sections 3.1.2 through 3.1.4, there are no outstanding (a) shares of capital stock or voting securities of Nesco, (b) securities of Nesco convertible into or exercisable or exchangeable for shares of capital stock or voting securities of Nesco or (c) options, restricted stock, other stock-based compensation awards or other rights to acquire from Nesco or other obligation of Nesco to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Nesco. Other than as provided in this Agreement, there are no outstanding obligations of Nesco or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clauses (a), (b) or (c) above. The Nesco Exchange Shares, the Adviser Shares, the NAC Shares, the Nesco Warrant Shares, the Nesco Debentures, the Nesco Debentures Shares when issued, sold and delivered, and the Nesco Exchange Options and Nesco Exchange Warrants when deemed exchanged for HDS Options and HDS Warrants pursuant to the terms of this Agreement, will be duly and validly issued (including compliance with Regulation D and applicable Blue Sky Laws), fully-paid, and non-assessable and shall be free and clear of all Liens and Encumbrances of any nature whatsoever. The Nesco Preliminary Information Statement and the Nesco Information Statement shall provide for an increase in the number of shares of Nesco Common which Nesco is currently authorized to issue to 400,000,000 shares, and the same shall be set forth in the Additional Capitalization Amendment.

      9.8 Subsidiaries; No Liability for Obligations of NAC Entities. Nesco has no subsidiaries other than the NAC Entities. Prior to the Closing, the NAC Entities shall have been disposed of in compliance with the terms of Section 4.5.

      9.9 SEC Filings.

            9.9.1 Nesco has delivered to HDS (i) Nesco's Annual Report for its 1999 through 2003 fiscal years, (ii) all proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Nesco since November 1, 1999 and (c) all of its other reports, statements, schedules and registration statements filed by Nesco with the SEC since November 1, 1999 (all of the documents referred to in this Section 9.9.1 collectively, the "Nesco SEC Filings").

            9.9.2 As of its filing date, each Nesco SEC Filing complied as to form and in substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      9.10 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Nesco included in the SEC Filings fairly present, in conformity with GAAP (except, as to application on a consistent basis, as may be indicated in the notes thereto), the consolidated financial position of Nesco as of the dates there of and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim

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financial statements). For purposes of this Agreement, "Nesco Balance Sheet"
means the unaudited consolidated balance sheet of Nesco as of October 31, 2003 set forth in Nesco's Quarterly Report for the period end October 31, 2003 on Form 10-QSB, as filed with the SEC on December 22, 2003, and "Nesco Balance Sheet Date" means October 31, 2003.

      9.11 Absence of Certain Changes. Since Nesco Balance Sheet Date, the business of Nesco has been conducted in the ordinary course consistent with past practices and there has not been, except as set forth in Section 9.11 of the Nesco Disclosure Schedule or any SEC Filing made between the Balance Sheet Date and the date hereof or required pursuant to the terms of this Agreement:

            9.11.1 any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, have a Material Adverse Effect on Nesco, other than adverse effects resulting from the execution and performance of this Agreement;

            9.11.2 any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Nesco;

            9.11.3 except for the Additional Capitalization Amendment and the Reverse Split Amendment, there has not been any amendment of any material term of any outstanding security of Nesco.

            9.11.4 any incurrence, assumption or guarantee by Nesco of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

            9.11.5 any creation or other incurrence by Nesco of any Lien or Encumbrance on any material asset other than in the ordinary course consistent with past practices;

            9.11.6 any making of any material loan, advance or capital contributions to or investment in any Person;

            9.11.7 any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Nesco which would, individually or in the aggregate, have a Material Adverse Effect on Nesco;

            9.11.8 any transaction or commitment made, or any contract or agreement entered into, by Nesco relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Nesco of any contract or other right, in either case, material to Nesco as a whole, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

            9.11.9 any change in any method of accounting, method of tax accounting, or accounting practice by Nesco except for any such change required by reason of a concurrent change in GAAP or Regulation S-X promulgated under the Exchange Act;

            9.11.10 any (i) grant of any severance or termination pay to any current or former director, officer or employee of Nesco, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Nesco, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of Nesco, or (v) increase in compensation, bonus or other benefits payable or otherwise made available to any current or former director, officer or employee of Nesco;

            9.11.11 any material dispute or, with any officer, director or employee of Nesco; or any tax election or any settlement or compromise of any tax liability, that, individually or in the aggregate, are material to Nesco.

      9.12 No Undisclosed Material Liabilities. As of the date hereof, there are no liabilities of Nesco of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

            9.12.1 liabilities or obligations provided for in Nesco Balance Sheet or disclosed in the notes thereto;

            9.12.2 other liabilities or obligations, which would not, individually or in the aggregate, have a Material Adverse Effect on Nesco; and

            9.12.3 liabilities or obligations under this Agreement.

      9.13 Compliance with Laws and Court Orders. Except as set forth in Section
9.13 of the Nesco Disclosure Schedule or in any SEC Filing made between the Balance Sheet Date and the date hereof, Nesco is and has been in compliance with, and to the best knowledge of Nesco, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, including, without limitation, the requirements of the Exchange Act, the Securities Act, ERISA or any federal labor laws except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Nesco.

      9.14 Litigation. Except as specifically set forth in any SEC Filings made between the Nesco Balance Sheet Date and the date hereof or Section 9.14 of the Nesco Disclosure Schedule, there is: (a) no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of Nesco, threatened, against or affecting the business of Nesco, or challenging the validity or propriety of the transactions contemplated by this Agreement or any of the other Transaction Documents, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of Nesco, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the 12 month period preceding the date hereof; (b) no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of Nesco; and (c) Nesco has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business. The disclosure in such SEC Filings with respect to any matters covered by this Section 9.14 are true, correct and complete in all material respects on the dates when made and on the date hereof and do not contain any misstatement of any related material fact or omit to state any such material fact required to be stated therein in order to make the statements contained therein not misleading.

      9.15 Finder's Fee. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Nesco who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

      9.16 Taxes. Except as set forth in the Nesco Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, have a Material Adverse Effect on Nesco, (a) all tax returns, statements, reports and forms (collectively, the "Nesco Returns") required to be filed with any taxing authority by, or with respect to, Nesco and each affiliated, combined, consolidated or unitary group of which Nesco is a member are true, correct and complete and have been filed in accordance with all applicable laws; (b) Nesco has timely paid all taxes shown as due and payable on the Nesco Returns that have been so filed (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the Nesco Balance Sheet) and, as of the time of filing, the Nesco Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Nesco;
(c) Nesco has made adequate provision in accordance with GAAP for all taxes payable by Nesco for which no Nesco Return has yet been filed; (d) the charges, accruals and reserves for taxes with respect to Nesco reflected on the Nesco Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; (e) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Nesco in respect of any tax where there is a reasonable possibility of an adverse determination; (f) Nesco is not and has not been a member of an affiliated, consolidated, combined or unitary group other than one of which Nesco was the common parent.

      9.17 Employee Benefit Plans. Other than as shall be fully described on the Nesco Disclosure Schedule, Nesco does not maintain, nor has Nesco maintained in the past, any "employee benefit plans" (as defined in Section 3(3) of ERISA, or any plans, programs, policies, practices, arrangements or contracts (whether group or individual) providing for payments, benefits or reimbursements to employees of Nesco, former employees, their beneficiaries and dependents under which such employees, former employees, their beneficiaries and dependents are covered through an employment relationship with Nesco, any entity required to be aggregated in a controlled group or affiliated service group with Nesco for purposes of ERISA or the Code (including, without limitation, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, at any relevant time ("Benefit Plans").

      9.18 Environmental Matters. Except as set forth in Nesco SEC Filings prior to the date hereof and except as would not, individually or in the aggregate, have a Material Adverse Effect on Nesco:

            9.18.1 no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Nesco, is threatened by any governmental entity or other person relating to or arising out of any Environmental Law;

            9.18.2 Nesco is and has been in compliance with all Environmental Laws and all Environmental Permits; and

            9.18.3 There are no liabilities of or relating to Nesco of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

            9.18.4 The terms "Nesco" shall, for purposes of this Section, include any entity which is, in whole or in part, a corporate predecessor of Nesco or any of the NAC Entities or any other subsidiary of Nesco.

      9.19 Patents and Other Proprietary Rights. Nesco does not have any Intellectual Property Right that is material to its business as now conducted. To the best of Nesco's knowledge, Nesco has not and does not violate or infringe any Intellectual Property Right of any other person, and Nesco has not received any communication alleging that it violates or infringes any Intellectual Property Right of any other person. Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Nesco, Nesco has not been sued for infringing any Intellectual Property Right of another person.

      9.20 Antitakeover Statutes. Excluding any statute or regulation applicable solely by virtue of the jurisdiction of incorporation of HDS as to which Nesco takes no position nor makes any representation or warranty, no antitakeover or similar statute or regulation applies to the transactions contemplated hereby.

      9.21 Affiliate Transactions. Except as disclosed in Section 9.21 of the Nesco Disclosure Statement or any SEC Filing(s) made between the Nesco Balance Sheet Date and the date hereof, either Nesco nor any officer, director or employee of Nesco or any of the relatives, Affiliates or Associates of any of the aforementioned Persons) is a party to any agreement, contract, commitment or transaction with Nesco or affecting the business of Nesco or any of its subsidiaries, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to Nesco or any of its subsidiaries which will subject Nesco, HDS or any of the Sellers to any liability or obligation from and after the Closing Date.

      9.22 Trading; Reporting Company Status. Nesco Common is currently listed for trading on the OTCBB, and Nesco has received no notice that the Nesco Common is subject to being delisted therefrom. Nesco is a reporting company under
Section 12(g) of the Exchange Act and has timely filed all reports and other documents required to be filed by it under the Exchange Act.

      9.23 Investment Representations. Nesco is acquiring shares of HDS Common and HDS Series B Preferred for investment for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Nesco understands that the offer and sale of shares of HDS Common and HDS Series B Preferred have not been and will not be registered under the Securities Act or applicable state securities laws on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that reliance by HDS on such exemption is predicated on the representations of Nesco set forth in this
Section 9.23 and Section 9.26.

      9.24 Insurance. Nesco has in effect directors' and officers' liability insurance for the coverage amounts set forth in Section 9.24(a) of the Nesco Disclosure Schedule. Each policy providing such directors' and officers' liability insurance, the name(s) of the insured(s) and any additional loss payee(s), the amounts and types of coverage and policy numbers are as set forth in Section 9.24(a) of the Nesco Disclosure Schedule. Nesco shall take all actions and deliver all written materials and execute such documents and instruments as may be required to ensure that all Persons who will serve as executive officers or directors of Nesco following the Exchange who do not serve in such capacities on the date hereof are covered by such directors' and officers' liability insurance policy or policies in amounts consented to by HDS, which consent shall not be unreasonably withheld.

Nesco and/or the NAC Entities maintain in effect the liability insurance and other business insurance policies described in Section 9.24(b) of the Nesco Disclosure Schedule; Nesco shall do all things necessary and proper to retain its status as an insured and additional loss payee on each such liability insurance policy relating to any of the activities of any NAC Entity after the date of disposition of each NAC Entity with respect to losses and claims that may arise relating to any period on or prior to the Closing Date. Nesco has provided to HDS true, complete and correct copies of all of the foregoing insurance policies, each as currently in effect.

      9.25 Ownership of Signatory Stockholders. On the date hereof, the Nesco Signatory Stockholders hold a sufficient percentage of the securities of Nesco entitled to vote (or that will be entitled to vote on the Closing Date), on a fully-diluted basis, that is required by the NRS and the articles of incorporation and by-laws of Nesco to bind Nesco to its obligations hereunder and to authorize and effectuate the Exchange, the Reverse Split, the Reverse Split Amendment, the Nesco Name Change, the Additional Capitalization Amendment and the other transactions required to be effected by Nesco pursuant to this Agreement. Except as otherwise expressly provided herein, the Nesco Signatory Stockholders shall not offer, sell, transfer, pledge, assign or otherwise dispose of any of their shares of Nesco Common or securities convertible into or exchangeable for Nesco Common or Nesco Series B Preferred (other than the Nesco Warrant Shares) from the date hereof until the earlier of (a) termination of this Agreement, (b) the date of filing of the Nesco Information Statement with the SEC and (c) the date of filing of the Additional Capitalization Amendment pursuant to the NRS. On the date hereof the Nesco Signatory Stockholders own, and shall at all relevant times continue to own, a sufficient number of shares of Nesco Common and Nesco Series A Preferred to authorize the consummation of the Exchange and the other transactions contemplated by this Agreement and the other Transaction Documents by written consent. There is no provision of the articles of incorporation or by-laws of Nesco or any other agreement to which Nesco or any security holder of Nesco is a party that would prohibit the Nesco Signatory Stockholders from authorizing consummation of the Exchange and the other transactions contemplated hereby and by the other transaction documents by written consent.

      9.26 Accredited Investor Status. Each Nesco creditor and each Person who, on the date hereof, is the beneficial owner of any securities of Nesco and who, pursuant to the terms of this Agreement, will receive any shares of Nesco Common or any securities convertible into or exchangeable for Nesco Common pursuant to the terms of this Agreement is an Accredited Investor. Each such Person shall confirm in writing that such Person is an Accredited Investor prior to the Closing.

      9.27 Nesco Signatories. The Nesco Signatory Stockholders include each officer, director and holder of 5% of each class of outstanding voting securities of Nesco. Each Nesco Signatory Stockholder hereby consents, in respect of all voting securities of Nesco held by such Stockholder, to the Exchange and the other transactions contemplated hereby and by the other Transaction Documents. Each Nesco Signatory Stockholder covenants, represents and warrants that such Stockholder shall do all acts and things, including the execution and delivery of all documents and instruments, necessary or proper (a) to effectuate the Exchange and the other transactions contemplated hereby and by any of the other Transaction Documents and (b) to cause Nesco to carry out its obligations hereunder and under each of the other Transaction Documents, whether by vote or written consent of such Stockholder, or otherwise.

      9.28 No General Solicitation. Solicitation by Nesco of participants in the Exchange and the exchange of currently outstanding Nesco securities for shares of Nesco Common or Nesco Series B Preferred shall be effected without use of any form of general solicitation or advertising and in all other respects in compliance with the requirements for an exemption from registration pursuant to Regulation D.

10. REPRESENTATION AND WARRANTIES OF HDS AND THE HDS SIGNATORY STOCKHOLDERS. HDS and the HDS Signatory Stockholders that are executive officers or directors of HDS represent and warrant that, except as otherwise set forth herein or in HDS Disclosure Schedule:

      10.1 Corporate Existence and Power. HDS is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority and all Governmental Permits required to carry on its business as now conducted, except for those Governmental Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

      10.2 Certificate of Incorporation and By-laws; Minute Books. The copies provided to Nesco by HDS of its certificate of incorporation and by-laws are true, correct and complete copies thereof, each as amended to date. The minute books of HDS contain true and complete records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), or similar governing bodies, since the time of its organization. The stock books of HDS are true, correct and complete.

      10.3 Corporate Authorization. The execution, delivery and performance by HDS of this Agreement and the other Transaction Documents and the consummation by HDS of the transactions contemplated hereby and thereby are within HDS's corporate powers and have been duly authorized by all necessary corporate action of HDS. If any vote of or consent by the holders of any outstanding shares of HDS Common or any other securities of HDS is necessary in connection with the consummation of the Exchange and the other transactions contemplated hereby, each HDS Signatory Stockholder shall vote in favor thereof or provide written consent thereto. This Agreement and each of the other Transaction Documents constitutes a valid and binding agreement of HDS, enforceable against HDS in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies. This Agreement and each of the other Transaction Documents constitutes a valid and binding agreement of each HDS Signatory Stockholder, enforceable against each such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

      10.4 HDS Board Consent. The execution, delivery and performance by HDS of this Agreement and each of the other Transaction Documents to which HDS is a party have been duly authorized by HDS's Board of Directors, which, approved and adopted this Agreement, such other Transaction Documents, the Exchange and the other transactions contemplated hereby or thereby and involving HDS. The resolutions of the HDS Board attached as Exhibit 10.4 hereto are true, complete and correct copies of resolutions duly adopted by HDS's Board relating to this Agreement, the other Transaction Documents, the Exchange and the other transactions contemplated hereby and thereby.

      10.5 Governmental Authorization. The execution, delivery and performance by HDS and each HDS Signatory Stockholder of this Agreement and the other Transaction Documents to be executed by HDS and the consummation by HDS of the transactions contemplated hereby or thereby involving HDS require no action by or in respect of, or filing with, any Governmental Authority other than compliance with any applicable requirements of Regulation D and Blue Sky Laws, and any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on HDS or materially impair the ability of HDS or any of the HDS Signatory Stockholders to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents.

      10.6 Non-Contravention. The execution, delivery and performance by HDS or any of the HDS Signatory Stockholders of this Agreement and the other Transaction Documents and the consummation by HDS of the Exchange and the other transactions involving HDS contemplated hereby or thereby do not and will not
(a) violate the certificate of incorporation or by-laws of HDS, (b) assuming compliance with the matters referred to in Sections 9.5 and 10.5, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of HDS or a loss of any benefit to which HDS is entitled under any provision of any agreement or other instrument binding upon HDS (other than the Certificate of Designation with respect to the HDS Series B Preferred) or any Governmental Permit other similar authorization affecting, or relating in any way to, the assets or business of HDS or any of its subsidiaries, or (d) result the creation or imposition of any Lien or Encumbrance on any asset of HDS except, in the case of clauses (b), (c) and (d), for such matters as would not, individually or in the aggregate, have Material Adverse Effect on HDS or materially impair the ability of HDS to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents.

      10.7 Capitalization; Validity of Securities. As of the date hereof, the authorized capital stock of HDS is as set forth in Section 3.1.3 hereof. As of the date hereof, the outstanding capital stock and other securities of HDS are as set forth in Section 3.3.2. All outstanding shares of capital stock of HDS have been duly authorized and validly issued an are fully paid and non-assessable. Except as set forth in this Agreement, there are no outstanding
(a) shares of capital stock or voting securities of HDS, (b) securities of HDS convertible into exchangeable for shares of capital stock or voting securities of HDS or (c) options, restricted stock, other stock-based compensation awards or other rights to acquire from HDS or other obligation of HDS to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of HDS. There are no outstanding obligations of HDS or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clauses (a), (b) or (c) above. The shares of HDS Common and HDS Series B Preferred, when transferred and delivered pursuant to the terms of this Agreement, will be duly and validly issued (including, without limitation, compliance with Regulation D and applicable Blue Sky Laws), fully-paid, and non-assessable. The assignments, endorsements, stock powers and other instruments of transfer to be delivered by each Seller to Nesco at the Closing will be sufficient to transfer such Seller's entire interest, legal and beneficial, in such HDS shares. Each HDS Signatory Stockholder has full power and authority to transfer its shares of HDS Common and/or HDS Series B Preferred, and upon transfer to Nesco of the instruments representing such shares, Nesco will receive good and marketable title to such shares, free and clear of all Liens and Encumbrances.

      10.8 Subsidiaries. HDS does not as of the date hereof own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity other than those listed in Section
10.8 of the HDS Disclosure Schedule.

      10.9 Financial Statements; Absence of Certain Changes. For purposes of this Agreement, "HDS Balance Sheet" means the unaudited balance sheet of HDS, as of October 31, 2003 included as Exhibit 10.9 to this Agreement, and "HDS Balance Sheet Date" means October 31, 2003. Except as otherwise set forth in Section
10.9 of the HDS Disclosure Schedule or required by the terms of this Agreement or any of the other Transaction Documents, since the HDS Balance Sheet Date, the business of HDS and its subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

            10.9.1 any even, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, have a Material Adverse Effect on HDS, other than adverse effects resulting from the execution and performance of this Agreement;

            10.9.2 any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of HDS;

            10.9.3 there has not been any amendment of any material term of any outstanding security of HDS or any of its subsidiaries;

            10.9.4 any incurrence, assumption or guarantee by HDS or any of its subsidiaries of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

            10.9.5 any creation or other incurrence by HDS or any of its subsidiaries of any Lien or Encumbrance on any material asset other than in the ordinary course consistent with past practices;

            10.9.6 any making of any material loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions made in the ordinary course consistent with past practices;

            10.9.7 any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of HDS or any of its subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect on HDS.

            10.9.8 any transaction or commitment made, or any contract or agreement entered into, by HDS or any of its subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by HDS or any of its subsidiaries of any contract or other right, in either case, material to HDS and its subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

            10.9.9 any (i) grant of any severance or termination pay to any current or former director, officer or employee of HDS or any of its subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Nesco or any of its subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of HDS or any of its subsidiaries, or (v) increase in compensation, bonus or other benefits payable or otherwise made available to any current or former director, officer or employee of HDS or any of its subsidiaries;

            10.9.10 any material dispute or, with any officer, director or employee of HDS; or any tax election or any settlement or compromise of any tax liability, in either case that is material to HDS and its subsidiaries, taken as a whole.

      10.10 No Undisclosed Material Liabilities. As of the date hereof, there are no liabilities of HDS or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

            10.10.1 liabilities or obligations provided for in HDS Balance Sheet or disclosed in the notes thereto;

            10.10.2 other liabilities or obligations, which would not, individually or in the aggregate, have a Material Adverse Effect on HDS;

            10.10.3 liabilities or obligations under this Agreement; and

            10.10.4 liabilities or obligations described in this Agreement or in
Section 10.10 of the HDS Disclosure Schedule.

      10.11 Compliance with Laws and Court Orders. HDS and each of its subsidiaries is and has been in compliance with, and to the best knowledge of HDS, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on HDS.

      10.12 Litigation. There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of HDS, threatened, against or affecting the business of HDS, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of HDS, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the 12 month period preceding the date hereof; (b) there is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of HDS ; and (c) HDS has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

      10.13 Finder's Fee. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of HDS or any of its subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement other than Adviser. Adviser has agreed that its sole compensation for acting as an adviser to HDS in connection with the Exchange and any other transactions contemplated hereby or by any other Transaction Document shall be the Adviser Shares.

      10.14 Taxes. Except as set forth in the HDS Balance Sheet (including the notes thereto) or Section 10.14 of the HDS Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect on HDS, (a) all tax returns, statements, reports and forms (collectively, the "HDS Returns") required to be filed with any taxing authority by, or with respect to, HDS and its subsidiaries and each affiliated, combined, consolidated or unitary group of which HDS is a member are true, correct and complete and have been filed in accordance with all applicable laws; (b) HDS and its subsidiaries have timely paid all taxes shown as due and payable on the HDS Returns that have been so filed (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the HDS Balance Sheet) and, as of the time of filing, the HDS Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of HDS and its subsidiaries; (c) the charges, accruals and reserves for taxes with respect to HDS and its subsidiaries reflected on the HDS Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; (d) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to HDS or any of its subsidiaries in respect of any tax where there is a reasonable possibility of an adverse determination; and (e) neither HDS nor any of its subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which HDS was the common parent.

      10.15 Employee Benefit Plans. Except as set forth in Section 10.15 of the HDS Disclosure Schedule, HDS does not maintain, nor has HDS maintained in the past, any "employee benefit plans" as defined in Section 3(3) of ERISA, or any plans, programs, policies, practices, arrangements or contracts (whether group or individual) providing for payments, benefits or reimbursements to employees of HDS, former employees, their beneficiaries and dependents under which such employees, former employees, their beneficiaries and dependents are covered through an employment relationship with HDS, any entity required to be aggregated in a controlled group or affiliated service group with HDS for purposes of ERISA or the Code (including, without limitation, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.

      10.16 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect on HDS: (a) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of HDS, is threatened by any governmental entity or other person relating to or arising out of any Environmental Law; and (b) there are no liabilities of or relating to HDS or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

      10.17 Patents and Other Proprietary Rights. HDS has all Intellectual Property Rights material to its business as currently conducted. To the best of HDS's knowledge, neither HDS nor any of its subsidiaries has not and does not violate or infringe any Intellectual Property Right of any other person, and neither HDS nor any of its subsidiaries has received any communication alleging that it violates or infringes any Intellectual Property Right of any other person. Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on HDS, neither HDS nor any of its subsidiaries has been sued for infringing any Intellectual Property Right of another person.

      10.18 Antitakeover Statutes. Excluding any statute or regulation applicable solely by virtue of the jurisdiction of incorporation of Nesco as to which HDS takes no position nor makes any representation or warranty, and except as provided in Section 10.5, no antitakeover or similar statute or regulation applies to the transactions contemplated hereby.

      10.19 Beneficial Ownership of Signatory Stockholders. The HDS Signatory Stockholders own, in the aggregate, not less than 50.1% of (a) the shares of HDS Common and (b) the shares of HDS Series B Preferred, in each case, issued and outstanding on the date hereof. Except as otherwise expressly provided herein, the HDS Signatory Stockholders shall not offer, sell, transfer, pledge, assign or otherwise dispose of any of their shares of HDS Common, HDS Series B Preferred or securities convertible into or exchangeable for HDS Common (and any Nesco Exchange Shares received in accordance with this Agreement) from the date hereof until the earlier of (a) termination of this Agreement and (b) effectuation of the Exchange Transactions.

      10.20 HDS Signatories. The HDS Signatory Stockholders include each officer, director and holder of 5% of any class of outstanding voting securities of HDS. Each HDS Signatory Stockholder agrees to vote all voting securities of HDS held by such Stockholder (and any Nesco Exchange Shares received in accordance with this Agreement) in favor of and/or to consent in writing to, the Exchange and the other transactions contemplated hereby and by the other Transaction Documents. Each HDS Signatory Stockholder covenants, represents and warrants that such Stockholder shall do all acts and things, including the execution and delivery of all documents and instruments, necessary or proper (a) to effectuate the Exchange, effectuate the Exchange Transactions and the other transactions contemplated hereby and by any of the other Transaction Documents and (b) to cause HDS to carry out its obligations hereunder and under each of the other Transaction Documents.

      10.21 No General Solicitation. Solicitation by HDS of participants in the Exchange shall be effected without use of any form of general solicitation or advertising and in all other respects in compliance with the requirements for an exemption from registration pursuant to Regulation D.

      10.22 Investment Representations.

            10.22.1 Each HDS Signatory Stockholder is acquiring Nesco Exchange Shares for investment for such Stockholder's own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

            10.22.2 Each HDS Signatory Stockholder understands, and each other Seller shall execute and deliver, at or prior to the Closing, a statement that such Seller understands, that the offer and sale of the Nesco Exchange Shares have not been and will not be registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that Nesco's reliance on such exemption is predicated on such Seller's representations set forth in Sections 10.22.2 and 10.22.4 hereof.

            10.22.3 Each HDS Signatory Stockholder hereby confirms that such Stockholder is an Accredited Investor.

            10.22.4 Each HDS Signatory Stockholder acknowledges, and each other Seller shall acknowledge in writing on or prior to the Closing Date, that such Person can bear the economic risk of this investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Exchange and the related investment in Nesco Exchange Shares.

11. COVENANTS OF NESCO AND NESCO SIGNATORY STOCKHOLDERS PENDING CLOSING. Each of
(a) the Nesco Signatory Stockholders, to the extent within such Stockholder's control, and (b) Nesco covenants that, except as otherwise provided in this Agreement, from the date hereof until the first to occur of the Closing Date and the Termination Date:

      11.1 Preservation. Nesco shall:

            11.1.1 maintain its corporate existence in good standing;

            11.1.2 preserve intact in all material respects its business organization, preserve its goodwill, exercise reasonable efforts to keep available the services of Nesco's current officers and employees, to preserve the goodwill of those having business relations with Nesco, and perform all contracts to which Nesco is a party; and

            11.1.3 maintain in effect all of its currently existing insurance coverage, if any, or substantially equivalent insurance coverage; and

            11.1.4 notify HDS immediately of any litigation or other proceeding in which Nesco or any of its executive officers or directors is named as a defendant or respondent and any claim for insurance not disclosed in detail in any Nesco SEC Filing made prior to January 1, 2004.

      11.2 Negative Covenants. Nesco shall not and the Nesco Signatory Stockholders agree they shall not, except as contemplated by this Agreement or as may be necessary to effectuate the transactions contemplated by this Agreement or any other Transaction Document, do or propose to do or vote their shares in favor of or consent to any of the following:

            11.2.1 amend or otherwise modify its certificate of incorporation or by-laws;

            11.2.2 issue, sell, dispose of or subject to any Lien or Encumbrance or authorize the issuance, sale, disposition, or creation or sufferance of any Lien or Encumbrance on, or grant or issue any option, warrant or other right to acquire, or make any agreement with respect to, any shares of any class of Nesco's capital stock or any security convertible into or exercisable for any such shares, or alter any of the terms of any outstanding security or make any change in its authorized or outstanding capital stock or its capitalization, whether by reason of any reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, any stock dividend or otherwise, or permit the exercise of any outstanding options;

            11.2.3 declare, set aside, make or pay any dividend or other distribution to any Nesco Stockholder with respect to any class of capital stock of Nesco or any NAC Entity; or

            11.2.4 redeem, purchase or otherwise acquire any of its outstanding securities;

            11.2.5 encumber any of its material assets or properties;

            11.2.6 increase the compensation or other remuneration or benefits payable or to become payable to any director or executive officer, or increase the compensation or other remuneration of benefits payable or to become payable to any other employee, consultant or agent;

            11.2.7 adopt or, except as required by applicable law, amend or make any unscheduled contribution to any employee benefit plan for or with employees, or hire any employees;

            11.2.8 enter into any material contracts or terminate or modify any contract, other than in furtherance of the purposes of this Agreement, except for any termination upon the expiration of any contract prior to the earlier of the Closing Date or Termination Date in accordance with the terms of such contract;

            11.2.9 create, incur, assume or otherwise become liable for any indebtedness in an aggregate amount in excess of $5,000, other than indebtedness directly in furtherance of the transactions contemplated by any of the Transaction Documents;

            11.2.10 commence any new operations, whether by acquiring or developing any line of business;

            11.2.11 cancel, compromise, release or waive any material receivable, claim or right;

            11.2.12 change its method of accounting or the accounting principles or practices used in the preparation of the Nesco Financial Statements, other than as required by GAAP or SEC accounting rules or as may be requested in writing by HDS's auditors;

            11.2.13 make any loan or advance to any person or acquire any capital stock or other securities or ownership interest in or any material amount of assets of any other business enterprise, or make any material capital investment or expenditure or capital improvement;

            11.2.14 institute or settle any action or proceeding before any Governmental Authority relating to Nesco, the issuance of any securities of Nesco, or any of its material assets or properties;

            11.2.15 adopt any plan of dissolution or liquidation;

            11.2.16 make any new election or change in any current election with respect to any Taxes, or settle or compromise any federal, state local or foreign Tax liability or agree to the extension of any statute of limitations;

            11.2.17 take any action that would render any of the representations or warranties of Nesco or the Nesco Signatory Stockholders contained in this Agreement misleading, untrue or incorrect in any material respect (subject to any limitations on materiality set forth therein), or cause Nesco or any Nesco Signatory Stockholder to breach or fail to satisfy or comply with any covenant, condition or agreement of Nesco or any Nesco Signatory Stockholder contained herein or in any of the other Transaction Documents in any material respect.

            11.2.18 violate the terms of the Standstill Agreement.

      11.3 Access and Information. Subject to the provisions of Section 13.3, Nesco shall comply with the provisions of Section 4.10.

      11.4 Reservation of Shares of Nesco Common. Prior to the Closing, Nesco shall have reserved for issuance pursuant to this Agreement the number of shares of Nesco Common sufficient to meet all of Nesco's obligations hereunder.

      11.5 Board of Directors.

            11.5.1 Nesco and each Nesco Signatory Stockholder who is a member of the Nesco Board hereby covenant and agree that from and after the Closing, the two (2) current members of the Nesco Board shall appoint Matthew Harriton and another Person to be designated by HDS (the "HDS Designees") to fill two (2) of the three (3) vacancies currently existing of Nesco's Board of Directors; the foregoing to be acceptable to the Nesco Board in the good faith exercise of its reasonable business judgment, which right shall not be assignable. Nesco and each Nesco Signatory Stockholder who is a member of the Nesco Board further agrees that they shall take all action necessary to nominate the HDS Designees to stand for election as directors of Nesco at the initial annual meeting of Nesco Stockholders held after the Closing and at every annual meeting thereafter unless waived by the HDS Signatory Stockholders.

            11.5.2 The HDS Designees may not be removed or replaced without the prior written consent of the HDS Signatory Stockholders (other than any such Stockholders who, at the time consent is requested, are no longer holders of Nesco Common or officers or directors of HDS) except for removal for Cause (but subject to the rights of such HDS Signatory Stockholders to designate the individual to fill any such vacancy and of the Board of Directors to accept the HDS Designee, as provided herein).

            11.5.3 Nesco agrees that the HDS Designees shall be entitled to and shall receive the same compensation as other members of the Nesco Board receive for serving on the Nesco Board.

            11.5.4 Anything contained in this Section 11.5 to the contrary notwithstanding, Nesco, the Nesco Board and each Nesco Signatory Stockholder who is a member of the Nesco Board shall not have any obligation under this Section 11 to do any act or thing which violates any provision of applicable law, rule or regulation whether of Nevada or applicable Federal or state securities law, rule or regulation.

            11.5.5 The parties shall comply with the Exchange Act, including Rule 14-f-1 promulgated thereunder, in connection with the changes to be made in the composition of the Nesco Board pursuant to this Section 11.5.

12. COVENANTS OF HDS AND HDS SIGNATORY STOCKHOLDERS PENDING CLOSING. HDS and the HDS Signatory Stockholders, as applicable, covenant and agree that except as otherwise provided in this Agreement, from the date hereof until the first to occur of the Closing Date and the Termination Date:

      12.1 Preservation. HDS shall:

            12.1.1 maintain its corporate existence in good standing;

            12.1.2 preserve intact in all material respects its business organization, preserve its goodwill, exercise reasonable efforts to keep available the services of its current officers and perform all contracts to which HDS is or becomes a party;

            12.1.3 maintain in effect all of its currently existing insurance coverage, if any, or substantially equivalent insurance coverage; and

            12.1.4 notify Nesco immediately of any litigation or other proceeding in which HDS or any of its executive officers or directors is named as a defendant or respondent.

      12.2 Negative Covenants. HDS shall not and the HDS Signatory Stockholders agree they shall not, except as contemplated by this Agreement or as may be necessary to effect the transactions contemplated by this Agreement, do or propose to do or vote their shares of HDS Common or HDS Series B Preferred or otherwise consent to any of the following:

            12.2.1 amend or otherwise modify its certificate of incorporation or by-laws;

            12.2.2 issue, sell, dispose of or subject to any Lien or Encumbrance or authorize the issuance, sale, disposition, or imposition of any Lien or Encumbrance on, or grant or issue any option, warrant or other right to acquire, or make any agreement with respect to, any shares of any class of capital stock of HDS or any security convertible into or exercisable for any such securities, or alter any of the terms of any outstanding security or make any change in its authorized or outstanding capital stock or its capitalization, whether by reason of any reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, any stock dividend or otherwise, or permit the exercise of any outstanding options;

            12.2.3 declare, set aside, make or pay any dividend or other distribution to any HDS Stockholder in respect of any class of capital stock of HDS;

            12.2.4 redeem, purchase or otherwise acquire any of its outstanding securities;

            12.2.5 increase the compensation or other remuneration or benefits payable or to become payable to any director or executive officer, or increase the compensation or other remuneration of benefits payable or to become payable to any other employee or consultant or agent;

            12.2.6 adopt or, except as required by applicable law, amend or make any unscheduled contribution to any employee benefit plan for or with employees, or hire any employees;

            12.2.7 terminate or modify any contract, other than in furtherance of the purposes of this Agreement, except for any termination upon the expiration of any contract prior to the earlier of the Closing Date or Termination Date in accordance with the terms of such contract;

            12.2.8 create, incur, assume or otherwise become liable for any indebtedness in an aggregate amount in excess of $5,000, other than indebtedness in furtherance of the transactions contemplated by any of the Transaction Documents, any indebtedness to Nesco or any of its Affiliates and indebtedness incurred in the ordinary course of business consistent with past practices;

            12.2.9 cancel, compromise, release or waive any material receivable, claim or right of HDS;

            12.2.10 adopt accounting principles or practices other than as required by GAAP or SEC accounting rules or as may be recommended by HDS's auditors;

            12.2.11 make any loan or advance to any person or acquire any capital stock or other securities, or ownership interest in or any material amount of assets, of any other business enterprise, or make any material capital investment or expenditure or capital improvement;

            12.2.12 adopt any plan of dissolution or liquidation;

            12.2.13 settle or compromise any federal, state local or foreign Tax liability or agree to the extension of any statute of limitations;

            12.2.14 take any action that would render any of the representations or warranties of HDS contained in this Agreement misleading, untrue or incorrect in any material respect (subject to any limitations on materiality set forth herein), or cause HDS or any HDS Signatory Stockholder to breach or fail to satisfy or comply with any covenant, condition or agreement of HDS or any HDS Signatory Stockholder contained herein or in any of the other Transaction Documents in any material respect; or

            12.2.15 violate the terms of the Standstill Agreement.

      12.3 Access and Information. Subject to the provisions of Section 10.2 hereof, HDS shall comply with the provisions of Section 5.2.

      12.4 Covenants of HDS Signatory Stockholders. The HDS Signatory Stockholders agree to vote their respective shares of HDS Common and/or HDS Series B Preferred in favor of, or consent to, an action that may be required to be taken by HDS Stockholders in connection with the transactions contemplated by this Agreement or any other Transaction Document.

13. CERTAIN COVENANTS OF THE PARTIES PENDING AND FOLLOWING CLOSING.

      13.1 Covenants of Nesco Signatory Stockholders and HDS Signatory Stockholders. By executing this Agreement, the Nesco Signatory Stockholders and the HDS Signatory Stockholders agree, subject to filing of the Information Statement, to vote their respective shares of voting securities of Nesco (whether held on the date hereof or acquired at any time from the date hereof through the Closing Date) in favor of, or to consent to, the following: (i) the Nesco Name Change, (ii) an increase in the number of authorized shares of Nesco Common pursuant to the Additional Capitalization Amendment and such Amendment,
(iii) the Reverse Split and the Reverse Split Amendment and (iv) election of the two HDS Directors to the Nesco Board as provided in Section 11.5 and any other actions that may be necessary or proper to effectuate any of the foregoing (the "Exchange Transactions"). Each of the Nesco Signatory Stockholders and the HDS Signatory Stockholders further acknowledges and agrees that except for the exercise or exchange of securities contemplated by this Agreement, such Stockholders may not offer, sell, transfer, pledge, assign, hypothecate or otherwise dispose of their respective securities of Nesco (whether held on the date hereof or acquired at any time from the date hereof through the Closing
Date) until the Exchange Transactions shall have been effected. Each Nesco Signatory Stockholder who is and each HDS Signatory Stockholder who becomes a member of the Nesco Board agrees to act in furtherance of the obligations provided in Section 11.5, provided, however, that anything contained in this
Section 13.1 to the contrary notwithstanding, no such Stockholder shall have any obligation under this Section to do any act or thing which violates its duties as a director under applicable law or any other provision of applicable laws, rules or regulations, whether applicable state corporate law or applicable state or Federal securities laws, rules or regulations.

      13.2 Initial 8-K. Upon execution and delivery of this Agreement, Nesco shall prepare and cause its counsel to prepare and provide to HDS and its counsel for review, a Current Report on Form 8-K for filing with the SEC with respect to such execution and delivery (the "Initial 8-K"). HDS and its counsel shall provide Nesco and its counsel with any comments on the Initial 8-K no later than one business day prior to the due date for filing same with the SEC, provided that HDS and its counsel shall have received a draft of same no later than five (5) business days prior to such due date. HDS shall provide Nesco with such information as Nesco may reasonably request in connection with the preparation of the Initial 8-K.

      13.3 Confidentiality. Each of the parties covenants and agrees to keep confidential any and all material non-public information which it has heretofore obtained or shall hereafter obtain, directly or indirectly, from Nesco or HDS pursuant to this Agreement or otherwise, and agrees to use the same only for the purposes of this Agreement but without disclosing the same to any party except as provided below, without Nesco's prior written consent; provided that the terms of this Section 13.3 shall not extend to any such information that: (a) is already publicly known; (b) has become publicly known without any fault of the disclosing party or anyone to whom HDS or Nesco has made disclosure in compliance with the terms of this Section 13.3; or (c) is required to be disclosed to any Governmental Authority as a result of operation of law, regulation, or court order; provided, however, that party wishing to make any disclosure pursuant to this clause (c) shall have first given prompt written notice, if permitted, of such requirement to HDS and Nesco and cooperates with Nesco and HDS to restrict such disclosure and/or obtain confidential treatment thereof. The foregoing notwithstanding, each of HDS and Nesco may disclose such information to its Affiliates and its directors, officers and employees and representatives or the directors, officers, employees and representatives of any of its Affiliates that have a need to know such information (collectively, the "HDS Parties" and the "Nesco Parties," respectively); provided that HDS or Nesco, as the case may be, informs such Persons of the restrictions set forth in this Section 13.3 with respect to such information and such Persons agree to comply with the provisions of this Section 13.3. Each of HDS and Nesco further agrees to give prompt notice to the other of any disclosure made by any of the HDS Parties or the Nesco Parties, respectively, in breach of this Section 13.3, to the extent HDS or Nesco, respectively, has knowledge of such disclosure; provided that HDS or Nesco, respectively, shall have no liability for losses incurred by the other party or any of its Affiliates or their respective officers, directors, stockholders, employees, or representatives solely as the result of the failure by Nesco or HDS, respectively, following its actual receipt of notice from HDS or Nesco, respectively, of disclosure of information in breach of this Agreement, to make prompt public disclosure of the information so disclosed. For purposes of this Section 13.3, the knowledge of HDS shall mean the actual knowledge of Matthew Harriton or any successors to him as Chief Executive Officer of HDS and the knowledge of Nesco shall mean the actual knowledge of its Chief Executive Officer.

      13.4 Standstill Agreement. Except as otherwise provided in this Agreement, the parties agree that the following affirmative and negative covenants apply between the date hereof and the first to occur of (a) the Closing Date and (b) termination of this Agreement (the "Standstill Agreement"):

            13.4.1 neither Nesco or any of the Nesco Signatory Stockholders shall discuss or negotiate with any other Person, or entertain or consider any inquiries, or proposals relating to any the possible issuance of any capital stock or other securities of Nesco in connection with any acquisition of another Person by Nesco or Nesco's acquisition by another Person, whether through an exchange of securities, stock or asset acquisition, merger, consolidation or otherwise; and Nesco shall, and the Nesco Signatory Stockholders shall cause Nesco to, conduct business only in the ordinary course.

            13.4.2 neither HDS or any of the HDS Signatory Stockholders shall discuss or negotiate with any other Person, or entertain or consider any inquiries, or proposals relating to any the possible issuance of any capital stock or other securities of HDS in connection with any acquisition of another Person by HDS or HDS's acquisition by another Person, whether through an exchange of securities, stock or asset acquisition, merger, consolidation or otherwise; and HDS shall, and the HDS Signatory Stockholders shall cause HDS to, conduct business only in the ordinary course.

            13.4.3 Notwithstanding the foregoing provisions of this Section 13.4, Nesco and HDS shall be free to engage in activities described in Sections
13.4.1 and 13.4.2, respectively, which are designed to further the mutual interests of the parties for the contemplated Exchange, their reorganization and advancement of HDS's business plan.

      13.5 Notification as to Certain Events. Each party shall promptly notify the others of (a) the occurrence or non-occurrence of any fact or event of which such party has knowledge that would be reasonably likely (i) to cause any representation or warranty of such party contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Closing or (ii) to cause any covenant, condition or agreement of such party in this Agreement not to be complied with or satisfied in any material respect and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect any of the representations or warranties of such party, or the right of the other party to rely thereon, or the conditions to the obligations of the parties, or the remedies available hereunder, except as otherwise provided in Section 16. The parties shall give prompt notice to the other parties of any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

      13.6 Reasonable Efforts; Further Action. Upon the terms and subject to the conditions contained herein, each of the parties hereto shall use its reasonable efforts (exercised diligently and in good faith) to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary authorizations and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. If, at any time after the Closing, any such further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Nesco and HDS immediately prior to the Closing are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary or desirable action.

      13.7 Nesco Charter Amendments. As promptly as practicable following the Closing and otherwise in compliance with the terms of this Agreement, Nesco shall increase to 400,000,000 the number of shares of Nesco Common which it is authorized to issue and thereafter effectuate the Reverse Split. Prior to the Closing Date, Nesco shall file the Certificate of Designation in Nevada in compliance with the applicable provisions of the NRS.

      13.8 Closing Report. Upon Closing, Nesco shall prepare and cause its counsel to prepare and provide to HDS and its counsel for review, a Current Report on Form 8-K for filing with the SEC with respect to the consummation of the transactions contemplated by this Agreement (the "Closing Report"). HDS and its counsel shall provide Nesco and its counsel with any comments on the draft of the Closing 8-K no later than one business day prior to the due date for filing same with the SEC, provided that HDS and its counsel shall have received a draft of same no later than five (5) business days prior to such due date. HDS shall provide Nesco with such information as Nesco may reasonably request in connection with the preparation of the Closing 8-K. HDS and Nesco shall, and shall cause their respective auditors to, cooperate in the preparation of the financial statements required to be filed with or as an amendment to the Closing Report (the "Exchange Financial Statements").

      13.9 Additional Filings. The parties shall cooperate with respect to all other filings, applications and notices required to be submitted to any Governmental Authorities and other Persons, or necessary or proper to carry out the transactions contemplated by any of the Transaction Documents.

      13.10 Lock-Up. Each participant in the Exchange, other than holders of Nesco Series A Preferred and Nesco Warrants, agrees not to offer, sell, transfer, assign pledge, hypothecate or otherwise dispose of the Nesco Common or Nesco Series B Preferred (or the Nesco Common same will convert into upon filing of the Additional Capitalization Amendment) such stockholder receives in the

Exchange for a period commencing on the date on which such holder receives such securities in the Exchange and continuing until the first anniversary of the Closing Date (the "Lock-Up").

      13.11 Underwritten Public Offering. In the event that shares of Nesco Common are registered in connection with an underwritten public offering undertaken at any time after one hundred twenty (120) days following the Closing Date, all shares of Nesco Common held by the Nesco Signatory Stockholders, the HDS Signatory Stockholders, the holder of the Nesco Stockholder Debt, and the holders of the NAC Shares, the Nesco Warrants and the Nesco Series A Preferred shall be entitled to include their shares of Nesco Common outstanding or issuable on the date hereof or immediately following the Closing, subject to underwriter cutbacks, in the underwriter's sole discretion (an "Underwritten Offering"). In the event that Nesco does not have a written agreement providing for an Underwritten Offering by the 180th day following the Closing Date, the Nesco Signatory Stockholders holding 50.1% or more, in the aggregate, of the then outstanding voting securities held by them, shall have the right to demand that Nesco register their shares for resale under the Securities Act.

14. DELIVERIES AT CLOSING.

      14.1 Nesco Deliveries. Nesco and the Nesco Signatory Stockholders shall deliver to HDS at Closing:

            14.1.1 certificates representing the Nesco Exchange Shares, duly endorsed in blank for transfer;

            14.1.2 the Nesco Exchange Debentures issuable to the holders of the HDS Term Debt and the holder of the Nesco Stockholder Debt, if such holder exercises its option to receive debentures in exchange for such Debt;

            14.1.3 a certificate of an executive officer of Nesco certifying that the representations and warranties of Nesco contained in this Agreement are true and correct on the Closing Date (except those representations and warranties which by their terms refer to another date or dates and that Nesco has satisfied all of the conditions to Closing which it is required to satisfy pursuant to this Agreement;

            14.1.4 a copy of a certificate of good standing for Nesco issued not more than five (5) days prior to Closing by the Nevada Secretary or Department of State; and

            14.1.5 a certificate of the Secretary of Nesco certifying as to the incumbency and signatures of the officers of Nesco executing and delivering documents at Closing, and that attached to such certificate are true and correct copies of the certificate of incorporation and by-laws of Nesco, each as amended to the Closing Date, and including the Additional Capitalization Amendment.

            14.1.6 opinion of counsel to Nesco to be annexed as Exhibit 14.1.6 hereto, in form and substance substantially as delivered in transactions of this nature and legally satisfactory to counsel for HDS, in the exercise of its reasonable legal judgment, provided that such opinion may be given by Nesco's New York State counsel and may refer to, and rely upon, an opinion of Nevada counsel to Nesco as to matters of Nevada law.

      14.2 HDS Deliveries. HDS and/or the HDS Signatory Stockholders shall deliver to Nesco at Closing:

            14.2.1 certificates representing their shares of HDS Common and HDS Series B Preferred or other evidence of issuance and ownership thereof;

            14.2.2 Evidence of the HDS Term Debt for cancellation upon conversion;

            14.2.3 a certificate of an executive officer of HDS certifying that the representations and warranties of HDS contained in this Agreement are true and correct on the Closing Date (except those representations and warranties which by their terms refer to another date or dates and that HDS has satisfied all of the conditions to Closing which it is required to satisfy pursuant to
Section 15 hereof;

            14.2.4 a copy of a certificate of good standing for HDS issued not more than five (5) days prior to Closing by the Department or Secretary of State of Delaware; and

            14.2.5 a certificate of the Secretary of HDS certifying as to the incumbency and signatures of the officers of HDS executing and delivering documents at Closing, and that attached to such certificate are true and correct copies of the certificate of incorporation and by-laws of HDS, each as amended to the Closing Date; and

            14.2.6 an opinion of counsel to HDS to be annexed as Exhibit 14.2.6 hereto, in form and substance substantially as delivered in transaction of this nature and legally satisfactory to counsel for Nesco, in the exercise of its reasonable legal judgment.

15. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES.

      15.1 Conditions Precedent to Obligations of All Parties. The obligations of the parties to consummate the Exchange and the other transactions contemplated hereby are subject to the satisfaction of the following conditions:

            15.1.1 Nesco shall have filed Form 99 and all other documents required to be filed by it in connection with the Exchange under New York Blue Sky Laws;

            15.1.2 there shall be no default subsisting under the secured equipment debt of HDS to Becton, Dickinson in the outstanding principal amount of $800,000 which shall not have been waived or cured, and the note evidencing such debt shall have been restructured on terms which Nesco and HDS agree can be serviced and amortized by Nesco in the ordinary course of business;

            15.1.3 HDS shall have entered into an amended deposit agreement with Cygnus Corp., pursuant to which the $800,000 deposit shall have become non-refundable and terms for applying the deposit or otherwise satisfying the deposit obligation shall have been set forth; and

            15.1.4 All required approvals of or consents to the Exchange and this Agreement of any Governmental Authority shall have been obtained which may be legally obtained on or before Closing Date.

      15.2 Conditions Precedent to Obligations of Nesco and the Nesco Signatory Stockholders. The obligations of Nesco and the Nesco Signatory Stockholders to consummate the Exchange and the other transactions contemplated hereby are subject to the satisfaction of the following conditions:

            15.2.1 Each of HDS and the HDS Signatory Stockholders shall have performed, in all material respects, all of their respective obligations under this Agreement required to be performed by it or them prior to the Closing Date;

            15.2.2 the respective representations and warranties of HDS and the HDS Signatory Stockholders contained in this Agreement and in any certificate or other writing delivered by HDS or any such Stockholder pursuant to this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such time, except to the extent that particular representations or warranties are made as of other specified date or dates, in which event, they shall be true in all material respects as of such other date or dates, respectively, and Nesco shall have received a certificate signed by an executive officer of HDS (which certificate shall not impose any personal liability on such officer) to the foregoing effect;

            15.2.3 there shall have occurred no material adverse changes in the business or financial condition of HDS between the date hereof and the Closing Date; and

            15.2.4 the holder (s)of the HDS Term Debt shall have agreed to effect the HDS Term Debt Conversion upon Closing.

      15.3 Conditions to Obligations of HDS and the HDS Signatory Stockholders. The obligations of HDS and the HDS Signatory Stockholders to consummate the Exchange and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, any of which may be waived by the HDS Board with the consent of HDS Signatories holding a majority of the HDS Common and HDS Series B Preferred held by such HDS Signatories:

            15.3.1 Each of Nesco and the Nesco Signatory Stockholders shall have performed, in all material respects, all of their respective obligations under this Agreement required to be performed by it at or prior to the Closing or the Closing Date;

            15.3.2 the respective representations and warranties of Nesco and the Nesco Signatory Stockholders contained in this Agreement and in any certificate or other writing delivered by Nesco or any such Stockholder pursuant to this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such time, except to the extent that particular representations or warranties are made as of other specified date or dates, in which event, they shall be true in all material respects as of such other date or dates, respectively, and Nesco shall have received a certificate signed by an executive officer of Nesco (which certificate shall not impose any personal liability on such officer) to the foregoing effect;

            15.3.3 there shall have occurred no material adverse changes in the business or financial condition of Nesco between the date hereof and the Closing Date; and

            15.3.4 The Nesco Warrant Conversion shall have been effected and the Nesco Special Warrants shall have been cancelled prior to the Closing Date;

            15.3.5 The Nesco Stockholder Debt shall have been converted into Nesco Debentures as provided in this Agreement prior to the Closing Date;

            15.3.6 Nesco shall have disposed of all of its right, title and interest in the NAC Entities on the terms set forth in Section 4.6 hereof prior to the Closing Date;

            15.3.7 Nesco shall use its best efforts to have its shares of Nesco Common re-admitted for quotation on the OTCBB as soon as practicable, and there shall be no inquiry pending or threatened that could bar such readmission or result in de-listing of Nesco Common for quotation or trading on the OTCBB; Nesco and the Nesco Signatory Stockholders shall be current in filing all reports and other documents required to be filed by them, respectively, with the SEC;

            15.3.8 On the Closing Date, Nesco shall have cash on hand of not less than $550,000 and outstanding payables or debt not exceeding $200,000, after giving effect to conversion of the Nesco Stockholder Debt as provided in
Section 4.4 hereof. The outstanding principal and accrued interest on the

Secured Term Loan in the principal amount of $125,000 between Hydrogel, as borrower, and Nesco, as lender, shall be deemed part of the cash on hand as required hereby;

            15.3.9 The Exchange shall not violate any Federal or state law, rule or regulation to which Nesco is subject, and Nesco shall have received all necessary approvals and consents of the Nesco Board and its Stockholders, if applicable.

            15.3.10 Other than as provided in this Agreement, immediately prior to the Closing, the number of shares of Nesco Common outstanding shall be no greater than the number outstanding on the date hereof and no other securities of Nesco shall be outstanding and there shall be no commitment outstanding to issue any such securities.

16. TERMINATION.

      16.1 Right to Terminate. This Agreement may be terminated prior to Closing, and the contemplated transactions abandoned at any time prior to the Closing Date without liability to either party, except as specified below in this Section 16:

            16.1.1 by mutual written agreement of Nesco and HDS;

            16.1.2 by Nesco or HDS if (a) any provision of any applicable law or regulation or (b) any judgment, injunction, order or decree of a court of competent jurisdiction that prohibits the consummation of the Exchange is entered and shall have become final and non-appealable, which law, regulation, judgment, injunction, order or decree is not based upon the requirement of approval of Nesco's Stockholders, provided that the party seeking to terminate this Agreement pursuant to the foregoing provisions of paragraph (b) of this
Section 16.1.2 shall have used its reasonable best efforts to remove any such injunction, order or decree.

            16.1.3 by Nesco if: (i) any of the conditions precedent to the obligations of Nesco set forth in Section 16.2 hereof shall not have been satisfied in any material respect by the Closing Date or any other date prior to the Closing provided herein for satisfaction thereof; or (ii) if, on or prior to the Closing Date, the due diligence review by Nesco or its representatives of the books and records of HDS reveals a material breach of any of the representations and warranties of HDS or any HDS Signatory Stockholder contained herein or in any certificate delivered pursuant to this Agreement or there is any material adverse change in the financial condition or results of operations of HDS from those as presented in the HDS Balance Sheet, unless such change is reflected herein or in the HDS Disclosure Schedule.

            16.1.4 by HDS (i) if any of the conditions to the obligations of HDS set forth in Section 16.3 hereof shall not have been satisfied in any material respect by the Closing Date or any other date prior to the Closing provided herein for satisfaction thereof; (ii) if, on or prior to the Closing Date, the due diligence review by HDS or its representatives of Nesco's books and records reveals a material breach of any of the representations and warranties of Nesco or any Nesco Signatory Stockholder contained herein or in any certificate delivered pursuant to this Agreement or there is any material adverse change in the business or financial condition or its results of operations of Nesco from those as presented in the Nesco Annual Report and the Nesco 10-QSB for the period ended October 31, 2003; or (iii) pursuant to Section 4.5.2.

      16.2 Termination Date; Notice of Termination. Any party may exercise its right under Section to terminate this Agreement by giving notice thereof in writing to each of the other parties (the "Termination Notice"). This Agreement shall terminate on the date on which the first Termination Notice shall have been given by HDS or Nesco pursuant to Section 18.

      16.3 Effects of Termination. In the event of termination of this Agreement pursuant to this Section 16 ("Termination"), each of the parties hereby expressly waive their rights to recover all other damages, fees, costs, and expenses, including incidental, consequential and punitive damages, from any of the other parties as a result of any termination of this Agreement; provided, however, that: (a) If either HDS or Nesco terminates this Agreement in bad faith, the non-terminating party shall be entitled to recover reasonable attorneys' and auditors' fees, costs and expenses expended in connection with the Exchange; and (b) HDS may terminate this Agreement pursuant to the provisions of Section 4.5.2. Effective as of the Termination Date, this Agreement shall forthwith become void and of no further force or effect, except for (i) the obligations set forth in this Section 16.3; and (ii) the obligations of confidentiality set forth in Section 13.3 hereof.

17. NATURE AND SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants of the parties contained herein or in any certificate or other instrument delivered by or on behalf of any of the parties pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by such party, respectively, but shall not survive the Closing, provided, however, that representations of any party with respect to any Tax matter, any Environmental Liability, any ERISA matter or matter related to any employee benefit plan shall survive until expiration of the applicable statute of limitations.

18. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

      If to Nesco or any Nesco Signatory Stockholder, to:

              Nesco Industries, Inc.
              22-09 Queens Plaza North
              Long Island City, NY 11101
              Fax No.: ____________________
              Attention: __________________

                     with a copy to:

              Davidoff & Malto LLP
              605 Third Avenue
              34th Floor
              New York, NY 10158
              Fax No.: (212) 557-7200
              Attention: Jeffrey Citron

      If to HDS or any HDS Signatory Stockholder, to:

              Hydrogel Design Systems, Inc.
              305 Madison Avenue
              Suite 4510
              New York, NY 10165
              Fax No.: (212) 808-0113
              Attention: Matthew Harriton
              Chief Executive Officer
                     with a copy to:

              Beckman, Lieberman & Barandes
              116 John Street
              Suite 1313
              New York, New York 10038
              Fax No.: (212) 608-9687
              Attention: Robert Barandes, Esq.

or to such other address or fax number as such party may hereafter specify for purposes of notice by giving notice to the other parties hereto. All such notices, requests and other communications shall be deemed given on the date of receipt by the recipient thereof, if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt, or if received later, the next succeeding business day in the place of receipt.

19. AMENDMENTS; NO WAIVERS. Any provision of this Agreement may be amended or waived prior to the first to occur of the Closing Date and the Termination Date but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

20. GOVERNING LAW; ARBITRATION. This Agreement has been prepared, negotiated and delivered in the State of New York and shall be governed by, and construed in accordance with, the laws of that State, without giving effect to the principles thereof relating to the conflict of laws. Any dispute arising pursuant to or in any way related to this Agreement or the transactions contemplated hereby shall be settled by arbitration, provided, however, that nothing in this Section shall restrict the right of either party to apply to a court of competent jurisdiction for emergency relief pending final determination of a claim by arbitration in accordance with this Section. All arbitration shall be conducted in New York, New York, in accordance with the rules and regulations of the American Arbitration Association then obtaining. The laws of New York shall govern the disposition of any such arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court of competent jurisdiction. Each party hereby submits to the jurisdiction of the American Arbitration Association and consents to the venue stated in this Section.

21. ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

22. SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

23. ENTIRE AGREEMENT. This Agreement, including all Exhibits and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written between or among any of the parties with respect to the subject matter hereof and thereof.

24. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                   APPENDIX B

              AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION
                        CHANGING THE NAME OF THE COMPANY

      The following sets forth the changes to Article FIRST of the Company's articles of incorporation:

      FIRST; The name of the Corporation is: AQUAMATRIX, INC.

AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

      The following sets forth the changes to Article FOURTH of the Company's articles of incorporation:

      FOURTH: That the total number of shares of stock which the corporation is authorized to issue is:

      (a) Common. 400,000,000 shares of Common Stock having a par value of $.001 per share.

      (b) Preferred. 1,000,000 shares of Preferred Stock having a par value of $.001 per share and to be issued in such series and to have such rights, preferences, and designations as determined by the Board of Directors of the Corporation.


                                       B-1